As filed with the Securities and Exchange Commission on March 19, 2012

Registration Number 333-178432

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARTIN MARIETTA MATERIALS, INC.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	1400	56-1848578
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2710 Wycliff Road

Raleigh, North Carolina 27607-3033

(919) 781-4550

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Roselyn R. Bar

Senior Vice President, General Counsel and Corporate Secretary

2710 Wycliff Road

Raleigh, North Carolina 27607-3033

(919) 781-4550

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Peter Allan Atkins

Eric L. Cochran

Ann Beth Stebbins

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after the effective date of this Registration Statement and all other conditions to the consummation of the offer described in this document have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, par value $0.01 per share Preferred Stock Purchase Rights	68,357,416	N/A	$4,546,550,385	$521,034.68

(1)	Each share of Martin Marietta Materials, Inc. common stock (“Martin Marietta common stock”) includes a right to purchase one one-thousandth of a share of Martin Marietta Materials, Inc. Class B preferred stock pursuant to the Rights Agreement, dated as of September 27, 2006, between Martin Marietta Materials, Inc. and American Stock Transfer & Trust Company, Inc.

(2)	Represents the maximum number of shares of Martin Marietta common stock (together with the associated preferred stock purchase rights) that can be issued in the exchange offer and second-step merger. The amount reflected above includes 114,279 shares of Martin Marietta common stock being registered in addition to the 68,243,137 shares of Martin Marietta common stock set forth on the cover page of the initial filing, which additional shares take into account an increase in the number of outstanding shares of Vulcan Materials Company common stock and shares of Vulcan Materials Company common stock issuable upon the exercise of outstanding stock options and other awards under equity compensation plans, in each case, as reported in Vulcan’s Annual Report on Form 10-K filed on February 29, 2012.

(3)	Pursuant to Rule 457(c) and Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as the sum of (A) the proposed maximum aggregate offering price set forth on the cover page of the initial filing and (B) the proposed maximum aggregate offering price with respect to the applicable additional shares of Vulcan Materials Company common stock. The proposed maximum aggregate offering price with respect to the applicable additional shares of Vulcan Materials Company common stock is equal to the product of (i) 228,558 shares of Vulcan Materials Company common stock (the applicable additional shares of Vulcan Materials Company common stock, calculated as the difference between (a) 136,714,831 shares of Vulcan common stock (129,246,844 shares of outstanding Vulcan Materials Company common stock and 7,468,987 shares of Vulcan Materials Company common stock issuable upon the exercise of outstanding stock options and other awards under equity compensation plans, in each case, as reported in Vulcan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, less 1,000 shares of Vulcan common stock owned by Martin Marietta Materials, Inc. and its affiliates), less (b) 136,486,273 shares of Vulcan common stock as calculated in the initial filing), and (ii) the average of the high and low sales prices of Vulcan Materials Company common stock as reported on the New York Stock Exchange on March 15, 2012 ($45.63).

(4)	Calculated as the product of the maximum aggregate offering price and 0.0001146. A registration fee of $1,195.18 is being paid for the registration of an additional 114,279 shares of Martin Marietta common stock. A registration fee of $519,839.50 was previously paid in connection with the initial filing of this Registration Statement with respect to 68,243,137 shares of Martin Marietta common stock. Pursuant to Rule 457(a), no additional registration fee is payable with respect to such shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus/offer to exchange may be changed. Martin Marietta Materials, Inc. may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/offer to exchange is not an offer to sell these securities and Martin Marietta Materials, Inc. is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Offer to Exchange

Each Outstanding Share of Common Stock

of

VULCAN MATERIALS COMPANY

for

0.50 Shares of Common Stock of Martin Marietta Materials, Inc.

(together with the associated preferred stock purchase rights)

by

MARTIN MARIETTA MATERIALS, INC.

Martin Marietta Materials, Inc. (“Martin Marietta”), a North Carolina corporation, is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange each of the issued and outstanding shares of common stock, par value $1.00 per share (the “Vulcan common stock”), of Vulcan Materials Company (“Vulcan”), a New Jersey corporation, for 0.50 shares (the “exchange ratio”) of the common stock, par value $0.01 per share, of Martin Marietta (together with the associated preferred stock purchase rights) (the “Martin Marietta common stock”). In addition, you will receive cash in lieu of any fractional shares of Martin Marietta common stock to which you may otherwise be entitled. We refer to this offer as the “exchange offer” or the “offer.”

Martin Marietta’s obligation to accept for exchange, and to exchange, shares of Vulcan common stock for shares of Martin Marietta common stock is subject to a number of conditions which are described in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer” beginning on page 60.

This prospectus/offer to exchange amends and supersedes information included in the prospectus/offer to exchange filed with the Securities and Exchange Commission on December 12, 2011.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 18, 2012, OR THE “EXPIRATION DATE,” UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER TO EXCHANGE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

Martin Marietta common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MLM.” Vulcan common stock trades on the NYSE under the symbol “VMC.”

FOR A DISCUSSION OF RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED “RISK FACTORS” BEGINNING ON PAGE 20.

Martin Marietta has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Martin Marietta.

As described in this prospectus/offer to exchange, Martin Marietta intends to solicit proxies through separate proxy solicitation materials in connection with Vulcan’s 2012 annual meeting of shareholders. Any such proxy solicitation will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission. MARTIN MARIETTA IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO MARTIN MARIETTA.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The dealer managers for the offer are:

Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC
Toll Free: (877) 492-8974	Toll Free: (877) 371-5947

The date of this prospectus/offer to exchange is March 19, 2012

i

THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT MARTIN MARIETTA AND VULCAN FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE “SEC,” THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE.

THIS INFORMATION IS AVAILABLE AT THE INTERNET WEBSITE THE SEC MAINTAINS AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. PLEASE SEE THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED “WHERE YOU CAN FIND MORE INFORMATION.” YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM MARTIN MARIETTA, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO MARTIN MARIETTA’S INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN MAY 11, 2012, OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE OFFER, WHICHEVER IS LATER.

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES. ANY SOLICITATION OF PROXIES BY MARTIN MARIETTA WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR THE “EXCHANGE ACT.” IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR VULCAN’S 2012 ANNUAL MEETING OF SHAREHOLDERS, MARTIN MARIETTA FILED A PRELIMINARY PROXY STATEMENT (AND AN AMENDMENT THERETO) WITH THE SEC AND INTENDS TO FILE A DEFINITIVE PROXY STATEMENT. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT OF MARTIN MARIETTA AND ACCOMPANYING PROXY CARD WILL BE MAILED TO VULCAN SHAREHOLDERS. VULCAN SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. ANY SUCH PROXY STATEMENT WILL BE FILED WITH THE SEC. VULCAN SHAREHOLDERS WILL BE ABLE TO OBTAIN A COPY OF ANY PROXY STATEMENT, AS WELL AS OTHER FILINGS CONTAINING INFORMATION ABOUT THE PARTIES (INCLUDING INFORMATION REGARDING THE PARTICIPANTS (WHICH INCLUDE MARTIN MARIETTA’S EXECUTIVE OFFICERS AND DIRECTORS AND OTHER PERSONS) IN THE PROXY SOLICITATION AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE), FREE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV. FREE COPIES OF ANY SUCH DOCUMENTS CAN ALSO BE OBTAINED BY CALLING MORROW & CO., LLC TOLL-FREE AT (877) 757-5404.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Below are some of the questions that you as a holder of shares of Vulcan Materials Company, or “Vulcan,” common stock may have regarding the exchange offer and answers to those questions. The answers to these questions do not contain all information relevant to your decision whether to tender your shares of Vulcan common stock. To better understand the offer, Martin Marietta Materials, Inc., or “Martin Marietta,” “we,” “us” or “our,” urges you to read carefully the remainder of this prospectus/offer to exchange and the accompanying letter of transmittal.

Who is offering to buy my shares of Vulcan common stock?

The offer is made by Martin Marietta, a North Carolina corporation. Martin Marietta is a leading producer of aggregates products (crushed stone, sand and gravel) for the construction industry, including infrastructure, nonresidential, residential, railroad ballast, agricultural and chemical grade stone used in environmental applications. Martin Marietta also has a specialty products segment that manufactures and markets magnesia-based chemical products used in industrial, agricultural, and environmental applications, and dolomitic lime sold primarily to the steel industry.

What are the classes and amounts of Vulcan securities Martin Marietta is offering to exchange in the offer?

We are seeking to acquire all issued and outstanding shares of common stock, par value $1.00, of Vulcan.

What will I receive for my shares of Vulcan common stock?

In exchange for each share of Vulcan common stock you validly tender and do not withdraw before the expiration date, you will receive 0.50 shares of Martin Marietta common stock, together with the associated preferred stock purchase rights (the “exchange ratio”). In addition, you will receive cash in lieu of any fractional shares of Martin Marietta common stock to which you may otherwise be entitled.

What is the value per share of Vulcan common stock in the offer?

Based on the closing prices of Martin Marietta common stock and Vulcan common stock on December 9, 2011 (the last trading day before the commencement of the offer), Martin Marietta’s offer has a value of $36.69 per share of Vulcan common stock. Based on the closing prices of Martin Marietta common stock and Vulcan common stock on March 16, 2012, Martin Marietta’s offer has a value of $44.35 per share of Vulcan common stock. Please see the section of this prospectus/offer to exchange entitled “Risk Factors” for, among other things, the effect of fluctuations in the market prices of Martin Marietta common stock and Vulcan common stock.

The offer represents a premium for Vulcan shareholders of 15% to the average exchange ratio based on closing share prices for Martin Marietta and Vulcan during the 10-day period ended December 9, 2011 and 18% to the average exchange ratio based on closing share prices for Martin Marietta and Vulcan during the 30-day period ended December 9, 2011.

Will I have to pay any fee or commission to exchange shares of Vulcan common stock?

If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is Martin Marietta making this offer?

The purpose of the offer is for Martin Marietta to acquire all of the outstanding shares of Vulcan common stock in order to combine the businesses of Martin Marietta and Vulcan. Unless we negotiate and enter into a merger agreement with Vulcan not involving an exchange offer, Martin Marietta intends, promptly after completion of the offer, to consummate a second-step merger of a wholly-owned subsidiary of Martin Marietta with and into Vulcan (the “second-step merger”). The purpose of the second-step merger is to acquire all of the issued and outstanding shares of Vulcan common stock not exchanged pursuant to the offer. Pursuant to the terms of the second-step merger, each remaining issued and outstanding share of Vulcan common stock (other than shares owned by Martin Marietta or any Vulcan or Martin Marietta wholly-owned subsidiary) will be converted into the same fraction of a share of Martin Marietta common stock as exchanged in the offer, plus cash in lieu of any fractional shares of Martin Marietta common stock.

Martin Marietta believes that the combination of the businesses of Martin Marietta and Vulcan will create significant value for Vulcan shareholders and give Vulcan shareholders a substantial ongoing equity interest in the combined company. The stock-for-stock exchange represents an immediate premium to Vulcan shareholders and an ability to participate in and benefit from the improved financial strength and flexibility of the combined company. We believe the combination of Martin Marietta and Vulcan is a compelling opportunity for Vulcan shareholders with numerous benefits, including the following:

•

Global Leader in Aggregates—The combined company will be a U.S.-based company that is the global leader in aggregates, with significant presence in the fastest growing U.S. regions and an outstanding asset base. The greatly increased size, scale and geographic reach of the combined company will result in enhanced product offerings and service to customers. The combined company will be stronger and more competitive, with the financial flexibility to take advantage of opportunities for expansion and growth, and have the size and scale to more efficiently compete for new customers.

•

Highly Complementary Businesses—Martin Marietta’s and Vulcan’s complementary footprints will give the combined company increased geographic reach. In addition, Martin Marietta’s and Vulcan’s highly complementary businesses and locations will allow the combined company to improve efficiency in production and distribution, and to better serve its customers.

•

Improved Financial Strength—A combination of Martin Marietta and Vulcan will give Vulcan enhanced financial flexibility through deleveraging. After experiencing five recent downgrades in the ratings for its debt securities, Vulcan would benefit from the enhanced financial strength resulting from the combined company’s balance sheet. Pro forma leverage of the combined company will be significantly reduced from the leverage of Vulcan on a stand-alone basis. Based on publicly available information, we estimate that the combined company’s pro forma debt-to-adjusted EBITDA (excluding synergies) would be 5.6x for the twelve months ended December 31, 2011, as compared to Vulcan’s pro forma debt-to-adjusted EBITDA for the same period, which was 8.3x (please see the section of this prospectus/offer to exchange entitled “Non-GAAP Financial Measures”). We expect that the debt ratings for the combined company will be better than the ratings for Vulcan debt on a stand-alone basis.

•

Enhanced Ability to Withstand Challenging Economic Conditions—The aggregates industry has faced difficult economic conditions in recent years, and a sustained downturn in construction and infrastructure spending will present continuing challenges to both Vulcan and Martin Marietta. With the timing of an economic recovery uncertain, Vulcan shareholders will directly benefit from the cost savings created by a combination of Vulcan and Martin Marietta and the disciplined approach of Martin Marietta management to ongoing cost management. With a lower cost structure, the combined company will be better able to withstand difficult economic conditions, and will be well-positioned to achieve higher profitability sooner when a recovery occurs.

•

Proven Management Team—Vulcan shareholders will benefit from the skills and experience of the respected Martin Marietta management team. Vulcan shareholders have experienced several years of disappointing Vulcan performance, as Vulcan management has not taken the difficult actions required

v

in an economic downturn. Although Martin Marietta’s operating performance and stock price have been affected by macroeconomic conditions, Martin Marietta has consistently outperformed Vulcan by containing costs, divesting less profitable assets, reinvesting in its own business to improve plant efficiencies and capacity limits, and focusing on strengthening its balance sheet. Martin Marietta management has followed a disciplined growth strategy, which in the downturn, has differentiated it from other companies in the industry that overpaid for assets in previous years. Vulcan shareholders will experience immediate benefits from the implementation of cost containment policies (including improved purchasing efficiencies from the combined company’s greater scale and the elimination of duplicative operating and selling, general and administrative (“SG&A”) functions), and under the stewardship of Martin Marietta management, will benefit in the future from a rational and disciplined approach to acquisitions and business combinations.

•

Value Creation Potential for All Shareholders—The all-stock nature of the offer will allow shareholders of Vulcan to participate in the growth and long-term value creation potential of the combined company. Although no assurance can be given that any particular level of cost savings and other synergies will be achieved, based on publicly available information and the Company’s experience and judgment, we anticipate significant annual cost synergies ranging from $200 million to $250 million, derived from a combination of operating efficiencies and the elimination of duplicative operational and corporate functions. Specifically, these expected synergies comprise the following categories: (1) improved purchasing efficiencies from greater scale (approximately $50-60 million of expected synergies); (2) elimination of duplicative operating functions (approximately $50-60 million of expected synergies); and (3) elimination of duplicative SG&A functions (approximately $100-130 million of expected synergies). Vulcan shareholders, through their ongoing equity ownership in the combined company, would benefit from the value created by these synergies. Martin Marietta notes that its estimate of expected synergies is not affected by Vulcan’s cost-savings plan announced on December 19, 2011 in light of Martin Marietta’s significant reservations regarding the plan’s efficacy, including Martin Marietta’s belief that Vulcan has not taken, and is unwilling to take, significant actions required to create more meaningful savings (as described on page 33 of the section of this prospectus/offer to exchange entitled “Background and Reasons for the Offer—Background of the Offer”). Additionally, on February 21, 2012, Martin Marietta announced that it had serious reservations about the credibility of Vulcan’s profit enhancement plan announced on February 16, 2012, based on, among other things, Martin Marietta’s belief that the plan appeared to have been crafted solely in response to Martin Marietta’s proposed business combination.

•

Continuing Substantial Equity Ownership by Vulcan Shareholders—Vulcan shareholders will have substantial ongoing equity ownership in the combined company. Vulcan shareholders would not be foregoing any opportunity for a future control premium, as the combined company will be stronger and more profitable than either Vulcan or Martin Marietta on a stand-alone basis.

•

Receipt of Premium by Vulcan Shareholders—In addition to the long-term benefits arising out of ownership in the combined company, Vulcan shareholders will also be receiving a significant premium in the offer. Vulcan shareholders would receive a premium of 15% to the average exchange ratio based on closing share prices for Martin Marietta and Vulcan during the 10-day period ended December 9, 2011 and 18% to the average exchange ratio based on closing share prices for Martin Marietta and Vulcan during the 30-day period ended December 9, 2011.

•

Restoration of a Meaningful Dividend—Vulcan has decreased its quarterly dividend and announced a dividend of only $0.01 per share for the quarter ending December 31, 2011. Martin Marietta has maintained the level of its quarterly dividends to Martin Marietta shareholders. We expect that the combined company would have the cash flow and financial flexibility to pay a meaningful dividend to shareholders of the combined company, in line with Martin Marietta’s historical practices. It is Martin Marietta’s objective to maintain such dividend at Martin Marietta’s current rate ($1.60 per Martin Marietta share annually, equivalent to $0.80 per Vulcan share annually, based on the exchange ratio).

•

No Significant Regulatory Hurdles to Business Combination—Martin Marietta filed the required notification and report form with respect to the offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) on December 16, 2011. On January 17, 2012, Martin Marietta received a request for additional information (the “Second Request”) from the Antitrust Division. Although there is some overlap in some regions served by Martin Marietta and Vulcan, we believe that such overlap is limited and that there would be numerous parties interested in purchasing any assets required to be divested. Martin Marietta expects that any asset divestitures supporting regulatory approvals in connection with a business combination of Vulcan and Martin Marietta would not present significant hurdles to completion of a transaction. While the scope and identity of divestitures is still under discussion with the Antitrust Division, Martin Marietta expects that required divestitures will generate cash proceeds, a portion of which will be used to satisfy taxes in respect of any gain on sale of the applicable assets and related transaction costs (which costs are not expected to be material to the proposed transaction). Martin Marietta is also exploring the potential use of asset swap transactions to minimize the loss of revenue and adverse tax consequences of any divestitures. While Martin Marietta is not able to estimate the impact of divestitures on synergies expected to be realized from the proposed combination in light of the pending regulatory review process, Martin Marietta believes that the impact of any required divestitures on such synergies will be immaterial. On February 10, 2012, Martin Marietta entered into an agreement (the “Timing Agreement”) with the Antitrust Division with respect to the timing of steps to be taken in connection with the Antitrust Division’s review of the proposed combination with Vulcan. The Timing Agreement provides that, in the second half of April 2012, Martin Marietta and the Antitrust Division investigating staff will discuss resolution of any antitrust concerns in an effort to reach agreement on a consent order. If agreement with the Antitrust Division on a consent order is not reached on that timeline, the Timing Agreement provides that Martin Marietta will not seek to close the proposed transaction prior to mid-August without the consent of the Antitrust Division.

Martin Marietta expects that Vulcan shareholders will begin to realize many of these benefits immediately following the consummation of the proposed transaction (with cost synergies expected to be realized within three years, based on Martin Marietta’s experience and judgment, including with respect to the expected process and timeline to successfully integrate the operations, management and other employees and information and business intelligence systems of the two companies and apply Martin Marietta’s cost management strategies to Vulcan, in each case, while minimizing disruption to the combined company’s business). There can be no assurance, however, that these expected benefits will be realized or, if realized, as to the timing of such realization.

Please see the sections of this prospectus/offer to exchange entitled “Background and Reasons for the Offer—Reasons for the Offer, “Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger” and “Forward-Looking Statements.”

Have you discussed this exchange offer with Vulcan?

Martin Marietta has previously expressed a desire to enter into a negotiated business combination with Vulcan, and from time to time over the past several years they have discussed a potential business combination. Most recently, the parties had discussions which began in the second quarter of 2010 about the financial and strategic merits and potential terms of a business combination of Martin Marietta and Vulcan, and such discussions continued into mid 2011. However, despite Martin Marietta’s continuing interest, Vulcan disengaged from discussions. Thereafter, Martin Marietta determined to commence this exchange offer. Concurrently with commencement of the exchange offer, Martin Marietta made a written proposal to Vulcan for a business combination between Vulcan and Martin Marietta, in which Martin Marietta informed Vulcan of its commencement of the exchange offer, advised Vulcan of its intention to submit five nominees for election as independent directors at Vulcan’s 2012 annual meeting of shareholders and delivered to Vulcan a proposed form merger agreement.

In response to the commencement of our offer on December 12, 2011, Vulcan filed with the SEC on December 22, 2011 a Solicitation/Recommendation Statement on Schedule 14D-9, or the “Schedule 14D-9,” reporting that Vulcan’s board of directors had determined to recommend that Vulcan shareholders reject our exchange offer and not tender their shares of Vulcan common stock to us.

Please see the section of this prospectus/offer to exchange entitled “Background and Reasons for the Offer—Background of the Offer.”

What are your plans with respect to leadership of the combined company?

As indicated in Martin Marietta’s December 12, 2011 proposal letter to Vulcan, Martin Marietta envisions a combined company board of directors, with Donald M. James, Vulcan’s Chairman and Chief Executive Officer, as Chairman of the Board, and a senior management team consisting of C. Howard Nye, Martin Marietta’s President and Chief Executive Officer, as President and Chief Executive Officer, with other senior leaders from each organization on a “best athlete” approach. Martin Marietta envisions that there would be a blending of officers from Martin Marietta and Vulcan in the combined company, based on a review of individual qualifications and discussions with the applicable employees. As Martin Marietta has not had an opportunity to review non-public information regarding the Vulcan management team in connection with the proposed transaction, Martin Marietta has not made a determination with respect to the specific roles of Martin Marietta and/or Vulcan officers in the combined company.

Will I be taxed on the Martin Marietta common stock and cash, if any, I receive?

The offer and the second-step merger are intended to qualify as component parts of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the “Internal Revenue Code.” Provided that certain factual representations and assumptions are accurate, your receipt of shares of Martin Marietta common stock pursuant to the offer or the second-step merger will not be a taxable transaction for U.S. federal income tax purposes, except to the extent of any cash you receive in lieu of a fractional share of Martin Marietta common stock. It will be a condition to effecting the second-step merger that Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Martin Marietta, render an opinion to the effect that the offer and the second-step merger, taken together, will qualify as a reorganization. If, contrary to expectations, the offer is completed but the second-step merger does not occur for any reason, you will likely recognize a taxable gain or loss if you receive shares of Martin Marietta common stock in exchange for your shares of Vulcan common stock pursuant to the offer. It is not a condition to Martin Marietta’s obligation to exchange shares pursuant to the offer that Skadden, Arps, Slate, Meagher & Flom LLP render the tax opinion referenced above.

For more information, please see the section of this prospectus/offer to exchange under the caption “The Exchange Offer—Material Federal Income Tax Consequences.”

Martin Marietta urges you to contact your own tax advisor to determine the particular tax consequences to you as a result of the offer and/or the second-step merger.

What are the conditions of the offer?

The offer is conditioned upon, among other things, the following:

•

Merger Agreement Condition—Vulcan shall have entered into a definitive merger agreement with Martin Marietta with respect to the proposed transaction that is reasonably satisfactory to Martin Marietta and Vulcan. Such merger agreement shall provide, among other things, that:

•

the board of directors of Vulcan has approved the proposed transaction and irrevocably exempted the transaction from the restrictions imposed by the New Jersey Shareholder Protection Act, if applicable; and

•	the board of directors of Vulcan has removed any other impediment to the consummation of the transaction.

Martin Marietta considers the proposed form merger agreement delivered to Vulcan on December 12, 2011 to be reasonably satisfactory, and is prepared to enter into an agreement with Vulcan in substantially the form thereof.

For a summary of the proposed form merger agreement delivered to Vulcan on December 12, 2011, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Summary of the Form Merger Agreement.”

•	Regulatory Condition—Any applicable waiting period under the HSR Act shall have expired or been terminated prior to the expiration of the offer.

•

Minimum Tender Condition—Vulcan shareholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Vulcan common stock that, when added to the shares of Vulcan common stock then owned by Martin Marietta or any of its subsidiaries, shall constitute 80% of the voting power of Vulcan’s outstanding capital stock entitled to vote on transactions covered under Article VIII, Section A of Vulcan’s restated certificate of incorporation. If there is a favorable outcome in the New Jersey litigation with respect to this provision of Vulcan’s Restated Articles of Incorporation as described in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Litigation,” then we will amend this condition so as to require the minimum tender of a majority of the voting power of the outstanding Vulcan common stock (which would be sufficient voting power to approve the second-step merger without the affirmative vote of any other shareholder of Vulcan).

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Registration Statement Condition—The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act of 1933 (the “Securities Act”), no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Martin Marietta shall have received all necessary state securities law or “blue sky” authorizations.

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Shareholder Approval Condition—The shareholders of Martin Marietta shall have approved (1) an amendment to Martin Marietta’s Restated Articles of Incorporation to increase the number of authorized shares of Martin Marietta common stock and implement any change to the name of the combined company, and (2) the issuance of shares of Martin Marietta common stock pursuant to the offer and the second-step merger as required under the rules of the NYSE (together referred to as the “Martin Marietta shareholder approvals”). Martin Marietta intends for such items to be proposed for approval at a special meeting of Martin Marietta shareholders convened for such purpose.

•	NYSE Listing Condition—The shares of Martin Marietta common stock to be issued pursuant to the offer and the second-step merger shall have been approved for listing on the NYSE.

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Due Diligence Condition—Martin Marietta shall have completed to its reasonable satisfaction customary confirmatory due diligence of Vulcan’s non-public information on Vulcan’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Vulcan’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of the offer.

The offer is subject to a number of additional conditions referred to below in the section entitled “The Exchange Offer—Conditions of the Offer.”

How long will it take to complete your proposed transaction?

The timing of completing the offer and the second-step merger will depend, among other things, on if and when Vulcan enters into a definitive merger agreement with us.

Do you intend to replace Vulcan’s board of directors or make any proposals at Vulcan’s 2012 annual meeting of shareholders?

Martin Marietta submitted a notice letter to Vulcan on January 24, 2012, as amended and restated by a notice letter submitted to Vulcan on January 30, 2012 and a supplement submitted to Vulcan on February 13, 2012, nominating five persons, Philip R. Lochner, Jr., J. Keith Matheney, Edward W. Moneypenny, Karen R. Osar and V. James Sardo (and A. Jay Meyerson as an alternate nominee), to be considered for election to the board of directors of Vulcan at Vulcan’s 2012 annual meeting of shareholders. On March 15, 2012, Vulcan announced that, in connection with the retirement of Philip Carroll, Jr. (a Vulcan director), the Vulcan board of directors had taken action to decrease the size of the Vulcan board from 11 to 10 directors effective immediately prior to Vulcan’s 2012 annual meeting and that there only would be four seats on the Vulcan board of directors up for election at such annual meeting. As a result, Messrs. Lochner, Moneypenny and Sardo, and Ms. Osar, will serve as Martin Marietta’s four nominees, with Messrs. Matheney and Meyerson serving as alternate nominees. Vulcan has not yet announced the date for its 2012 annual meeting of shareholders. Vulcan’s 2011 annual meeting of shareholders was held in May 2011, and Vulcan’s by-laws generally provide that the annual meeting shall be held on a day in April or May as may be fixed by the Vulcan board of directors.

We are proposing to nominate and elect these individuals to give you another direct voice with respect to our offer. We believe that the election of our nominees will demonstrate that Vulcan shareholders support a combination with Martin Marietta. If our nominees are elected, they would be obligated to act in accordance with their duties as directors of Vulcan. If elected, our nominees could take steps to try to persuade Vulcan’s other board members to support and facilitate the offer should the nominees, as new directors, deem it appropriate in the exercise of their duties to Vulcan and the Vulcan shareholders. Vulcan’s board of directors is divided into three separate classes which are elected in staggered three-year terms. Only one class of directors is elected per year. If Martin Marietta’s nominees are elected to Vulcan’s board of directors, they will still not constitute a majority of Vulcan’s board of directors. If a combination of the business of Martin Marietta and Vulcan has not occurred before then, Martin Marietta presently intends to nominate additional persons to be considered for election to Vulcan’s board of directors at Vulcan’s 2013 annual meeting of shareholders and to ultimately replace a majority of the directors of Vulcan with its own nominees.

In connection with the solicitation of proxies to vote in favor of the election of Martin Marietta’s nominees at Vulcan’s 2012 annual meeting of shareholders, Martin Marietta filed a preliminary proxy statement (and an amendment thereto) with the SEC and intends to file a definitive proxy statement. When completed, the definitive proxy statement of Martin Marietta and accompanying proxy card will be mailed to Vulcan shareholders. This offer does not constitute a solicitation of proxies in connection with such matter. Any such solicitation will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

Do I need to grant a proxy to Martin Marietta in connection with the proxy solicitations if I wish to accept the offer?

No. Your ability to tender your shares of Vulcan common stock in the offer is not conditioned on Vulcan shareholders granting proxies to Martin Marietta in connection with its proxy solicitation discussed above. However, a tendering shareholder will irrevocably appoint designees of Martin Marietta as such shareholder’s agents, attorneys-in-fact and proxies, effective as of and only to the extent that Martin Marietta accepts such tendered shares for exchange.

You may validly tender your shares of Vulcan common stock in the offer, regardless of whether or how you intend to vote for our nominees to Vulcan’s board.

Do I have to vote to approve the offer or the second-step merger?

No. Your vote is not required. You simply need to tender your shares if you choose to do so. However, Martin Marietta intends to complete the exchange offer only if a sufficient number of shares of Vulcan common stock are tendered in the exchange offer such that the minimum tender condition is satisfied.

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Both the board of directors of Vulcan and Vulcan shareholders will be required to approve the second-step merger, unless Martin Marietta is able to consummate the second-step merger as a “short-form” merger pursuant to Section 14A:10-5.1 of the New Jersey Business Corporation Act, in which case neither the Vulcan board of directors nor the Vulcan shareholders will be required to approve the second-step merger. Such short-form merger may be accomplished if at least 90% of the then outstanding shares of Vulcan common stock are acquired. Any solicitation of proxies from Vulcan shareholders to approve the second-step merger will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

Is Martin Marietta’s financial condition relevant to my decision to tender shares of Vulcan common stock in the offer?

Yes. Martin Marietta’s financial condition is relevant to your decision to tender your shares of Vulcan common stock because shares of Vulcan common stock accepted in the offer will be exchanged for shares of Martin Marietta common stock. You should therefore consider Martin Marietta’s financial condition before you decide to become one of Martin Marietta’s shareholders through the offer. You also should consider the possible effect that the combination of the businesses of Martin Marietta and Vulcan will have on Martin Marietta’s financial condition. This prospectus/offer to exchange contains financial information regarding Martin Marietta and Vulcan, as well as pro forma financial information (which does not reflect any of our expected synergies, or any divestitures which may be necessary to obtain regulatory approvals) for the proposed combination of Martin Marietta and Vulcan, all of which we encourage you to review.

Does Martin Marietta have the financial resources to complete the offer and the second-step merger?

The offer is not subject to a financing condition. Martin Marietta is offering 0.50 shares of its common stock for each share of Vulcan common stock. Martin Marietta estimates that the total amount of cash required to pay all fees, expenses and other related amounts incurred in connection with the offer and the second-step merger will be approximately $75 million (excluding any cash required to pay for any fractional shares in the offer and the second-step merger, which we expect will be a de minimis amount, and any litigation or refinancing expenses), which Martin Marietta expects to pay with cash on hand. The estimated amount of cash required is based on Martin Marietta’s due diligence review of Vulcan’s publicly available information to date and is subject to change. For a further discussion of the risks relating to Martin Marietta’s limited due diligence review, please see “Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger.”

Vulcan had approximately $2.8 billion aggregate principal amount of outstanding senior unsecured notes as of December 31, 2011. Martin Marietta does not presently intend to redeem or refinance any of Vulcan’s senior unsecured notes in connection with the transactions contemplated by the offer. Completion of the offer may constitute a “change of control” under the terms of Vulcan’s senior unsecured notes. If completion of the offer constitutes a change of control and if there is a downgrade of the credit rating of any series of Vulcan’s senior unsecured notes by both Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) to a rating below “investment grade” (regardless of whether the rating prior to such downgrade was investment grade or below investment grade) prior to 60 days following consummation of such change of control (which period may be extended for up to an additional 60 days in certain circumstances), Vulcan would be required to offer to repurchase each holder’s notes of such series at a purchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest.

We may elect to implement alternative structures pursuant to the form merger agreement to effect the proposed transaction taking into account, among other things, any implications of the proposed transaction under Vulcan’s senior unsecured notes. Pursuant to the terms of the form merger agreement delivered to Vulcan concurrently with Martin Marietta’s business combination proposal, Martin Marietta would have the right to require that, prior to the closing of the transaction, Vulcan cooperate with Martin Marietta (and, as applicable, amend the merger agreement) to implement the transactions through an alternative transaction structure. Under the terms of the form merger agreement, Martin Marietta can request that Vulcan implement the transaction either (i) through a newly formed holding company of Martin Marietta or (ii) as may otherwise be requested by Martin Marietta (so long as Vulcan’s shareholders receive the substantially equivalent economic benefit compared to the economic benefit Vulcan’s shareholders would have received upon consummation of the transactions under the structure contemplated by the form merger agreement).

Martin Marietta is not currently considering any alternative structures other than a transaction through a newly formed holding company. This holding company structure would not constitute a change of control of Vulcan’s senior unsecured notes. However, it is possible that a holding company structure may have other implications with respect to Vulcan, Martin Marietta and/or the combined company, including in certain circumstances potentially requiring an offer to repurchase certain of Martin Marietta’s existing debt. As of December 31, 2011, Martin Marietta had approximately $550 million aggregate principal amount of senior unsecured notes, under the terms of which a holding company or other alternative transaction structure may constitute a “change of control.” If completion of the offer constitutes a change of control and if there is a downgrade of the credit rating of any series of Martin Marietta’s senior unsecured notes by S&P and Moody’s (or, in the case of the 6.60% senior notes due 2018, by at least two of Fitch Inc., S&P and Moody’s) to a rating below “investment grade” (regardless of whether the rating prior to such downgrade was investment grade or below investment grade) prior to 60 days following consummation of the change of control (which period may be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade), and, in the case of the 6.25% senior notes due 2037, if either S&P or Moody’s publicly announces or informs the trustee in writing that such downgrade was the result, in whole or in part, of any event or circumstance relating to the change of control, Martin Marietta would be required to offer to repurchase each holder’s notes of such series at a purchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest. Although no assurance can be given as to the terms or availability of refinancing capital, and no new financing commitments have been entered into as of the date of this prospectus/offer to exchange in respect of any repurchase or refinancing, Martin Marietta currently expects that any repurchase or refinancing of its senior unsecured notes, if required, could be funded through a combination of cash on hand and borrowings under new and/or existing financing arrangements. Except as described above, Martin Marietta does not expect that the consummation of the transactions through a newly formed holding company structure will result in any material adverse consequences relative to the transaction structure described in this prospectus/offer to exchange.

If following the completion of the offer, Vulcan is obligated to offer to repurchase Vulcan’s outstanding senior unsecured notes, Martin Marietta may not be able to obtain sufficient capital to repurchase or refinance Vulcan’s outstanding senior unsecured notes in these circumstances. Since August 2010, the credit rating of Vulcan’s senior unsecured notes has been downgraded three times by Moody’s and two times by S&P. Prior to Martin Marietta’s December 12, 2011 announcement of the proposed transaction, both Moody’s and S&P had a “negative” credit outlook for Vulcan. Since the announcement of Martin Marietta’s proposal, Moody’s has placed Vulcan’s rating “under review, direction uncertain” and S&P has placed Vulcan on “CreditWatch Positive.” Failure to repurchase the notes as required would result in an event of default under the terms of the notes, which could put Vulcan in default under agreements governing its other indebtedness, including the acceleration of the payment of any borrowings thereunder, and may have an adverse effect on the value of the stock of Vulcan and, indirectly, on the value of the stock of Martin Marietta and the ability of the combined company to maintain the dividend Martin Marietta expects it to pay. Martin Marietta’s offer is not conditioned on Martin Marietta having adequate funding to repurchase notes of Vulcan or Martin Marietta in the event such repurchase obligations are triggered by the consummation of the offer or any alternative transaction structure. For a further discussion of the risks relating to Vulcan’s indebtedness, please see “Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger—Following consummation of the transactions contemplated by the offer, the credit rating of Vulcan’s indebtedness could be downgraded, which in certain circumstances could give rise to an obligation to redeem Vulcan’s existing indebtedness.”

On December 15, 2011, Vulcan entered into a new five-year credit agreement providing for a $600 million asset based lending credit facility with SunTrust Bank, as administrative agent, and the lenders and other parties thereto. Consummation of the transactions contemplated by the offer may result in a default under Vulcan’s new $600 million Credit Agreement unless the requisite lenders thereunder consent to such transactions. In connection with the consummation of the proposed transaction, Martin Marietta expects to replace Vulcan’s $600 million Credit Agreement, as well as Martin Marietta’s existing $600 million credit agreement dated March 31, 2011 and its existing $100 million accounts receivable facility dated April 21, 2009, and refinance any amounts outstanding under such credit facilities. As of December 31, 2011, approximately $385 million was outstanding under Martin Marietta’s credit facilities. No assurance can be given as to the terms or availability of refinancing capital.

What percentage of Martin Marietta common stock will former holders of Vulcan common stock own after the offer?

Martin Marietta estimates that if all shares of Vulcan common stock are exchanged pursuant to the offer and the second-step merger, former Vulcan shareholders would own, in the aggregate, approximately 58% of the outstanding shares of Martin Marietta common stock. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Ownership of the Combined Company After the Offer.”

When does your offer expire? Can the offer be extended and, if so, under what circumstances?

The offer is scheduled to expire at 5:00 p.m., New York City time, on May 18, 2012, which is the initial expiration date, unless further extended by Martin Marietta. When we make reference to “the expiration of the offer” anywhere in this prospectus/offer to exchange, this is the time to which we are referring, including, when applicable, any extension period that may apply. For more information, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Extension, Termination and Amendment.”

Martin Marietta may, in its sole discretion, extend the offer at any time or from time to time until the expiration of the offer. For instance, the offer may be extended if any of the conditions specified in “The Exchange Offer—Conditions of the Offer” are not satisfied prior to the scheduled expiration date of the offer. Martin Marietta may also elect to provide a “subsequent offering period” for the offer. A subsequent offering period would not be an extension of the offer. Rather, a subsequent offering period would be an additional period of time, beginning after Martin Marietta has accepted for exchange all shares tendered during the offer, during which shareholders who did not tender their shares in the offer may tender their shares and receive the same consideration provided in the offer. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

The offer is conditioned upon, among other things, Vulcan entering into a merger agreement with Martin Marietta that is reasonably satisfactory to the parties, the receipt of the Martin Marietta shareholder approvals and the expiration or termination of any applicable waiting period under the HSR Act. We have not commenced the process of obtaining the approval of Martin Marietta shareholders by filing a preliminary proxy statement with the SEC, and therefore we may not be in a position to obtain the requisite approval of our shareholders prior to the current expiration date of the offer. Any decision to extend the offer, including for how long, will be made at such time. The expiration date may also be subject to multiple extensions. Any decision to extend the offer will be made public by an announcement regarding such extension as described under “The Exchange Offer—Extension, Termination and Amendment.”

How and when do I tender my shares?

To tender shares into the offer, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, LLC, the exchange agent for the offer, not later than the time the offer expires. You may tender your shares at any time prior to the expiration date (which will be subject to withdrawal rights as described herein) — you do not have to wait until the expiration date to tender your shares. The letter of transmittal is enclosed with this prospectus/offer to exchange. If your shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

If you are unable to deliver any required document or instrument to the exchange agent by the expiration of the offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the exchange agent by using the enclosed notice of guaranteed delivery. For the tender to be valid, however, the exchange agent must receive the missing items within three NYSE trading days after the date of execution of such notice of guaranteed delivery. If you cannot deliver all necessary documents to the exchange agent in time, you may be able to complete and deliver to the exchange agent, in lieu of the missing documents, the enclosed notice of guaranteed delivery, provided you are able to comply fully with its terms. In all cases, an exchange of tendered shares will be made only after timely receipt by the exchange agent of certificates for such shares (or a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

For a complete discussion on the procedures for tendering your shares, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Procedure for Tendering.”

Until what time can I withdraw tendered shares?

You may withdraw previously tendered shares at any time prior to the expiration of the offer and thereafter you may withdraw such shares at any time until Martin Marietta accepts such shares for exchange in the offer. Shares of Vulcan common stock tendered during the subsequent offering period, if any, may not be withdrawn. For a complete discussion on the procedures for withdrawing your shares, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Withdrawal Rights.”

How do I withdraw previously tendered shares?

To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the exchange agent while you still have the right to withdraw. If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares. For a complete discussion on the procedures for withdrawing your shares, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Withdrawal Rights.”

When and how will I receive the offer consideration in exchange for my tendered shares?

Martin Marietta will exchange all validly tendered and not properly withdrawn shares promptly after the expiration date of the offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the offer, as set forth in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer.” We will deliver the consideration for your validly tendered and not properly withdrawn shares of Vulcan common stock by depositing the stock consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving the offer consideration from us and transmitting such consideration to you. In all cases, an exchange of tendered shares of Vulcan common stock will be made only after timely receipt by the exchange agent of certificates for such shares (or a confirmation of a book-entry transfer of such shares as described in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Procedure for Tendering”) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

Are dissenters’ rights available in either the offer or the second-step merger?

No appraisal or dissenters’ rights are available in connection with the offer. For more information regarding dissenters’ rights, including in connection with the second-step merger, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Appraisal/Dissenters’ Rights.”

What is the market value of my shares of Vulcan common stock as of a recent date?

On December 9, 2011, the last trading day prior to commencement of the offer, the closing price of a share of Vulcan common stock was $33.55. On March 16, 2012, the last trading day prior to the filing of this prospectus/offer to exchange, the closing price of a share of Vulcan common stock was $45.72. Vulcan shareholders are encouraged to obtain a recent quotation for shares of Vulcan and Martin Marietta common stock before deciding whether or not to tender your shares.

Where can I find more information on Martin Marietta and Vulcan?

You can find more information about Martin Marietta and Vulcan from various sources described in the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

Whom can I talk to if I have questions about the offer?

You can call the information agent or the dealer managers for the offer.

The information agent for the offer is:

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Shareholders May Call Toll Free:    (877) 757-5404 Banks and Brokerage Firms May Call:        (800) 662-5200 E-mail: exchangeofferinfo@morrowco.com

The dealer managers for the offer are:

Deutsche Bank Securities Inc. Toll Free: (877) 492-8974	J.P. Morgan Securities LLC Toll Free: (877) 371-5947

The date of this prospectus/offer to exchange is March 19, 2012

NOTE ON VULCAN INFORMATION

All information concerning Vulcan, its business, management and operations presented or incorporated by reference in this prospectus/offer to exchange is taken from publicly available information (primarily filings by Vulcan with the SEC). This information may be examined and copies may be obtained at the places and in the manner set forth in the section entitled “Where You Can Find More Information.” Martin Marietta is not affiliated with Vulcan, and Martin Marietta has not had access to Vulcan’s books and records in connection with the offer. Therefore, non-public information concerning Vulcan has not been used by Martin Marietta for the purpose of preparing this prospectus/offer to exchange. Although Martin Marietta has no knowledge that would indicate that statements relating to Vulcan contained or incorporated by reference in this prospectus/offer to exchange are inaccurate or incomplete, Martin Marietta was not involved in the preparation of those statements and cannot verify them.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Martin Marietta requested that Vulcan provide Martin Marietta with information required for complete disclosure regarding the businesses, operations, financial condition and management of Vulcan. As of the date of this prospectus/offer to exchange, Martin Marietta has not received a response from Vulcan with respect to such request. Martin Marietta will amend or supplement this prospectus/offer to exchange to provide any and all information Martin Marietta receives from Vulcan, if Martin Marietta receives the information before Martin Marietta’s offer to exchange expires and Martin Marietta considers it to be material, reliable and appropriate.

An auditor’s report was issued on Vulcan’s financial statements and included in Vulcan’s filings with the SEC. Pursuant to Rule 439 under the Securities Act, Martin Marietta requires the consent of Vulcan’s independent auditors to incorporate by reference their audit reports included in Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2011 into this prospectus/offer to exchange. Martin Marietta requested and has, as of the date hereof, not received, such consent of Vulcan’s independent auditors. We have requested dispensation pursuant to Rule 437 under the Securities Act from this requirement. If Martin Marietta receives the consent of Vulcan’s independent auditors, Martin Marietta will promptly file it as an exhibit to Martin Marietta’s registration statement of which this prospectus/offer to exchange forms a part. Because Martin Marietta has not been able to obtain Vulcan’s independent auditors’ consent, you may not be able to assert a claim against Vulcan’s independent auditors under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Vulcan’s independent auditors or any omissions to state a material fact required to be stated therein.

SUMMARY OF THE OFFER

This summary highlights selected information from this prospectus/offer to exchange and may not contain all of the information that is important to you. To obtain a better understanding of the offer to holders of shares of Vulcan common stock, you should read this entire prospectus/offer to exchange carefully, as well as those additional documents to which we refer you. You may obtain the information incorporated by reference into this prospectus/offer to exchange by following the instructions in the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

The Companies (See page 28)

Martin Marietta

Martin Marietta is a North Carolina corporation with principal executive offices at 2710 Wycliff Road, Raleigh, North Carolina 27607. The telephone number of Martin Marietta’s executive offices is (919) 781-4550, and our Internet website address is www.martinmarietta.com. Martin Marietta is a leading producer of aggregates products (crushed stone, sand and gravel) for the construction industry, including infrastructure, nonresidential, residential, railroad ballast, agricultural and chemical grade stone used in environmental applications. Martin Marietta also has a specialty products segment that manufactures and markets magnesia-based chemical products used in industrial, agricultural, and environmental applications, and dolomitic lime sold primarily to the steel industry.

Vulcan

Vulcan is a New Jersey corporation with principal executive offices at 1200 Urban Center Drive, Birmingham, Alabama 35242. The telephone number of Vulcan’s executive offices is (205) 298-3000, and Vulcan’s Internet website address is www.vulcanmaterials.com. Vulcan provides infrastructure materials that are required by the American economy. Vulcan is the United States’ largest producer of construction aggregates and a leader in the production of other construction materials. Vulcan’s construction materials business produces and sells aggregates that are used in nearly all forms of construction.

The Offer (See page 45)

Martin Marietta is offering to exchange each outstanding share of Vulcan common stock that is validly tendered and not properly withdrawn prior to the expiration date for 0.50 shares of Martin Marietta common stock (together with the associated preferred stock purchase rights), upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal. In addition, you will receive cash in lieu of any fractional shares of Martin Marietta common stock to which you may be entitled.

Reasons for the Offer (See page 42)

Martin Marietta believes that the combination of the businesses of Martin Marietta and Vulcan will create significant value for Vulcan shareholders and give Vulcan shareholders a substantial ongoing equity interest in the combined company. The stock-for-stock exchange represents an immediate premium to Vulcan shareholders and an ability to participate in and benefit from the improved financial strength and flexibility of the combined company. We believe the combination of Martin Marietta and Vulcan is a compelling opportunity for Vulcan shareholders with numerous benefits, including the following:

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Global Leader in Aggregates—The combined company will be a U.S.-based company that is the global leader in aggregates, with significant presence in the fastest growing U.S. regions and an outstanding asset base. The greatly increased size, scale and geographic reach of the combined company will result in enhanced product offerings and service to customers. The combined company will be stronger and more competitive, with the financial flexibility to take advantage of opportunities for expansion and growth, and have the size and scale to more efficiently compete for new customers.

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Highly Complementary Businesses—Martin Marietta’s and Vulcan’s complementary footprints will give the combined company increased geographic reach. In addition, Martin Marietta’s and Vulcan’s highly complementary businesses and locations will allow the combined company to improve efficiency in production and distribution, and to better serve its customers.

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Improved Financial Strength—A combination of Martin Marietta and Vulcan will give Vulcan enhanced financial flexibility through deleveraging. After experiencing five recent downgrades in the ratings for its debt securities, Vulcan would benefit from the enhanced financial strength resulting from the combined company’s balance sheet. Pro forma leverage of the combined company will be significantly reduced from the leverage of Vulcan on a stand-alone basis. Based on publicly available information, we estimate that the combined company’s pro forma debt-to-adjusted EBITDA (excluding synergies) would be 5.6x for the twelve months ended December 31, 2011, as compared to Vulcan’s pro forma debt-to-adjusted EBITDA for the same period, which was 8.3x (please see the section of this prospectus/offer to exchange entitled “Non-GAAP Financial Measures”). We expect that the debt ratings for the combined company will be better than the ratings for Vulcan debt on a stand-alone basis.

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Enhanced Ability to Withstand Challenging Economic Conditions—The aggregates industry has faced difficult economic conditions in recent years, and a sustained downturn in construction and infrastructure spending will present continuing challenges to both Vulcan and Martin Marietta. With the timing of an economic recovery uncertain, Vulcan shareholders will directly benefit from the cost savings created by a combination of Vulcan and Martin Marietta and the disciplined approach of Martin Marietta management to ongoing cost management. With a lower cost structure, the combined company will be better able to withstand difficult economic conditions, and will be well-positioned to achieve higher profitability sooner when a recovery occurs.

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Proven Management Team—Vulcan shareholders will benefit from the skills and experience of the respected Martin Marietta management team. Vulcan shareholders have experienced several years of disappointing Vulcan performance, as Vulcan management has not taken the difficult actions required in an economic downturn. Although Martin Marietta’s operating performance and stock price have been affected by macroeconomic conditions, Martin Marietta has consistently outperformed Vulcan by containing costs, divesting less profitable assets, reinvesting in its own business to improve plant efficiencies and capacity limits, and focusing on strengthening its balance sheet. Martin Marietta management has followed a disciplined growth strategy, which in the downturn, has differentiated it from other companies in the industry that overpaid for assets in previous years. Vulcan shareholders will experience immediate benefits from the implementation of cost containment policies (including improved purchasing efficiencies from the combined company’s greater scale and the elimination of duplicative operating and SG&A functions), and under the stewardship of Martin Marietta management, will benefit in the future from a rational and disciplined approach to acquisitions and business combinations.

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Value Creation Potential for All Shareholders—The all-stock nature of the offer will allow shareholders of Vulcan to participate in the growth and long-term value creation potential of the combined company. Although no assurance can be given that any particular level of cost savings and other synergies will be achieved, based on publicly available information and the Company’s experience and judgment, we anticipate significant annual cost synergies ranging from $200 million to $250 million, derived from a combination of operating efficiencies and the elimination of duplicative operational and corporate functions. Specifically, these expected synergies comprise the following categories: (1) improved purchasing efficiencies from greater scale (approximately $50-60 million of expected synergies); (2) elimination of duplicative operating functions (approximately $50-60 million of expected synergies); and (3) elimination of duplicative SG&A functions (approximately $100-130 million of expected synergies). Vulcan shareholders, through their ongoing equity ownership in the combined company, would benefit from the value created by these synergies. Martin Marietta notes that its estimate of expected synergies is not affected by Vulcan’s cost-savings plan announced on December 19, 2011 in light of Martin Marietta’s significant reservations regarding the plan’s efficacy, including Martin Marietta’s belief that Vulcan has not taken, and is unwilling to take, significant actions required to create more meaningful savings (as described on page 33 of the section of this prospectus/offer to exchange entitled “Background and Reasons for the Offer—Background of the Offer”). Additionally, on February 21, 2012, Martin Marietta announced that it had serious reservations about the credibility of Vulcan’s profit enhancement plan announced on February 16, 2012, based on, among other things, Martin Marietta’s belief that the plan appeared to have been crafted solely in response to Martin Marietta’s proposed business combination.

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Continuing Substantial Equity Ownership by Vulcan Shareholders—Vulcan shareholders will have substantial ongoing equity ownership in the combined company. Vulcan shareholders would not be foregoing any opportunity for a future control premium, as the combined company will be stronger and more profitable than either Vulcan or Martin Marietta on a stand-alone basis.

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Receipt of Premium by Vulcan Shareholders—In addition to the long-term benefits arising out of ownership in the combined company, Vulcan shareholders will also be receiving a significant premium in the offer. Vulcan shareholders would receive a premium of 15% to the average exchange ratio based on closing share prices for Martin Marietta and Vulcan during the 10-day period ended December 9, 2011 and 18% to the average exchange ratio based on closing share prices for Martin Marietta and Vulcan during the 30-day period ended December 9, 2011.

•

Restoration of a Meaningful Dividend—Vulcan has decreased its quarterly dividend and announced a dividend of only $0.01 per share for the quarter ending December 31, 2011. Martin Marietta has maintained the level of its quarterly dividends to Martin Marietta shareholders. We expect that the combined company would have the cash flow and financial flexibility to pay a meaningful dividend to shareholders of the combined company, in line with Martin Marietta’s historical practices. It is Martin Marietta’s objective to maintain such dividend at Martin Marietta’s current rate ($1.60 per Martin Marietta share annually, equivalent to $0.80 per Vulcan share annually, based on the exchange ratio).

•

No Significant Regulatory Hurdles to Business Combination—Martin Marietta filed the required notification and report form with respect to the offer under the HSR Act with the Antitrust Division and FTC on December 16, 2011. On January 17, 2012, Martin Marietta received a Second Request from the Antitrust Division. Although there is some overlap in some regions served by Martin Marietta and Vulcan, we believe that such overlap is limited and that there would be numerous parties interested in purchasing any assets required to be divested. Martin Marietta expects that any asset divestitures supporting regulatory approvals in connection with a business combination of Vulcan and Martin Marietta would not present significant hurdles to completion of a transaction. While the scope and identity of divestitures is still under discussion with the Antitrust Division, Martin Marietta expects that required divestitures will generate cash proceeds, a portion of which will be used to satisfy taxes in respect of any gain on sale of the applicable assets and related transaction costs (which costs are not expected to be material to the proposed transaction). Martin Marietta is also exploring the potential use of asset swap transactions to minimize the loss of revenue and adverse tax consequences of any divestitures. While Martin Marietta is not able to estimate the impact of divestitures on synergies expected to be realized from the proposed combination in light of the pending regulatory review process, Martin Marietta believes that the impact of any required divestitures on such synergies will be immaterial. On February 10, 2012, Martin Marietta entered into the Timing Agreement with the Antitrust Division. The Timing Agreement provides that, in the second half of April 2012, Martin Marietta and the Antitrust Division investigating staff will discuss resolution of any antitrust concerns in an effort to reach agreement on a consent order. If agreement with the Antitrust Division on a consent order is not reached on that timeline, the Timing Agreement provides that Martin Marietta will not seek to close the proposed transaction prior to mid-August without the consent of the Antitrust Division.

Martin Marietta expects that Vulcan shareholders will begin to realize many of these benefits immediately following the consummation of the proposed transaction (with cost synergies expected to be realized within three years, based on Martin Marietta’s experience and judgment, including with respect to the expected process and timeline to successfully integrate the operations, management and other employees and information and business intelligence systems of the two companies and apply Martin Marietta’s cost management strategies to Vulcan, in each case, while minimizing disruption to the combined company’s business). There can be no assurance, however, that these expected benefits will be realized or, if realized, as to the timing of such realization.

Please see the sections of this prospectus/offer to exchange entitled “Background and Reasons for the Offer—Reasons for the Offer,” “Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger” and “Forward-Looking Statements.”

Financing of the Offer; Source and Amount of Funds (See page 68)

The offer is not subject to a financing condition. Martin Marietta is offering 0.50 shares of its common stock for each share of Vulcan common stock. Martin Marietta estimates that the total amount of cash required to pay all fees, expenses and other related amounts incurred in connection with the offer and the second-step merger will be approximately $75 million (excluding any cash required to pay for fractional shares in the offer and the second-step merger, which we expect will be a de minimis amount, and any litigation or refinancing expenses), which Martin Marietta expects to pay with cash on hand. The estimated amount of cash required is based on Martin Marietta’s due diligence review of Vulcan’s publicly available information to date and is subject to change. For a further discussion of the risks relating to Martin Marietta’s limited due diligence review, please see “Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger.”

Vulcan had approximately $2.8 billion aggregate principal amount of outstanding senior unsecured notes as of December 31, 2011. Martin Marietta does not presently intend to redeem or refinance any of Vulcan’s senior unsecured notes in connection with the transactions contemplated by the offer. Completion of the offer may constitute a “change of control” under the terms of Vulcan’s senior unsecured notes. If completion of the offer constitutes a change of control and if there is a downgrade of the credit rating of any series of Vulcan’s senior unsecured notes by both S&P and Moody’s to a rating below “investment grade” (regardless of whether the rating prior to such downgrade was investment grade or below investment grade) prior to 60 days following consummation of such change of control (which period may be extended for up to an additional 60 days in certain circumstances), Vulcan would be required to offer to repurchase each holder’s notes of such series at a purchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest.

We may elect to implement alternative structures pursuant to the form merger agreement to effect the proposed transaction taking into account, among other things, any implications of the proposed transaction under Vulcan’s senior unsecured notes. Pursuant to the terms of the form merger agreement delivered to Vulcan concurrently with Martin Marietta’s business combination proposal, Martin Marietta would have the right to require that, prior to the closing of the transaction, Vulcan cooperate with Martin Marietta (and, as applicable, amend the merger agreement) to implement the transactions through an alternative transaction structure. Under the terms of the form merger agreement, Martin Marietta can request that Vulcan implement the transaction either (i) through a newly formed holding company of Martin Marietta or (ii) as may otherwise be requested by Martin Marietta (so long as Vulcan’s shareholders receive the substantially equivalent economic benefit compared to the economic benefit Vulcan’s shareholders would have received upon consummation of the transactions under the structure contemplated by the form merger agreement).

Martin Marietta is not currently considering any alternative structures other than a transaction through a newly formed holding company. This holding company structure would not constitute a change of control of Vulcan’s senior unsecured notes. However, it is possible that a holding company structure may have other implications with respect to Vulcan, Martin Marietta and/or the combined company, including in certain circumstances potentially requiring an offer to repurchase certain of Martin Marietta’s existing debt. As of December 31, 2011, Martin Marietta had approximately $550 million aggregate principal amount of senior unsecured notes, under the terms of which a holding company or other alternative transaction structure may constitute a “change of control.” If completion of the offer constitutes a change of control and if there is a downgrade of the credit rating of any series of Martin Marietta’s senior unsecured notes by S&P and Moody’s (or, in the case of the 6.60% senior notes due 2018, by at least two of Fitch Inc., S&P and Moody’s) to a rating below “investment grade” (regardless of whether the rating prior to such downgrade was investment grade or below investment grade) prior to 60 days following consummation of the change of control (which period may be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade), and, in the case of the 6.25% senior notes due 2037, if either S&P or Moody’s publicly announces or informs the trustee in writing that such downgrade was the result, in whole or in part, of any event or circumstance relating to the change of control, Martin Marietta would be required to offer to repurchase each holder’s notes of such series at a purchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest. Although no assurance can be given as to the terms or availability of refinancing capital, and no new financing commitments have been entered into as of the date of this prospectus/offer to exchange in respect of any repurchase or refinancing, Martin Marietta currently expects that any repurchase or refinancing of its senior unsecured notes, if required, could be funded through a combination of cash on hand and borrowings under new and/or existing financing arrangements. Except as described above, Martin Marietta does not expect that the consummation of the transactions through a newly formed holding company structure will result in any material adverse consequences relative to the transaction structure described in this prospectus/offer to exchange.

If following the completion of the offer, Vulcan is obligated to offer to repurchase Vulcan’s outstanding senior unsecured notes, Martin Marietta may not be able to obtain sufficient capital to repurchase or refinance Vulcan’s outstanding senior unsecured notes in these circumstances. Since August 2010, the credit rating of Vulcan’s senior unsecured notes has been downgraded three times by Moody’s and two times by S&P. Prior to Martin Marietta’s December 12, 2011 announcement of the proposed transaction, both Moody’s and S&P had a “negative” credit outlook for Vulcan. Since the announcement of Martin Marietta’s proposal, Moody’s has placed Vulcan’s rating “under review, direction uncertain” and S&P has placed Vulcan on “CreditWatch Positive.” Failure to repurchase the notes as required would result in an event of default under the terms of the notes, which could put Vulcan in default under agreements governing its other indebtedness, including the acceleration of the payment of any borrowings thereunder, and may have an adverse effect on the value of the stock of Vulcan and, indirectly, on the value of the stock of Martin Marietta and the ability of the combined company to maintain the dividend Martin Marietta expects it to pay. Martin Marietta’s offer is not conditioned on Martin Marietta having adequate funding to repurchase notes of Vulcan or Martin Marietta in the event such repurchase obligations are triggered by the consummation of the offer or any alternative transaction structure. For a further discussion of the risks relating to Vulcan’s indebtedness, please see “Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger—Following consummation of the transactions contemplated by the offer, the credit rating of Vulcan’s indebtedness could be downgraded, which in certain circumstances could give rise to an obligation to redeem Vulcan’s existing indebtedness.”

On December 15, 2011, Vulcan entered into a new five-year credit agreement providing for a $600 million asset based lending credit facility with SunTrust Bank, as administrative agent, and the lenders and other parties thereto. Consummation of the transactions contemplated by the offer may result in a default under Vulcan’s new $600 million Credit Agreement unless the requisite lenders thereunder consent to such transactions. In connection with the consummation of the proposed transaction, Martin Marietta expects to replace Vulcan’s $600 million Credit Agreement, as well as Martin Marietta’s existing $600 million credit agreement dated March 31, 2011 and its existing $100 million accounts receivable facility dated April 21, 2009, and refinance any amounts outstanding under such credit facilities. As of December 31, 2011, approximately $385 million was outstanding under Martin Marietta’s credit facilities. No assurance can be given as to the terms or availability of refinancing capital.

Ownership of the Combined Company After the Offer (See page 52)

Based on certain assumptions regarding the number of Vulcan shares to be exchanged, Martin Marietta estimates that if all shares of Vulcan common stock are exchanged pursuant to the offer and the second-step merger, former Vulcan shareholders would own, in the aggregate, approximately 58% of the outstanding shares of Martin Marietta common stock. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Ownership of the Combined Company After the Offer.”

Comparative Market Prices and Share Information (See page 17)

Martin Marietta common stock is listed on the NYSE under the symbol “MLM.” Vulcan common stock is listed on the NYSE under the symbol “VMC.” The following table sets forth the closing prices of Martin Marietta and Vulcan as reported on December 9, 2011, the last trading day prior to the commencement of the offer, and March 16, 2012, the last trading day prior to the filing of this prospectus/offer to exchange. The table also shows the implied value of one share of Vulcan common stock in the offer, which was calculated by multiplying the closing price for one share of Martin Marietta common stock by the exchange ratio of 0.50.

	Martin Marietta Common Stock Closing Price	Vulcan Common Stock Closing Price	Implied Value of Vulcan Common Stock
December 9, 2011	$73.37	$33.55	$36.69
March 16, 2012	$88.70	$45.72	$44.35

The offer represents a premium for Vulcan shareholders of 15% to the average exchange ratio based on closing share prices for Martin Marietta and Vulcan during the 10-day period ended December 9, 2011 (the last trading day before the commencement of the offer) and 18% to the average exchange ratio based on closing share prices for Martin Marietta and Vulcan during the 30-day period ended December 9, 2011.

The value of the offer will change as the market prices of Martin Marietta common stock and Vulcan common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Martin Marietta common stock. Please see the section of this prospectus/offer to exchange entitled “Risk Factors.” Shareholders are encouraged to obtain current market quotations for shares of Vulcan and Martin Marietta common stock prior to making any decision with respect to the offer.

Interests of Executive Officers and Directors of Martin Marietta in the Offer (See page 75)

Except as set forth in this prospectus/offer to exchange, neither Martin Marietta nor any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Vulcan. If the offer is successful, the consummation of the second-step merger following the offer will constitute a change of control of Martin Marietta for purposes of certain equity awards, benefit agreements and plans which generally will result in, among other things, the vesting of certain outstanding equity awards and/or rights to receive certain payments and benefits upon certain types of termination of employment following the change of control. On December 15, 2011, Martin Marietta entered into a letter agreement with each of its executive officers (as of the date of this prospectus/offer to exchange) pursuant to which each such executive agreed to waive his or her right to receive any compensation or benefits to which he or she would be entitled under Martin Marietta’s employment protection agreements, and any enhanced change of control benefits under the Martin Marietta Supplemental Benefit Plan (the “SERP”), if the executive officer terminates his or her employment without “good reason” (as defined in the agreements) during the 30-day period following the second anniversary of the consummation of the proposed transaction (including as such proposed transaction may be modified) to combine Martin Marietta with Vulcan, as described herein. Except with respect to the waiver of such rights, the executive officers remain entitled to their rights under the employment protection agreements and the SERP in circumstances involving a change of control.

Appraisal/Dissenter’s Rights (See page 57)

No appraisal or dissenters’ rights are available in connection with the offer.

Material Federal Income Tax Consequences (See page 53)

The offer and the second-step merger are intended to qualify as component parts of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Provided that certain factual representations and assumptions are accurate, your receipt of shares of Martin Marietta common stock pursuant to the offer or the second-step merger will not be a taxable transaction for U.S. federal income tax purposes, except to the extent of any cash you receive in lieu of a fractional share of Martin Marietta common stock. It will be a condition to effecting the second-step merger that Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Martin Marietta, render an opinion to the effect that the offer and the second-step merger, taken together, will qualify as a reorganization. If, contrary to expectations, the offer is completed but the second-step merger does not occur for any reason, you will likely recognize a taxable gain or loss if you receive shares of Martin Marietta common stock in exchange for your shares of Vulcan common stock pursuant to the offer. It is not a condition to Martin Marietta’s obligation to exchange shares pursuant to the offer that Skadden, Arps, Slate, Meagher & Flom LLP render the tax opinion referenced above. For more information, please see the section of this prospectus/offer to exchange under the caption “The Exchange Offer—Material Federal Income Tax Consequences.”

THIS PROSPECTUS/OFFER TO EXCHANGE CONTAINS A GENERAL DESCRIPTION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE SECOND-STEP MERGER. THIS DESCRIPTION DOES NOT ADDRESS ANY NON-U.S. TAX CONSEQUENCES, NOR DOES IT PERTAIN TO STATE, LOCAL OR OTHER TAX CONSEQUENCES. CONSEQUENTLY, MARTIN MARIETTA URGES YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Accounting Treatment (See page 79)

Martin Marietta will account for the acquisition of shares of Vulcan common stock under the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, Martin Marietta considered the factors required under Accounting Standards Codification 805, Business Combinations, which is referred to as “ASC 805,” and determined that Martin Marietta will be considered the acquirer of Vulcan for accounting purposes.

Regulatory Approval and Status (See page 70)

Antitrust Clearance

The offer is subject to review by the FTC and the Antitrust Division. Under the HSR Act, the offer may not be completed until certain information has been provided to the FTC and the Antitrust Division and a required waiting period has expired or has been terminated.

Martin Marietta filed the required notification and report form with respect to the offer with the Antitrust Division and the FTC on December 16, 2011. On January 17, 2012, Martin Marietta received a Second Request from the Antitrust Division. This Second Request extends the waiting period applicable to the offer under the HSR Act, which was set to expire on January 17, 2012 at 11:59 p.m., New York City time. The waiting period is extended until 11:59 p.m., New York City time, on the thirtieth day (or the next business day) after Martin Marietta has made a proper response to that request as specified by the HSR Act and the implementing rules. On February 10, 2012, Martin Marietta entered into the Timing Agreement with the Antitrust Division. The Timing Agreement provides that, in the second half of April 2012, Martin Marietta and the Antitrust Division investigating staff will discuss resolution of any antitrust concerns in an effort to reach agreement on a consent order. If agreement with the Antitrust Division on a consent order is not reached on that timeline, the Timing Agreement provides that Martin Marietta will not seek to close the proposed transaction prior to mid-August without the consent of the Antitrust Division. The FTC or Antitrust Division may seek to take action to enjoin or otherwise challenge the transaction at any time before or after the expiration of the waiting period.

Other Regulatory Approvals

The offer and the second-step merger may also be subject to review by antitrust authorities in jurisdictions outside the U.S. Martin Marietta intends to identify such jurisdictions as soon as practicable and to file as soon as possible thereafter all notifications necessary or advisable (at Martin Marietta’s sole discretion) under the competition laws of the respective identified jurisdictions for the consummation of the offer and/or the second-step merger and to file all necessary or advisable (at Martin Marietta’s sole discretion) post-completion notifications as soon as possible after completion has taken place.

Listing of Martin Marietta Common Stock to be Issued Pursuant to the Offer and the Second-Step Merger (See page 58)

Martin Marietta will submit the necessary applications to cause the shares of its common stock to be issued in the offer and the second-step merger to be approved for listing on the NYSE. Approval of this listing is a condition to the offer.

Conditions of the Offer (See page 60)

The offer is conditioned upon, among other things, the following:

•

Merger Agreement Condition—Vulcan shall have entered into a definitive merger agreement with Martin Marietta with respect to the proposed transaction that is reasonably satisfactory to Martin Marietta and Vulcan. Such merger agreement shall provide, among other things, that:

•

the board of directors of Vulcan has approved the proposed transaction and irrevocably exempted the transaction from the restrictions imposed by the New Jersey Shareholder Protection Act, if applicable; and

•	the board of directors of Vulcan has removed any other impediment to the consummation of the transaction.

Martin Marietta considers the proposed form merger agreement delivered to Vulcan on December 12, 2011 to be reasonably satisfactory, and is prepared to enter into an agreement with Vulcan in substantially the form thereof.

For a summary of the proposed form merger agreement delivered to Vulcan on December 12, 2011, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Summary of the Form Merger Agreement.”

•	Regulatory Condition—Any applicable waiting period under the HSR Act shall have expired or been terminated prior to the expiration of the offer.

•

Minimum Tender Condition—Vulcan shareholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Vulcan common stock that, when added to the shares of Vulcan common stock then owned by Martin Marietta or any of its subsidiaries, shall constitute 80% of the voting power of Vulcan’s outstanding capital stock entitled to vote on transactions covered under Article VIII, Section A of Vulcan’s restated certificate of incorporation. If there is a favorable outcome in the New Jersey litigation with respect to this provision of Vulcan’s Restated Articles of Incorporation as described in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Litigation,” then we will amend this condition so as to require the minimum tender of a majority of the voting power of the outstanding Vulcan common stock (which would be sufficient voting power to approve the second-step merger without the affirmative vote of any other shareholder of Vulcan).

•

Registration Statement Condition—The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Martin Marietta shall have received all necessary state securities law or “blue sky” authorizations.

•

Shareholder Approval Condition—The Martin Marietta shareholder approvals shall have been obtained. Martin Marietta intends for such items to be proposed for approval at a special meeting of Martin Marietta shareholders convened for such purpose.

•	NYSE Listing Condition—The shares of Martin Marietta common stock to be issued pursuant to the offer and the second-step merger shall have been approved for listing on the NYSE.

•

Due Diligence Condition—Martin Marietta shall have completed to its reasonable satisfaction customary confirmatory due diligence of Vulcan’s non-public information on Vulcan’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Vulcan’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of the offer.

Summary of the Form Merger Agreement (See page 65)

Concurrently with the delivery of Martin Marietta’s proposal to Vulcan with respect to a business combination of Martin Marietta and Vulcan on December 12, 2011, Martin Marietta delivered to Vulcan a proposed form merger agreement providing for the proposed transaction. Martin Marietta considers the proposed form merger agreement delivered to Vulcan on December 12, 2011 to be reasonably satisfactory, and is prepared to enter into an agreement with Vulcan in substantially the form thereof. For a summary of the form merger agreement, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Summary of the Form Merger Agreement.”

Comparison of Shareholders’ Rights (See page 86)

You will receive Martin Marietta common stock as part of the offer consideration if you tender your shares of Vulcan common stock in the offer. As Martin Marietta is incorporated under North Carolina law and Vulcan is incorporated under New Jersey law, there are a number of differences between the rights of a shareholder of Vulcan and the rights of a shareholder of Martin Marietta.

Expiration Date of the Offer (See page 46)

The offer is scheduled to expire at 5:00 p.m., New York City time, on May 18, 2012, which is the initial expiration date, unless further extended by Martin Marietta.

Extension, Termination and Amendment (See page 46)

Martin Marietta reserves the right, in its sole discretion, at any time or from time to time until the expiration of the offer:

•	to extend, for any reason, the period of time during which the offer is open;

•	to delay acceptance for exchange of, or exchange of, any shares of Vulcan common stock in order to comply in whole or in part with applicable law;

•

to amend or terminate the offer without accepting for exchange, or exchanging, any shares of Vulcan common stock, if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer” have not been satisfied or if any event specified in the section of this prospectus/offer to exchange captioned “The Exchange Offer—Conditions of the Offer—Other Conditions” has occurred, including if we negotiate and enter into a merger agreement with Vulcan not involving an exchange offer; and

•	to waive any conditions to the offer or otherwise amend the offer in any respect;

in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

In addition, even if Martin Marietta has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of Vulcan common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer. We also have not commenced the process of obtaining the approval of Martin Marietta shareholders by filing a preliminary proxy statement with the SEC, and therefore we may not be in a position to obtain the requisite approval of Martin Marietta shareholders prior to the current expiration date of the offer. Any decision to extend the offer, and if so, for how long, will be made at such time. The expiration date may also be subject to multiple extensions.

Procedure for Tendering (See page 49)

The procedure for tendering shares of Vulcan common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form. In addition to the procedures outlined in this prospectus/offer to exchange, Martin Marietta urges you to read the accompanying transmittal materials, including the letter of transmittal.

Withdrawal Rights (See page 52)

You can withdraw tendered shares at any time until the offer has expired, and thereafter you can withdraw such shares at any time until Martin Marietta accepts such shares for exchange in the offer. If Martin Marietta decides to provide a subsequent offering period, it will accept shares tendered during that period immediately, and you will not be able to withdraw shares tendered in the offer during any subsequent offering period.

Exchange of Shares of Vulcan Common Stock; Delivery of Shares of Martin Marietta Common Stock (See page 48)

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Martin Marietta will accept for exchange, and will exchange for shares of Martin Marietta common stock and, as applicable, cash in lieu of fractional shares, all shares of Vulcan common stock validly tendered and not properly withdrawn promptly after the expiration date. If Martin Marietta elects to provide a subsequent offering period following the expiration of the offer, shares tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged for the offer consideration.

Risk Factors (See page 20)

The offer and the second-step merger are, and if the offer and the second-step merger are consummated, the combined company will be, subject to a number of risks which you should carefully consider prior to participating in the exchange offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR MARTIN MARIETTA

The following table sets forth the selected historical consolidated financial and operating data for Martin Marietta, including the ratio of earnings to fixed charges. The selected consolidated financial and operating data as of and for the fiscal years ended December 31, 2011, 2010, 2009, 2008 and 2007 have been derived from Martin Marietta’s audited consolidated financial statements. You should not take historical results as necessarily indicative of the results that may be expected for any future period.

You should read this selected consolidated financial and operating data in conjunction with Martin Marietta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Please see the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

	As of and for year ended December 31,
	2011	2010	2009	2008	2007
	(add 000, except per share and ratio)
Consolidated Operating Results
Net sales	$1,519,961	$1,475,717	$1,419,668	$1,774,438	$1,853,546
Freight and delivery revenues	193,862	177,168	153,648	185,501	184,415

Total revenues	1,713,823	1,652,885	1,573,316	1,959,939	2,037,961

Cost of sales, other costs and expenses	1,342,086	1,284,566	1,224,355	1,457,643	1,451,310
Freight and delivery costs	193,862	177,168	153,648	185,501	184,415

Cost of operations	1,535,948	1,461,734	1,378,003	1,643,144	1,635,725

Other operating expenses and (income), net	16,853	(7,231)	12,401	(3,755)	(17,988)

Earnings from Operations	161,022	198,382	182,912	320,550	420,224
Interest expense	58,586	68,440	73,455	74,299	60,893
Other nonoperating expenses and (income), net	1,834	198	(1,165)	1,430	(7,291)

Earnings from continuing operations before taxes on income	100,602	129,744	110,622	244,821	366,622
Taxes on income	20,986	30,918	25,974	71,733	111,563

Earnings from Continuing Operations	79,616	98,826	84,648	173,088	255,059
Less: Net earnings attributable to noncontrolling interests	1,194	1,652	2,705	3,494	590

Net Earnings From Continuing Operations Attributable to Controlling Interests	$78,422	$97,174	$81,943	$169,594	$254,469

Earnings Per Common Share Attributable to Controlling Interests:
Basic earnings per common share from continuing operations attributable to common shareholders	$1.70	$2.11	$1.84	$4.04	$5.90

Diluted earnings per common share from continuing operations attributable to common shareholders	$1.69	$2.10	$1.83	$4.02	$5.84

Cash Dividends Per Common Share	$1.60	$1.60	$1.60	$1.49	$1.24

Total assets	$3,147,822	$3,074,743	$3,239,283	$3,032,502	$2,683,805

Current liabilities—other	$166,530	$136,779	$147,434	$146,109	$230,480
Current debt maturities	7,182	248,714	226,119	202,530	276,136
Long-term debt	1,052,902	782,045	1,023,492	1,152,414	848,186
Other noncurrent liabilities	472,344	438,946	435,827	464,189	337,015
Shareholders’ equity	1,409,321	1,425,440	1,365,240	1,021,704	945,991
Noncontrolling interests	39,543	42,819	41,171	45,556	45,997

Total liabilities and equity	$3,147,822	$3,074,743	$3,239,283	$3,032,502	$2,683,805

Ratio of earnings to fixed charges	2.31	2.40	2.23	3.46	5.25

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR VULCAN

The following table sets forth the selected historical consolidated financial and operating data for Vulcan. The selected consolidated financial and operating data as of and for the fiscal years ended December 31, 2011, 2010, 2009, 2008 and 2007 have been derived from Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2011. You should not take historical results as necessarily indicative of the results that may be expected for any future period.

You should read this selected consolidated financial and operating data in conjunction with Vulcan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Please see the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

An auditor’s report was issued on Vulcan’s financial statements and included in Vulcan’s filings with the SEC. Pursuant to Rule 439 under the Securities Act, Martin Marietta requires the consent of Vulcan’s independent auditors to incorporate by reference their audit reports included in Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2011 into this prospectus/offer to exchange. Martin Marietta requested, and has, as of the date hereof, not received, such consent of Vulcan’s independent auditors. We have requested dispensation pursuant to Rule 437 under the Securities Act from this requirement. If Martin Marietta receives the consent of Vulcan’s independent auditors, Martin Marietta will promptly file it as an exhibit to Martin Marietta’s registration statement of which this prospectus/offer to exchange forms a part. Because Martin Marietta has not been able to obtain Vulcan’s independent auditors’ consent, you may not be able to assert a claim against Vulcan’s independent auditors under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Vulcan’s independent auditors or any omissions to state a material fact required to be stated therein.

	As of and for year ended December 31,
	2011	2010	2009	2008	2007
(in millions, except per share data and ratio)
Net sales	$2,406.9	$2,405.9	$2,543.7	$3,453.1	$3,090.1

Gross profit	$283.9	$300.7	$446.0	$749.7	$950.9

(Loss) Earnings from continuing operations	$(75.3)	$(102.5)	$18.6	$3.4	$463.1
Earnings (Loss) on discontinued operations, net of tax	4.5	6.0	11.7	(2.4)	(12.2)

Net (loss) earnings	$(70.8)	$(96.5)	$30.3	$0.9	$450.9

Basic (loss) earnings per share:
(Loss) Earnings from continuing operations	$(0.58)	$(0.80)	$0.16	$0.03	$4.77
Earnings (Loss) from discontinued operations	0.03	0.05	0.09	(0.02)	(0.12)

Basic net (loss) earnings per share	$(0.55)	$(0.75)	$0.25	$0.01	$4.65

Diluted (loss) earnings per share:
(Loss) Earnings from continuing operations	$(0.58)	$(0.80)	$0.16	$0.03	$4.66
Earnings (Loss) from discontinued operations	0.03	0.05	0.09	(0.02)	(0.12)

Diluted net (loss) earnings per share	$(0.55)	$(0.75)	$0.25	$0.01	$4.54

Total assets	$8,229.3	$8,339.5	$8,526.5	$8,909.3	$8,927.4

Long-term debt(1)	$2,680.7	$2,427.5	$2,116.1	$2,153.6	$1,529.8

Shareholders’ equity	$3,791.6	$3,955.8	$4,028.1	$3,529.8	$3,770.8

Cash dividends declared per share	$0.76	$1.00	$1.48	$1.96	$1.84

Ratio of earnings to fixed charges(2)				1.3	9.2

(1)	Excludes current maturities and short-term borrowings.
(2)	Vulcan’s ratio of earnings to fixed charges for the years ended December 31, 2007 and December 31, 2008 are as presented in Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2008. Vulcan has not presented a ratio of earnings to fixed charges in its public filings for the years ended December 31, 2009, December 31, 2010 and December 31, 2011.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL DATA

The unaudited pro forma condensed combined consolidated statements of earnings information for the year ended December 31, 2011 gives effect to the acquisition as if it had occurred on January 1, 2011. The unaudited pro forma condensed combined consolidated balance sheet information as of December 31, 2011 gives effect to the acquisition as if it had occurred on December 31, 2011.

We present the unaudited pro forma condensed combined consolidated financial statements for illustrative purposes only, and they are not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in this document under the heading “Risk Factors” beginning on page 20. You should read the following selected unaudited pro forma condensed combined consolidated financial information in conjunction with the section of this prospectus/offer to exchange entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” and related notes included in this document beginning on page 99.

Year Ended December 31, 2011
(in thousands, except per share data)
Pro Forma Condensed Combined Consolidated Statement of Earnings Information:
Net Sales	$3,921,685
Loss from Continuing Operations	$(7,092)
Net Loss from Continuing Operations Attributable to Common Shareholders	$(8,286)
Basic Loss Per Share From Continuing Operations Attributable to Common Shareholders(1)	$(0.07)
Diluted Loss Per Share From Continuing Operations Attributable to Common Shareholders(1)	$(0.07)
Ratio of Earnings to Fixed Charges(2)

As of December 31, 2011
(in thousands)
Pro Forma Condensed Combined Consolidated Balance Sheet Information:
Cash and Cash Equivalents	$181,942
Total Assets	$13,365,547
Long-Term Debt(3)	$3,991,350
Total Liabilities	$6,406,385
Total Equity	$6,959,162

(1)	Assuming exchange ratio of 0.50
(2)	Vulcan does not present in its public filings a ratio of earnings to fixed charges for the year ended December 31, 2011.
(3)	Includes long-term debt due within one year

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA

The following tables present: (1) historical per share information for Martin Marietta; (2) historical and equivalent pro forma per share information for Vulcan; and (3) pro forma per share information of the combined company after giving effect to the acquisition.

We derived the combined company pro forma per share information primarily by combining information from the historical consolidated financial statements of Martin Marietta and Vulcan. You should read these tables together with the historical consolidated financial statements of Martin Marietta and Vulcan that are filed with the SEC and incorporated by reference into this document. You should not rely on the pro forma per share information as being necessarily indicative of actual results had the acquisition occurred on January 1, 2011 (for statement of earnings purposes) or December 31, 2011 (for book value per share data purposes).

	For the year ended December 31, 2011
	Martin Marietta Historical	Vulcan Historical	Pro Forma Combined
Basic Earnings (Loss) Per Share From Continuing Operations Attributable to Common Shareholders	$1.70	$(0.58)	$(0.07	)(1)
Diluted Earnings (Loss) Per Share From Continuing Operations Attributable to Common Shareholders	$1.69	$(0.58)	$(0.07	)(1)
Cash Dividends Declared Per Share	$1.60	$0.76
Book Value Per Common Share	$30.82	$29.34

(1)	Assuming exchange ratio of 0.50

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Shares of Martin Marietta common stock are listed on the NYSE under the symbol “MLM,” and shares of Vulcan common stock are listed on the NYSE under the symbol “VMC.”

The following table sets forth the high and low sales prices per share of Martin Marietta and Vulcan common stock for the periods indicated, in each case as reported on the consolidated tape of the NYSE, as well as cash dividends per share of common stock, as reported in Martin Marietta’s and Vulcan’s respective Annual Reports on Form 10-K for the years ended December 31, 2010 and 2011 with respect to the years 2010 and 2011, and thereafter as reported in publicly available sources.

	Martin Marietta Common Stock Market Price			Vulcan Common Stock Market Price
	High	Low	Dividend	High	Low	Dividend
2010
First Quarter	$93.43	$74.00	$0.40	$54.36	$41.80	$0.25
Second Quarter	100.33	83.53	0.40	59.90	43.60	0.25
Third Quarter	88.89	71.50	0.40	48.04	35.61	0.25
Fourth Quarter	95.00	76.94	0.40	48.26	35.40	0.25
2011
First Quarter	$94.31	$80.38	$0.40	$47.18	$39.77	$0.25
Second Quarter	92.37	78.75	0.40	46.80	36.51	0.25
Third Quarter	82.65	60.80	0.40	39.99	27.44	0.25
Fourth Quarter	80.24	59.93	0.40	45.00	25.06	0.01
2012
First Quarter (through March 16, 2012)	$90.57	$74.05	$0.40	$48.09	$38.78	$0.01

The following table sets forth the closing prices of Martin Marietta and Vulcan as reported on Friday, December 9, 2011, the last trading day prior to the commencement of the offer, and March 16, 2012, the last trading day prior to the filing of this prospectus/offer to exchange. The table also shows the implied value of one share of Vulcan common stock, which was calculated by multiplying the closing price for one share of Martin Marietta common stock by the exchange ratio of 0.50.

	Martin Marietta Common Stock Closing Price	Vulcan Common Stock Closing Price	Implied Value of Vulcan Common Stock
December 9, 2011	$73.37	$33.55	$36.69
March 16, 2012	$88.70	$45.72	$44.35

The offer represents a premium for Vulcan shareholders of 15% to the average exchange ratio based on closing share prices for Martin Marietta and Vulcan during the 10-day period ended December 9, 2011 (the last trading day before the commencement of the offer) and 18% to the average exchange ratio based on closing share prices for Martin Marietta and Vulcan during the 30-day period ended December 9, 2011.

The value of the offer will change as the market prices of Martin Marietta common stock and Vulcan common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Martin Marietta common stock. You are encouraged to obtain current market quotations for Martin Marietta and Vulcan common stock prior to making any decision with respect to the offer.

Please also see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Effect of the Offer on the Market for Shares of Vulcan Common Stock; NYSE Listing; Registration Under the Exchange Act; Margin Regulations” for a discussion of the possibility that Vulcan’s shares will cease to be listed on the NYSE.

NON-GAAP FINANCIAL MEASURES

The ratios of the combined company’s pro forma debt-to-adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, as adjusted as further described below) and Vulcan’s pro forma debt-to-adjusted EBITDA for the twelve months ended December 31, 2011 are non-GAAP financial measures. These ratios are presented in this prospectus/offer to exchange, as Martin Marietta’s management believes these ratios represent measures of an entity’s ability to service indebtedness. Adjusted EBITDA excludes income and expenses that are not considered recurring or representative of the ongoing operations of the business. The information related to Vulcan and the adjustments to Vulcan’s EBITDA are contained in the historical consolidated financial statements of Vulcan that are filed with the SEC. The following reconciles net earnings (loss) attributable to entity to adjusted EBITDA and presents the calculation of pro forma debt-to-adjusted EBITDA for the pro forma combined company and for Vulcan on a stand-alone basis for the twelve months ended December 31, 2011:

(dollars in millions)	Martin Marietta	Vulcan	Pro Forma Combined
Net Earnings (Loss) Attributable to Entity	$82.4	$(70.8)	$11.6
Add back:
Interest Expense	58.6	217.2	275.8
Income Tax Expense (Benefit) for Controlling Interests	23.1	(75.6)	(52.5)
Depreciation, Depletion and Amortization Expense(1)	171.8	361.7	533.5

EBITDA	335.9	432.5	768.4
Adjusted for:
Charge for early-retirement benefit	4.4	—	4.4
Gains on sales of assets	(5.5)	(47.8)	(53.3)
Recovery for legal settlement	—	(46.4)	(46.4)
Exchange Offer Costs	12.0	2.2	14.2
Other transaction costs	6.6	—	6.6
Restructuring Charges	—	13.0	13.0
Settlement expense for pension plan	0.4	—	0.4
Accretion expense for asset retirement obligations	—	(8.2)	(8.2)
Other nonoperating (income) expense	1.8	—	1.8
Pretax gain on discontinued operations	(6.2)	(7.4)	(13.6)
Income attributable to noncontrolling interests	1.2	—	1.2

Adjusted EBITDA	$350.6	$337.9	$688.5

Book Value of Debt of Combined Companies at December 31, 2011			$3,875.5

Combined Companies’ Pro Forma Debt-to-Adjusted EBITDA			5.6 times

Book Value of Debt at December 31, 2011		$2,815.4

Vulcan’s Debt-to-Adjusted EBITDA		8.3 times

(1)	Vulcan data includes accretion expense related to its asset retirement obligations.

RISK FACTORS

In addition to the other information included and incorporated by reference in this prospectus/offer to exchange (please see the section entitled “Where You Can Find More Information”), including the matters addressed in the section entitled “Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to tender your shares of Vulcan common stock in the offer.

Risk Factors Relating to the Offer and the Second-Step Merger

The exchange ratio of the offer is fixed and will not be adjusted. Because the market price of shares of Martin Marietta common stock may fluctuate, Vulcan shareholders cannot be sure of the market value of the shares of Martin Marietta common stock that will be issued in connection with the offer

Each outstanding share of Vulcan common stock will be exchanged for the right to receive 0.50 shares of Martin Marietta common stock (together with the associated preferred stock purchase rights) upon consummation of the offer. This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price of Martin Marietta common stock or Vulcan common stock. If the price of Martin Marietta common stock declines (which may occur as the result of a number of reasons (many of which are out of our control), including as a result of the risks described in this section entitled “Risk Factors”), Vulcan shareholders will receive less value for their shares upon exchange of tendered shares in the offer or consummation of the second-step merger than the value calculated pursuant to the exchange ratio on the date the offer was announced. Because the offer and the second-step merger may not be completed until certain conditions have been satisfied or waived (please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer”), a significant period of time may pass between the commencement of the offer and the time that Martin Marietta accepts shares of Vulcan common stock for exchange. Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the shares of Martin Marietta common stock that will be issued if Martin Marietta accepts such shares for exchange. However, tendered shares of Vulcan common stock may be withdrawn at any time prior to the time they are accepted for exchange pursuant to the offer. Please see the section entitled “Comparative Market Price and Dividend Information” for the historical high and low sales prices per share of Martin Marietta and Vulcan common stock, as well as cash dividends per share of Martin Marietta and Vulcan common stock respectively.

Vulcan shareholders are urged to obtain current market quotations for Martin Marietta and Vulcan common stock when they consider whether to tender their shares of Vulcan common stock pursuant to the offer.

The offer may adversely affect the liquidity and value of non-tendered shares of Vulcan common stock

In the event that not all of the shares of Vulcan common stock are tendered in the offer and we accept for exchange those shares tendered in the offer, the number of shareholders and the number of shares of Vulcan common stock held by individual holders will be greatly reduced. As a result, Martin Marietta’s acceptance of shares for exchange in the offer could adversely affect the liquidity and could also adversely affect the market value of the remaining shares of Vulcan common stock held by the public. Subject to the rules of the NYSE, Martin Marietta may also seek to cause Vulcan to delist the shares of Vulcan common stock on the NYSE. As a result of such delisting, shares of Vulcan common stock not tendered pursuant to the offer may become illiquid and may be of reduced value. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Plans for Vulcan.”

Martin Marietta has not negotiated the price or terms of the offer or the second-step merger with Vulcan or its board of directors

In evaluating this offer, you should be aware that Martin Marietta has not negotiated the price or terms of this offer or the second-step merger with Vulcan or its board of directors. Neither Vulcan nor its board of directors has approved this offer or the second-step merger. In response to the commencement of our offer on

December 12, 2011, Vulcan filed with the SEC on December 22, 2011 its Schedule 14D-9 reporting that Vulcan’s board of directors had determined to recommend that Vulcan shareholders reject our exchange offer and not tender their shares of Vulcan common stock to us.

In connection with the offer, Martin Marietta has only conducted a review of Vulcan’s publicly available information and has not had access to Vulcan’s non-public information. Therefore, Martin Marietta may be subject to unknown liabilities of Vulcan which may have a material adverse effect on Martin Marietta’s profitability, financial condition and results of operations

While Vulcan and Martin Marietta are in the same industry, to date, Martin Marietta has only conducted a due diligence review of Vulcan’s publicly available information in connection with the offer. The consummation of the offer may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of Vulcan that are not publicly available. As a result, after the consummation of the offer, Martin Marietta may be subject to unknown liabilities of Vulcan, which may have a material adverse effect on Martin Marietta’s profitability, financial condition and results of operations.

In respect of all information relating to Vulcan presented in, incorporated by reference into or omitted from, this prospectus/offer to exchange, Martin Marietta has relied upon publicly available information, including information publicly filed by Vulcan with the SEC. Although Martin Marietta has no knowledge that would indicate that any statements contained herein regarding Vulcan’s condition, including its financial or operating condition, based upon such publicly filed reports and documents are inaccurate, incomplete or untrue, Martin Marietta was not involved in the preparation of such information and statements. For example, Martin Marietta has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus/offer to exchange that have necessarily involved Martin Marietta’s estimates with respect to Vulcan’s financial information. Any financial, operating or other information regarding Vulcan that may be detrimental to Martin Marietta following the combination of the businesses of Martin Marietta and Vulcan that has not been publicly disclosed by Vulcan, or errors in Martin Marietta’s estimates due to the lack of cooperation from Vulcan, may have an adverse effect on Martin Marietta’s financial condition or the benefits Martin Marietta expects to achieve through the consummation of the offer.

Uncertainties exist in integrating the business and operations of Martin Marietta and Vulcan and there can be no assurance that the anticipated benefits of the business combination will be realized

Martin Marietta intends, to the extent possible, to integrate Vulcan’s operations with those of Martin Marietta. Although Martin Marietta believes that the integration of the operations of Martin Marietta and Vulcan (and the resulting benefits and synergies) will be achievable, there can be no assurance that Martin Marietta will not encounter difficulties integrating Vulcan’s operations with Martin Marietta’s operations, which could result in Martin Marietta achieving less than the anticipated benefits and synergies of the combination and, therefore, less than the expected cost savings. Additionally, there can be no assurance that the timing for realizing these benefits and synergies will be consistent with the timing Martin Marietta anticipates. The difficulties of combining the operations of the companies include, among other things:

•	possible inconsistencies in standards, controls, procedures and policies, and compensation structures between Vulcan and Martin Marietta;

•	the complexities of integrating the business and operations of Vulcan with those of Martin Marietta;

•	the retention of existing customers and attraction of new customers;

•	the retention of key employees, and attraction of new employees, if necessary;

•	the consolidation of corporate and administrative infrastructures;

•	the minimization of the diversion of management’s attention from ongoing business concerns; and

•	the possibility of tax costs or inefficiencies associated with the integration of the operations of the combined company.

Also, our proposal is not dependent upon the retention or cooperation of Vulcan’s senior management. There can be no assurance that there will not be some lack of cooperation on the part of Vulcan’s senior executive management and/or its other employees which could adversely affect the integration process.

The payment of cash dividends by the combined company in the future may be subject to certain limitations. The failure of the combined company to maintain or pay dividends may adversely affect its share price

Martin Marietta intends for the combined company to pay regular dividends to shareholders at Martin Marietta’s current rate of $1.60 per share annually (equivalent to $0.80 per Vulcan share annually, based on the 0.50 exchange ratio). The ability of the combined company to pay dividends is subject to, among other things, its financial condition, compliance with covenants and financial ratios related to existing or future indebtedness (including Vulcan’s indebtedness) and applicable law. In addition, if Vulcan is required to offer to repurchase outstanding senior unsecured notes, its financial condition may be adversely affected and as a result the combined company could be required to reduce or eliminate its dividend. Please see “Following consummation of the transactions contemplated by the offer, the credit rating of Vulcan’s indebtedness could be downgraded, which in certain circumstances could give rise to an obligation to redeem Vulcan’s existing indebtedness.” If the combined company reduces or eliminates its dividend, the combined company’s share price may be adversely affected.

Martin Marietta must obtain governmental and regulatory consents to consummate the offer, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the offer, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the combination contemplated by the offer

The offer is conditioned on the receipt of all necessary or advisable (at Martin Marietta’s sole discretion) governmental and regulatory authorizations, consents, orders and approvals or the termination of any necessary or advisable (at Martin Marietta’s sole discretion) waiting periods, including the expiration or termination of the applicable waiting periods under the HSR Act. If Martin Marietta does not receive these approvals, or does not receive them on terms that satisfy the conditions set forth in this prospectus/offer to exchange, then Martin Marietta will not be obligated to accept shares of Vulcan common stock for exchange in the offer.

The governmental agencies from which Martin Marietta is seeking these approvals, or which may otherwise review the transaction, including, in particular, the FTC and the United States Department of Justice, have broad discretion in administering the governing regulations. As a condition to their approval of the transactions contemplated by this prospectus/offer to exchange, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the offer or may reduce the anticipated benefits of the combination contemplated by the offer. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to the offer will be satisfied, and, if all required consents and approvals are obtained and the conditions to the consummation of the offer are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If Martin Marietta agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the offer, these requirements, limitations, additional costs or restrictions could adversely affect the two companies’ ability to integrate their operations or reduce the anticipated benefits of the combination contemplated by the offer. This could result in a failure to complete the offer and the second-step merger or have a material adverse effect on the business and results of operations of the combined company. Please see the section entitled “The Exchange Offer—Conditions of the Offer” for a discussion of the conditions to the offer and the section entitled “The Exchange Offer—Certain Legal Matters; Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the offer and the second-step merger.

Although there is some overlap in some regions served by Martin Marietta and Vulcan, we believe that such overlap is limited and that there would be numerous parties interested in purchasing any assets required to be divested. Martin Marietta expects that any asset divestitures that may be required in connection with a business combination of Vulcan and Martin Marietta would not present significant hurdles to completion of a transaction.

Upon your receipt of shares of Martin Marietta common stock in the offer, you will become a shareholder in Martin Marietta, a North Carolina corporation, which may change certain shareholder rights and privileges you hold as a shareholder of Vulcan, a New Jersey corporation

Martin Marietta is a North Carolina corporation and is governed by the laws of the State of North Carolina and by its certificate of incorporation and bylaws. North Carolina corporation law extends to shareholders certain rights and privileges that may not exist under New Jersey law and, conversely, does not extend certain rights and privileges that you may have as a shareholder of Vulcan, which is governed by New Jersey law and its charter and by-laws. For a detailed discussion of the rights of Martin Marietta shareholders versus the rights of Vulcan shareholders, please see the section entitled “Comparison of Shareholders’ Rights.”

The market for Martin Marietta common stock may be adversely affected by the issuance of shares pursuant to the offer and the second-step merger

In connection with the completion of the offer and the second-step merger, and as described in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Ownership of the Combined Company After the Offer,” Martin Marietta estimates it will issue approximately 64,927,192 shares of Martin Marietta common stock. The increase in the number of shares of Martin Marietta common stock may lead to sales of such stock or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Martin Marietta common stock.

Following consummation of the transactions contemplated by the offer, the credit rating of Vulcan’s indebtedness could be downgraded, which in certain circumstances could give rise to an obligation to redeem Vulcan’s existing indebtedness

Vulcan had approximately $2.8 billion aggregate principal amount of outstanding senior unsecured notes as of December 31, 2011. Martin Marietta does not presently intend to redeem or refinance any of Vulcan’s senior unsecured notes in connection with the transactions contemplated by the offer.

Completion of the offer may constitute a “change of control” under the terms of each series of Vulcan’s senior unsecured notes. If completion of the offer constitutes a change of control and if there is a downgrade of the credit rating of any series of Vulcan’s senior unsecured notes by both S&P and Moody’s to a rating that, in the case of S&P, is below BBB- and, in the case of Moody’s Investors Service, Inc., is below Baa3 (in each case, regardless of the credit rating prior to the downgrade), during the period commencing 60 days prior to the first public announcement by Vulcan of any change of control (or pending change of control) continuing until 60 days following consummation of such change of control (which period will be extended following consummation of a change of control for up to an additional 60 days for so long as either of these rating agencies has publicly announced that it is considering a possible ratings change), this would constitute a “change of control repurchase event” under the terms of the applicable notes. In the event of a change of control repurchase event with respect to any series of Vulcan’s senior unsecured notes, Vulcan would be required to offer to repurchase each holder’s notes of such series at a purchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest.

We may elect to implement alternative structures pursuant to the form merger agreement to effect the proposed transaction taking into account, among other things, any implications of the proposed transaction under Vulcan’s senior unsecured notes. Pursuant to the terms of the form merger agreement delivered to Vulcan concurrently with Martin Marietta’s business combination proposal, Martin Marietta would have the right to require that, prior to the closing of the transaction, Vulcan cooperate with Martin Marietta (and, as applicable, amend the merger agreement) to implement the transactions through an alternative transaction structure. Under the terms of the form merger agreement, Martin Marietta can request that Vulcan implement the transaction either (i) through a newly formed holding company of Martin Marietta or (ii) as may otherwise be requested by Martin Marietta (so long as Vulcan’s shareholders receive the substantially equivalent economic benefit compared to the economic benefit Vulcan’s shareholders would have received upon consummation of the transactions under the structure contemplated by the form merger agreement).

Martin Marietta is not currently considering any alternative structures other than a transaction through a newly formed holding company. This holding company structure would not constitute a change of control of Vulcan’s senior unsecured notes. However, it is possible that a holding company structure may have other implications with respect to Vulcan, Martin Marietta and/or the combined company, including in certain circumstances potentially requiring an offer to repurchase certain of Martin Marietta’s existing debt. As of December 31, 2011, Martin Marietta had approximately $550 million aggregate principal amount of senior unsecured notes, under the terms of which a holding company or other alternative transaction structure may constitute a “change of control.” If completion of the offer constitutes a change of control and if there is a downgrade of the credit rating of any series of Martin Marietta’s senior unsecured notes by S&P and Moody’s (or, in the case of the 6.60% senior notes due 2018, by at least two of Fitch Inc., S&P and Moody’s) to a rating below “investment grade” (regardless of whether the rating prior to such downgrade was investment grade or below investment grade) prior to 60 days following consummation of the change of control (which period may be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade), and, in the case of the 6.25% senior notes due 2037, if either S&P or Moody’s publicly announces or informs the trustee in writing that such downgrade was the result, in whole or in part, of any event or circumstance relating to the change of control, Martin Marietta would be required to offer to repurchase each holder’s notes of such series at a purchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest. Although no assurance can be given as to the terms or availability of refinancing capital, and no new financing commitments have been entered into as of the date of this prospectus/offer to exchange in respect of any repurchase or refinancing, Martin Marietta currently expects that any repurchase or refinancing of its senior unsecured notes, if required, could be funded through a combination of cash on hand and borrowings under new and/or existing financing arrangements. Except as described above, Martin Marietta does not expect that the consummation of the transactions through a newly formed holding company structure will result in any material adverse consequences relative to the transaction structure described in this prospectus/offer to exchange.

If following the completion of the offer, Vulcan is obligated to offer to repurchase Vulcan’s outstanding senior unsecured notes, Martin Marietta may not be able to obtain sufficient capital to repurchase or refinance Vulcan’s outstanding senior unsecured notes in these circumstances. Failure to repurchase the notes as required would result in an event of default under the terms of the notes, which could put Vulcan in default under agreements governing its other indebtedness, including the acceleration of the payment of any borrowings thereunder, and may have an adverse effect on the value of the stock of Vulcan and, indirectly, on the value of the stock of Martin Marietta and the ability of the combined company to maintain the dividend Martin Marietta expects it to pay. Since August 2010, the credit rating of Vulcan’s senior unsecured notes has been downgraded three times by Moody’s and two times by S&P. Prior to Martin Marietta’s December 12, 2011 announcement of the proposed transaction, both Moody’s and S&P had a “negative” credit outlook for Vulcan. Since the announcement of Martin Marietta’s proposal, Moody’s has placed Vulcan’s rating “under review, direction uncertain” and S&P has placed Vulcan on “CreditWatch Positive.” Martin Marietta’s offer is not conditioned on Martin Marietta having adequate funding to repurchase notes of Vulcan or Martin Marietta in the event such repurchase obligations are triggered by the consummation of the offer or any alternative transaction structure.

On December 15, 2011, Vulcan entered into a new five-year credit agreement providing for a $600 million asset based lending credit facility with SunTrust Bank, as administrative agent, and the lenders and other parties thereto. Consummation of the transactions contemplated by the offer may result in a default under Vulcan’s new $600 million Credit Agreement unless the requisite lenders thereunder consent to such transactions. In connection with the consummation of the proposed transaction, Martin Marietta expects to replace Vulcan’s $600 million Credit Agreement, as well as Martin Marietta’s existing $600 million credit agreement dated March 31, 2011 and its existing $100 million accounts receivable facility dated April 21, 2009, and refinance any amounts outstanding under such credit facilities. As of December 31, 2011, approximately $385 million was outstanding under Martin Marietta’s credit facilities. No assurance can be given as to the terms or availability of refinancing capital.

The combination of the businesses of Martin Marietta and Vulcan may result in one or more ratings organizations taking actions which may adversely affect the combined company’s business, financial condition and operating results, as well as the market price of Martin Marietta common shares

Ratings with respect to financial strength are important factors in maintaining customer confidence in Martin Marietta and its ability to market its products and compete with other construction materials companies. Rating organizations regularly analyze the financial performance and condition of companies and will likely reevaluate the ratings of Martin Marietta following the consummation of the second-step merger, if applicable. Although S&P or Moody’s may not take any formal action with respect to modifying Martin Marietta’s ratings or Vulcan’s ratings following the announcement of the exchange offer or second-step merger, following the closing of the exchange offer, any ratings downgrades, or the potential for ratings downgrades, of Martin Marietta could adversely affect Martin Marietta’s ability to market and distribute products and services and successfully compete in the marketplace, which could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of shares of Martin Marietta common stock after the combination of the businesses of Martin Marietta and Vulcan.

Additionally, if a ratings downgrade were to occur in connection with the offer or the second-step merger, or Martin Marietta fails to maintain an investment grade rating, Martin Marietta could experience higher borrowing costs in the future and more restrictive covenants which would reduce profitability and diminish operational flexibility.

Future results of the combined company may differ materially from the Selected Unaudited Pro Forma Combined Consolidated Financial Information of Martin Marietta and Vulcan presented in this prospectus/offer to exchange

The future results of Martin Marietta following the consummation of the exchange offer may be materially different from those shown in the Selected Unaudited Pro Forma Combined Consolidated Financial Information presented in this prospectus/offer to exchange, which show only a combination of Martin Marietta’s and Vulcan’s historical results after giving effect to the exchange offer and reflect Martin Marietta’s determination that Martin Marietta is the accounting acquirer under ASC 805. Martin Marietta has estimated that it will record approximately $75 million in transaction expenses (excluding any amounts in respect of fractional shares in the offer and the second-step merger, which we expect will be a de minimis amount, and any litigation or refinancing expenses), as described in the notes to the Selected Unaudited Condensed Consolidated Pro Forma Financial Information included in this prospectus/offer to exchange. In addition, the final amount of any charges relating to acquisition accounting adjustments that Martin Marietta may be required to record will not be known until following the consummation of exchange offer and second-step merger. These and other expenses and charges may be higher or lower than estimated.

The offer and second-step merger will trigger certain provisions contained in Martin Marietta’s employee benefit plans or agreements that will require Martin Marietta to make change of control payments or permit a counter-party to an agreement with Martin Marietta to terminate that agreement. In addition, the offer and second-step merger could trigger certain provisions contained in Vulcan’s employee benefit plans or agreements that could require Vulcan to make change in control payments or permit a counter-party to an agreement with Vulcan to terminate that agreement

For a description of the change of control provisions that will be triggered in Martin Marietta’s benefit plans and agreements with respect to Martin Marietta’s executive officers and directors in connection with the transaction, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Certain Relationships with Vulcan and Interests of Martin Marietta and Martin Marietta’s Executive Officers and Directors in the Offer.”

Certain of Vulcan’s employee benefit plans or agreements contain change in control clauses providing for compensation to be granted to certain members of Vulcan senior management either upon a change in control, or if following a change in control, Vulcan terminates the employment relationship between Vulcan and these employees, or if these employees terminate the employment relationship for good reason (as defined in the applicable plan or agreement). If successful, the offer and the second-step merger could constitute a change in control of Vulcan, thereby giving rise to potential change in control payments. Because Martin Marietta has not had the opportunity to review Vulcan’s non-public information in connection with the offer, there may be other agreements that require payments or permit a counter-party to terminate an agreement because the offer or the second-step merger would cause a default or violate an anti-assignment, change in control or similar clause. If this happens, Martin Marietta may have to seek to replace that agreement with a new agreement. Martin Marietta cannot assure you that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to Vulcan’s business, failure to replace that agreement on similar terms or at all may increase the costs to Martin Marietta of operating Vulcan’s business or prevent Martin Marietta from operating part or all of Vulcan’s business.

The combined companies’ aggregates business is dependent on funding from a combination of federal, state and local sources

Martin Marietta’s aggregates products are used in public infrastructure projects, which include the construction, maintenance, and improvement of highways, bridges, schools, prisons, and similar projects. Accordingly, Martin Marietta’s business is dependent on the level of federal, state, and local spending on these projects. Martin Marietta cannot be assured of the existence, amount, and timing of appropriations for spending on future projects.

Annual highway funding for public-sector construction projects is typically provided by a multi-year federal highway bill. The most recent federal highway bill, the Safe, Accountable, Flexible, Efficient Transportation Equity Act: A Legacy for Users (“SAFETEA-LU”), approved in 2005 provided funding of $286.4 billion for highway, transit, and highway safety programs through September 30, 2009. While a multi-year successor federal highway bill has not been approved, Congress has extended the provisions of the 2005 law under continuing resolutions through March 31, 2012. Given the record level of national debt and the resulting pressure on all government spending, Martin Marietta cannot be assured that Congress will pass a multi-year successor federal highway bill or will continue to extend the provisions of the most recent law at the same levels. In fact, Martin Marietta expects the federal highway program to operate under continuing resolution until after the 2012 Presidential elections.

Federal highway bills provide spending authorizations that represent maximum amounts. Each year, an appropriation act is passed establishing the amount that can actually be used for particular programs. The annual funding level is generally tied to receipts of highway user taxes placed in the Highway Trust Fund. Once the annual appropriation is passed, funds are distributed to each state based on formulas (apportionments) or other procedures (allocations). Apportioned and allocated funds generally must be spent on specific programs as outlined in the federal legislation. The Highway Trust Fund has experienced shortfalls in recent years, due to high gas prices, fewer miles driven and improved automobile fuel efficiency. These shortfalls created a significant decline in federal highway funding levels. In response to the projected shortfalls, money has been transferred from the General Fund into the Highway Trust Fund over the past three years. Presently, the Congressional Budget Office projects that the highway account, one of the two components of the Highway Trust Fund, will be unable to meet its obligations in a timely manner sometime during 2012. Martin Marietta cannot be assured of the existence, timing or amount of federal highway funding levels in the future.

At the state level, each state funds infrastructure spending from specially allocated amounts collected from various taxes, typically gasoline taxes and vehicle fees, along with voter-approved bond programs. Shortages in state tax revenues can reduce spending on state infrastructure projects, even below amounts awarded under legislative bills. Delays in state infrastructure spending can hurt our business. Historically, states have been reluctant to commit to long-term projects while under continuing resolutions.

The combined company’s business could be affected by exposure to residential construction markets and unfavorable macroeconomic and business conditions

Unfavorable macroeconomic and business conditions could adversely affect our business. In particular, Vulcan’s sales and volumes in Florida and California have been negatively impacted by foreclosures and a decline in residential construction. Vulcan’s sales volumes and earnings could continue to be depressed and negatively impacted by this segment of the market until there is a recovery in residential construction.

You may be unable to assert a claim against Vulcan’s independent auditors under Section 11 of the Securities Act

Section 11(a) of the Securities Act provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, any accountant or expert who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement. Although audit reports were issued on Vulcan’s historical financial statements and are included in Vulcan’s filings with the SEC, Vulcan’s independent auditors have not permitted the use of their reports in Martin Marietta’s registration statement of which this prospectus/offer to exchange forms a part. Martin Marietta requested and has, as of the date hereof, not received the consent of such independent auditors. The registration statement has been filed without including a written consent from Vulcan’s independent auditors with respect to Vulcan’s audited financial statements. Accordingly, you may not be able to assert a claim against Vulcan’s independent auditors under Section 11 of the Securities Act.

Risk Factors Relating to Martin Marietta’s Business

You should read and consider risk factors specific to Martin Marietta’s businesses that will also affect the combined company after the merger, described in Part I, Item 1A of Martin Marietta’s annual report on Form 10-K for the year ended December 31, 2011 which has been filed by Martin Marietta with the SEC and which is incorporated by reference into this document.

Risk Factors Relating to Vulcan’s Business

You should read and consider risk factors specific to Vulcan’s businesses that Martin Marietta believes would be applicable to the combined company after the merger, described in Part I, Item 1A of Vulcan’s annual report on Form 10-K for the year ended December 31, 2011, which has been filed by Vulcan with the SEC and which is incorporated by reference into this document. In connection with the offer, Martin Marietta has not had the opportunity to conduct comprehensive due diligence on Vulcan and to evaluate fully the extent to which these risk factors will affect the combined company.

THE COMPANIES

Martin Marietta

Martin Marietta is a leading producer of aggregates products (crushed stone, sand and gravel) for the construction industry, including infrastructure, nonresidential, residential, railroad ballast, agricultural and chemical grade stone used in environmental applications. Martin Marietta conducts its operations through four reportable business segments: the Mideast Group, Southeast Group, West Group (collectively, the “Aggregates business”) and the Specialty Products segment. Martin Marietta’s annual net sales and earnings are predominantly derived from its Aggregates business, which mines, processes and sells granite, limestone, sand, gravel and other aggregates products from a network of 304 quarries, underground mines, distribution facilities and plants to customers in 31 states, Canada, the Bahamas and the Caribbean Islands. The Aggregates business’ products are used primarily by commercial customers principally in domestic construction of highways and other infrastructure projects and for nonresidential and residential building development. Aggregates products are also used in the railroad, environmental, utility and agricultural industries. The Specialty Products segment produces magnesia-based chemical products used in industrial, agricultural and environmental applications and dolomitic lime sold primarily to customers in the steel industry.

Martin Marietta is a North Carolina corporation with principal executive offices at 2710 Wycliff Road, Raleigh, North Carolina 27607. The telephone number of Martin Marietta’s executive offices is (919) 781-4550, and our Internet website address is www.martinmarietta.com.

Vulcan

Vulcan is the United States’ largest producer of construction aggregates and a leader in the production of other construction materials. Vulcan’s construction materials business produces and sells aggregates that are used in nearly all forms of construction. Vulcan has four reporting segments organized around its principal product lines: aggregates, concrete, asphalt mix and cement.

Vulcan is a New Jersey corporation with principal executive offices at 1200 Urban Center Drive, Birmingham, Alabama 35242. The telephone number of Vulcan’s executive offices is (205) 298-3000, and Vulcan’s Internet website address is www.vulcanmaterials.com.

BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

In considering whether to make an offer to enter into a business combination with Vulcan, the Martin Marietta board of directors believed, based on the prior discussions between the parties, that further efforts would not likely lead to a definitive agreement within a reasonable period of time. For this reason, as well as our belief in the significant value enhancement potential of the combination for Vulcan and Martin Marietta shareholders, on December 12, 2011, Martin Marietta commenced the exchange offer by filing the registration statement of which this prospectus/offer to exchange is a part with the SEC, delivering a request to Vulcan pursuant to Rule 14d-5 of the Exchange Act and issuing a press release regarding the commencement of the exchange offer.

During the late 1990’s and through the early 2000’s, the aggregates industry experienced significant consolidation. Martin Marietta actively participated in this industry consolidation, acquiring more than 60 small to mid-size businesses from 1995 through 2005. Since that time, Martin Marietta management has focused on returning value to shareholders through stock repurchases and dividends, investing in upgrades and expansions to its plants and properties and divesting under-performing assets. The actions and decisions taken by management have enabled Martin Marietta to control production costs and selling, general and administrative expenses, and achieve solid and profitable financial performance during the recessionary economy that has impacted the construction aggregates industry since 2008. Martin Marietta’s board of directors and management regularly review business strategy and growth opportunities, and from time to time have received advice from outside financial and legal advisors in connection with its reviews.

On several occasions beginning in 2002, senior executives of Martin Marietta and Vulcan have discussed a possible business combination transaction involving the two companies. In August 2002, at the request of Donald M. James, Vulcan’s chairman and chief executive officer, Stephen P. Zelnak, Jr., then chairman, president and chief executive officer of Martin Marietta, met with Mr. James at Martin Marietta’s headquarters in Raleigh, North Carolina, and discussed the benefits of a potential combination of Martin Marietta and Vulcan. The discussion did not progress beyond initial conversations.

In early 2005, Mr. James called Mr. Zelnak and proposed a combination of Martin Marietta and Vulcan, in which Vulcan would exchange stock and cash for Martin Marietta stock. Mr. James again reiterated that the combination rationale for the two companies would be strong and would present meaningful synergies and value for both sets of shareholders. Mr. Zelnak and Mr. James met in Charlotte, North Carolina to discuss the potential terms and structure of a business combination transaction, as well as governance and employment issues related to the combined company. Although Mr. Zelnak and Mr. James agreed that a business combination would result in benefits to both companies and their shareholders, the discussions did not progress beyond initial conversations.

In August 2006, Martin Marietta hired C. Howard Nye as president and chief operating officer. Shortly after he assumed his new position, Mr. James saw Mr. Nye at an industry trade association meeting, and suggested that a combination of Martin Marietta and Vulcan would have substantial benefits and should be discussed by them in the future. In the intervening period, Martin Marietta continued to consider potential opportunities relating to Vulcan, although during such time there were no discussions or other contacts with Vulcan regarding such potential opportunities. In September 2009, Mr. Nye received a call from Mr. James, who suggested to Mr. Nye that they discuss a possible combination of Martin Marietta and Vulcan. In response, Mr. Nye indicated that he would be interested in discussing with Mr. James a potential stock-for-stock merger of the companies. The discussion did not progress beyond initial conversations.

In early 2010, Mr. Nye was elected chief executive officer of Martin Marietta. At the time, Martin Marietta and the construction materials industry globally were experiencing recessionary economic conditions, and the company’s sales volumes had decreased by approximately 40% since peak volumes in 2006. Mr. Nye implemented cost-cutting measures and took steps to strengthen Martin Marietta’s balance sheet which allowed

Martin Marietta to maintain its investment grade debt rating and its dividend levels. In addition, Mr. Nye initiated a strategic review of Martin Marietta’s operations and potential growth opportunities. In connection with this review, Martin Marietta’s senior management had discussions with several outside advisory firms (including Deutsche Bank Securities Inc., or “Deutsche Bank,” and J.P. Morgan Securities LLC, or “J.P. Morgan”) regarding strategic opportunities for long-term growth and began to assess a strategic business combination with Vulcan as a means to enhance Martin Marietta shareholder value.

On April 22, 2010, Mr. Nye and Mr. James met while attending an industry trade association meeting. Mr. James suggested to Mr. Nye that they discuss a possible combination of Martin Marietta and Vulcan. In response, Mr. Nye indicated that he would be interested in discussing with Mr. James a potential stock-for-stock merger of the companies. They discussed their preliminary views on potential overlaps in the businesses, the expected level of cost synergies, the structure of the transaction as a stock-for-stock merger, the importance of a short timeline for completing a transaction, the location of headquarters for the combined company and continuing roles for the chief executive officers of both companies. Mr. Nye and Mr. James agreed that the parties should continue their discussions and agreed to meet again to discuss a potential business combination in more detail, including the structure of a possible transaction, impediments to the combination of the companies and potential synergies that could result from a combination. Mr. James and Mr. Nye agreed to schedule a subsequent meeting to discuss the possibility of a combination of the two companies, and had several telephone conversations in late April 2010 in which they discussed the potential benefits of a combination to both companies and their respective shareholders. In connection with these discussions, the parties entered into a confidentiality agreement on May 3, 2010, which did not contain a standstill provision.

On May 5, 2010, Mr. James and Mr. Nye spoke by telephone, and agreed to schedule a meeting between their respective general counsels, chief financial officers and external legal advisors to discuss the structure of a business combination, possible divestitures that could be required by antitrust regulators, the potential synergies to be realized from a combination and tax matters. Mr. James and Mr. Nye agreed to speak again the following week, and agreed that they would discuss social issues at that time.

On May 11, 2010, Mr. Nye and Mr. James spoke further by telephone about a possible business combination transaction. Mr. James suggested that the transaction be structured as a merger of equals without a premium to shareholders of Martin Marietta or Vulcan. Mr. Nye told Mr. James that the exchange ratio in any transaction should reflect the relative contributions of the two companies and the corporate governance of the combined company going forward. They also discussed the roles of each of Mr. James and Mr. Nye in the combined company, and corporate governance of the combined company, in general. Mr. James and Mr. Nye discussed blending the boards of directors of the two companies to create the board of directors of the combined company, and filling senior management positions with the best candidates from each of Martin Marietta and Vulcan. They also discussed possible names of the combined company. Mr. James and Mr. Nye then discussed potential synergies, and Mr. Nye expressed his view that, based on the cost savings measures he had implemented at Martin Marietta, he believed that as chief executive officer of the combined company, he could extract similar cost synergies at the combined company. Mr. Nye also presented to Mr. James his view of an operating structure for the combined company. Mr. James indicated that he would consider Mr. Nye’s views as to potential synergies and how to most effectively realize synergies in a business combination. Mr. James suggested a structure in which assets required to be divested to satisfy regulatory requirements would be put into a separate company and spun off to shareholders in a tax-free transaction, and noted that management that did not remain with the combined company could have continuing roles with the new entity. Mr. Nye and Mr. James agreed to update their respective boards of directors and continue their discussions if appropriate.

On May 17, 2010, Mr. Nye and Mr. James spoke by telephone, and each indicated that he had been instructed by his board of directors to continue discussions in order to determine whether a transaction in the best interests of shareholders of both companies was achievable. Mr. Nye and Mr. James agreed to meet again after their legal and financial teams had met. Mr. James also requested that Mr. Nye send him a proposal for the organizational structure of the combined company in advance of the meeting of the financial teams.

On May 19, 2010, Roselyn Bar, general counsel of Martin Marietta, Robert Wason, general counsel of Vulcan, and representatives of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Martin Marietta, McDermott Will & Emery LLP, antitrust counsel to Martin Marietta, and Wachtell, Lipton, Rosen & Katz, counsel to Vulcan, met in New York City and discussed possible transaction structures, potential impediments to a business combination transaction, tax matters and potential business overlaps that could require divestitures. The legal teams did not identify any significant impediments to a business combination transaction, and agreed to report their conclusions to their respective chief executive officers.

On May 21, 2010, as requested by Mr. James, Mr. Nye sent Mr. James a proposed organizational structure to support Martin Marietta’s view of achievable cost synergies for the combined company. Mr. Nye and Mr. James spoke by telephone later that day, and agreed the organizational structure proposed by Mr. Nye was a viable framework for the financial teams to discuss potential cost synergies resulting from a business combination. Mr. Nye instructed the Martin Marietta financial team to continue working on an analysis of potential cost synergies within the framework of the organizational structure proposed by Mr. Nye to Mr. James.

On May 25, 2010, Anne Lloyd, the chief financial officer of Martin Marietta, met with Dan Sansone, the chief financial officer of Vulcan, in Atlanta and discussed potential synergies resulting from, and transaction costs associated with, a business combination. Ms. Lloyd indicated that a reconciliation of the tax bases of the two companies would be required to determine the tax leakage that could result from a business combination, and to develop a strategy for selling or spinning-off assets that would be divested to satisfy regulatory requirements. Ms. Lloyd presented Martin Marietta’s work with regard to synergies, including an organizational chart and potential cost synergies relating to the elimination of overhead and duplicative services. Mr. Sansone indicated that he was not prepared or authorized to discuss synergies at that time, but that he would review any information that Martin Marietta provided. The financial teams of the two companies agreed that Martin Marietta would provide to Vulcan further information and data to support its estimates of synergies.

On June 16, 2010, Mr. Nye and Mr. James met in New York City. At the meeting, Mr. Nye and Mr. James discussed the location of the headquarters of the combined company and several possible names for the combined company, and were in substantial agreement with respect to those matters. Mr. James and Mr. Nye also discussed potential synergies resulting from a business combination. Mr. James indicated that he believed a combination of the two companies would result in approximately $100 million in synergies, and that he did not believe that the combination would result in synergies at the $175 million to $200 million levels that Mr. Nye believed were achievable. Mr. James requested that Mr. Nye give further consideration to an appropriate exchange ratio for a stock-for-stock merger of the two companies. Mr. James also stated Vulcan’s position that Mr. James be chief executive officer of the combined company for a period of three years, followed by an additional period of three years in which he would serve as executive chairman of the board of directors. Mr. Nye responded that the Martin Marietta board of directors had confidence in its current management team and had recently transitioned management responsibilities to Mr. Nye after the retirement of Mr. Zelnak pursuant to a succession plan, noting that Martin Marietta’s board of directors believed that there was inadequate succession planning at Vulcan. Mr. Nye informed Mr. James that the Martin Marietta board of directors would not agree to a transaction pursuant to which Mr. James would manage the combined assets for six years, and that Mr. Nye’s appointment as the chief executive officer of the combined company was an important term of any transaction to be considered by the Martin Marietta board.

On August 24, 2010, Mr. Nye and Mr. James spoke by telephone. They both agreed that the financial management teams of each of the companies should continue discussions in an effort to reach agreement on the level of synergies that could be achieved in a combination.

Between August 2010 and September 2010, Martin Marietta’s financial management team continued to provide information to Vulcan’s financial management team on cost savings and synergies that Martin Marietta believed could be achieved in a business combination. Ms. Lloyd and Ms. Guzzo of Martin Marietta and Mr. Sansone and Mr. Khan of Vulcan met in October 2010, and again discussed potential synergies in a business combination, however, Vulcan continued to disagree with the level of cost synergies Martin Marietta believed could be achieved by the combined company.

On October 1, 2010, Mr. Nye and Mr. James spoke by telephone and scheduled a meeting in San Diego for October 3, 2010. At that meeting, Mr. Nye indicated that he thought the financial management teams had made progress in estimating synergies, however, Mr. James disagreed with Mr. Nye’s conclusion. Mr. James requested that Mr. Nye suggest dates in the future for another meeting. A meeting between Mr. Nye and Mr. James was subsequently scheduled for November 3, 2010.

On November 3, 2010, Mr. Nye and Mr. James met in Raleigh, North Carolina and discussed, among other matters, the corporate governance of the combined company, potential divestitures and estimates of synergies. Mr. James indicated that he believed that he should have the role of Executive Chairman and Mr. Nye should have the role of President, with no chief executive officer of the combined company. They also discussed the composition of the board of directors of the combined company and the location of the combined company’s headquarters. Mr. James requested that Mr. Nye give further consideration to an appropriate exchange ratio for a stock-for-stock merger of the two companies. Mr. Nye suggested that there would likely be buyers for assets that the combined company would be required to divest to support regulatory requirements, to which Mr. James agreed. Mr. Nye also told Mr. James that Martin Marietta continued to believe cost synergies of $175 million to $200 million could be achieved for the combined company. Mr. James suggested that their teams continue to discuss potential synergies and that he and Mr. Nye should continue their discussions after the financial teams completed additional work.

In November 2010, at a meeting of the Martin Marietta board of directors, Mr. Nye updated the Martin Marietta board on the status of discussions between Mr. Nye and Mr. James, and summarized for the board the matters on which Mr. Nye and Mr. James had been unable to reach agreement, including the level of projected synergies and who would be the chief executive officer of the combined company. Mr. Nye described the projected cost synergies for the combined company developed by the Martin Marietta management team from Vulcan’s publicly available information and based on the cost savings achieved at Martin Marietta under the stewardship of Mr. Nye. The board of directors reiterated their support for Mr. Nye as chief executive officer of the combined company.

On November 23, 2010, Mr. Nye and Mr. James spoke by telephone. Mr. Nye asked Mr. James if he thought Ms. Lloyd and Mr. Sansone should continue discussions regarding synergies and Mr. James responded that the financial teams should continue their discussions.

In February 2011, at a meeting of the Martin Marietta board of directors, representatives of Deutsche Bank presented several strategic alternatives to the Martin Marietta board, including a possible combination with Vulcan. The board and senior management of Martin Marietta again discussed the advantages and disadvantages of a combination with Vulcan. At this meeting, the members of the Martin Marietta board and representatives of Deutsche Bank discussed that, based on information available to the public, a significant percentage of the holders of Martin Marietta’s shares also own shares of Vulcan, and various reasons why the transaction should be value enhancing to shareholders of both Martin Marietta and Vulcan.

On March 8, 2011, at the initiation of Martin Marietta, Ms. Lloyd and Ms. Guzzo of Martin Marietta met with Mr. Sansone and Mr. Khan of Vulcan in Atlanta. At the meeting, the financial teams of Martin Marietta and Vulcan discussed potential cost savings from the elimination of duplicative functions, production costs and selling, general and administrative expenses. Ms. Lloyd told the Vulcan representatives that Martin Marietta’s preliminary estimate of projected overhead cost synergies resulting from a business combination was approximately $170 million. Ms. Lloyd also indicated that Martin Marietta believed additional opportunities existed to achieve greater cost synergies and efficiencies over the longer term. Throughout the course of the discussions, Martin Marietta’s management presented Vulcan’s management with synergy estimates which Martin Marietta’s management believed Vulcan’s management would find acceptable, even though Martin

Marietta’s management believed that higher synergies were achievable. More limited discussions were also held regarding production cost synergies and Vulcan representatives stated that they were not prepared to discuss in detail their view of those synergies. Martin Marietta management believed production cost synergies would have resulted in more than $70 million of additional synergies.

On March 18, 2011, Mr. James called Mr. Nye suggesting that they meet again to discuss a potential business combination. Mr. James and Mr. Nye met in New York City on April 5, 2011. Mr. James stated that he continued to believe that the combination of Vulcan and Martin Marietta would provide significant and attractive cost synergies, but Vulcan did not share Martin Marietta’s views as to the level of synergies. Martin Marietta believed that the difference in opinion between Martin Marietta and Vulcan with respect to the level of synergies was primarily based on the companies’ differing philosophies with respect to cost management. Specifically, Martin Marietta believed that, in contrast to the strategies undertaken by Martin Marietta with respect to its operations and SG&A cost management, Vulcan was unwilling to consider significant actions to create more meaningful savings. These actions include, among others, employing “lean” staffing methodologies, having a single manager perform multiple functions or oversee multiple locations, reducing duplication in roles and provision of services between corporate and divisional headquarters, reducing the number of highly compensated senior managers and, where cost effective, outsourcing selected functions to third-party vendors. Mr. James told Mr. Nye that a continuing and significant presence of the combined entity in Birmingham, Alabama was important to Vulcan. In addition, Mr. James stated Vulcan’s position on management and board issues, including a requirement that Mr. James’ role in the combined company include reporting responsibility for senior staff functions and a requirement that the composition of the combined board of directors be proportionate with Martin Marietta and Vulcan shareholders’ relative ownership in the combined company. Mr. James stated that a discussion of one time costs to be incurred in connection with a business combination would also be relevant to assessing the viability of a transaction, and suggested that the two chief executive officers speak again later in the month.

On April 25 and 26, 2011, Mr. Nye and Mr. James spoke by telephone and discussed management roles and responsibilities, and the timeline for management succession. Mr. James proposed that he manage the combined operations with direct responsibility for legal, finance, government affairs, strategic planning and Board management functions, with investor relations, human resources, business development, and operations functions reporting to Mr. Nye. Mr. James proposed that after an agreed-upon transition period, Mr. Nye would become chief executive officer of the combined company. Mr. James also proposed that a dedicated integration team be formed to remain in place for the 24-month period following closing. Mr. James reiterated his proposal that the composition of the board of directors of the combined company be proportionate to Martin Marietta and Vulcan shareholders’ relative ownership in the combined company. Mr. Nye responded that in his view the board of directors should be combined, and include the existing directors of each company. Mr. Nye also noted that the Martin Marietta board of directors would be opposed to any structural impediments that would prevent the Martin Marietta management team from achieving projected synergies. In order to assure that synergies are achieved, Mr. Nye stated that the Martin Marietta board of directors would require that Mr. Nye be the chief executive officer of the combined company. Mr. Nye and Mr. James also discussed corporate governance structures designed to achieve the maximum amount of synergies in the combination. Mr. Nye and Mr. James again discussed the appropriate exchange ratio, as well as the process for effectuating any required divestitures. Mr. James reiterated his view that the combination of Martin Marietta and Vulcan would benefit both companies and their respective shareholders, allowing the assets of the two companies to be managed together in a more efficient organization than either alone, and that he and Mr. Nye should continue their discussions.

On June 27, 2011, Mr. Nye and Mr. James met in Atlanta. Mr. James told Mr. Nye that Vulcan would only be interested in a business combination with Martin Marietta at the market exchange rate without any premium to Martin Marietta, in which Mr. James would be chairman of the board of directors and chief executive officer, with a majority of senior management positions held by Vulcan personnel for a transition period. Mr. James also stated that he did not believe that the cost synergies to be achieved in a combination would be greater than $50 million, and that he believed that potential tax leakage (i.e., taxes arising from the sale or other disposition of certain assets that may be required in order to obtain regulatory approvals) and the ability to divest overlap businesses were significant impediments to a transaction. Mr. Nye responded that he did not share Mr. James’ views with respect to cost synergies and impediments to the transaction. Mr. Nye also told Mr. James that the terms presented by Mr. James with respect to corporate governance and the relative values of the two companies were not acceptable to Martin Marietta. Mr. Nye asked Mr. James if the position stated by Mr. James was Vulcan’s final position with respect to a combination with Martin Marietta. Mr. James indicated that he would call Mr. Nye to discuss the matter further.

In August 2011, at a meeting of the Martin Marietta board of directors, Mr. Nye updated the board on the status of discussions between Mr. Nye and Mr. James, including the last conversation between Mr. Nye and Mr. James on June 27, 2011, the positions taken by Mr. James during such discussions, and the fact that Mr. James had not called to further discuss the potential transaction as Mr. James indicated he would. Mr. Nye described the strategic benefits of a business combination transaction with Vulcan, including Martin Marietta’s estimates of potential cost savings resulting from a business combination transaction with Vulcan, based on publicly available information and Martin Marietta’s own cost-control platform. Mr. Nye also reviewed the overlap of shareholders and their potential reaction to a business combination, the estimated value enhancement to Martin Marietta shareholders from a business combination, and the potential impact of a business combination on the balance sheet of Martin Marietta. Mr. Nye also reported on the business challenges faced by each company from the economic recession and uncertainty in long-term federal highway funding legislation. The Martin Marietta board discussed the strategic benefits of a business combination with Vulcan, and the lack of progress achieved through the discussions between Mr. Nye and Mr. James. Mr. Nye told the Martin Marietta board that, in his view, it was unlikely that Mr. James would agree to terms that would be in the best interests of Martin Marietta shareholders. The Martin Marietta board authorized senior management to explore with its legal, financial, and other professional advisors the viability of moving forward unilaterally with a proposal for a combination with Vulcan.

During the period from August 2011 through December 2011, Martin Marietta senior management worked with its legal and financial advisors in assessing and structuring a unilateral exchange offer to Vulcan shareholders. On November 9, 2011, the Martin Marietta board of directors met in Raleigh, North Carolina at a meeting attended by senior management of Martin Marietta, representatives of Deutsche Bank, Skadden, Arps, Slate, Meagher & Flom LLP, McDermott, Will & Emery LLP and Kekst & Company, communications advisors to Martin Marietta. At the meeting the Martin Marietta board discussed the unilateral proposal for a combination with Vulcan, including, among other things, a review of the strategic benefits of the combination (including potential cost synergies and increased scale of operations), the structure for implementing a unilateral transaction (including the nomination of directors to Vulcan’s board and the commencement of an exchange offer) and the potential uncertainties associated with an unsolicited approach. The Martin Marietta board stated its support for exploring the proposed transaction.

On December 7, 2011, the Martin Marietta board of directors convened a special meeting with representatives of senior management of Martin Marietta and representatives of Deutsche Bank, Skadden, Arps, Slate, Meagher & Flom LLP, McDermott, Will & Emery LLP, Kekst & Company and Morrow & Co., LLC, information agent to Martin Marietta. The Martin Marietta board of directors again discussed the proposal for a combination with Vulcan and reviewed with its advisors, among other things, financial and legal considerations in respect of such proposal, including a review of the structure, terms and strategic benefits of the combination and certain pro forma financial metrics of the combined company.

On December 11, 2011, the Martin Marietta board of directors convened a special meeting with representatives of senior management of Martin Marietta and representatives of Deutsche Bank, J.P. Morgan, Skadden, Arps, Slate, Meagher & Flom LLP, McDermott, Will & Emery LLP, Kekst & Company, Morrow & Co., LLC and Joele Frank, Wilkinson Brimmer Katcher, a communications advisor to Martin Marietta. The Martin Marietta board of directors reviewed with its advisors, among other things, financial and legal considerations in respect of the proposal for a combination with Vulcan and certain updates since their meeting on December 7, 2011. The Martin Marietta board of directors unanimously determined to proceed with sending a proposal letter to Vulcan, and authorized the commencement of the offer and proceeding with the other matters described herein. The Martin Marietta board of directors did not request a fairness opinion from its financial advisors; however, it may request such opinion, as appropriate in its judgment, in the future.

On December 12, 2011, Mr. Nye delivered a letter to Mr. James. The letter read as follows:

December 12, 2011

Mr. Donald M. James

Chairman and Chief Executive Officer

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Dear Don:

More than a year and a half ago, you and I (and, on several occasions, members of our senior management teams) began to explore the financial and strategic merits and potential terms of a business combination of Vulcan Materials Company (“Vulcan”) and Martin Marietta Materials, Inc. (“Martin Marietta”). Despite Martin Marietta’s clear, continuing interest, some months ago Vulcan disengaged from discussions. Martin Marietta continues to believe that a strategic combination of our two companies is compelling financially and operationally, and that such a combination presents our respective shareholders with a significant value creation opportunity and brings great benefits to our respective customers and employees.

Recent events, including the fragile state of the U.S. economy, the lack of visibility as to when a sustainable recovery will take place, and the uncertainty surrounding government spending on infrastructure projects, only strengthen the rationale behind a combination. Combining our two complementary companies makes excellent industrial sense and establishes a U.S.-based company that is the global leader in our industry. The continued uncertainty regarding the timing and level of recovery in the macroeconomic environment underscores the immediate value your shareholders would receive in a business combination with Martin Marietta, through the conversion of their Vulcan investment into the stock of a more stable and financially sound combined company that pays a meaningful dividend—equivalent to 20 times Vulcan’s current dividend per share. In addition, we believe your shareholders would realize long-term value in a business combination with Martin Marietta from the anticipated improvement in share price derived from the expected significant synergies resulting from the combination of our companies.

Martin Marietta’s Board of Directors is, and I personally am, disappointed that despite these substantial benefits, Vulcan has been unwilling to move ahead towards a definitive agreement. We believe our proposal is compelling and transformative for the stakeholders of both Vulcan and Martin Marietta. In light of Vulcan’s reluctance to consider further this value-enhancing opportunity, Martin Marietta’s Board of Directors has unanimously concluded that the time has come to take steps intended to result in prompt and fair consideration of our proposal on behalf of Vulcan’s shareholders.

Let me provide you and your Board with the key aspects of our proposal:

•

We are proposing a stock-for-stock, tax-free transaction, in which each outstanding share of Vulcan common stock would be exchanged for 0.50 shares of Martin Marietta common stock. This exchange ratio represents a premium for Vulcan shareholders of 15% to the average exchange ratio based on closing share prices for Vulcan and Martin Marietta during the 10-day period ended December 9, 2011 and 18% to the average exchange ratio based on closing share prices for Vulcan and Martin Marietta during the 30-day period ended December 9, 2011.

•	We are proposing a combined company board, with you as Chairman of the Board.

•	We are proposing a senior management team that would consist of me as President and Chief Executive Officer and other senior leaders from each organization based on a “best athlete” approach.

•	We are proposing to maintain a major presence in Birmingham.

•	We are proposing to change the name of the combined company to reflect the names of each of our respective organizations.

The proposed transaction will, in our view, provide important benefits for both companies’ stakeholders—investors, employees, and the customers we serve—that will be particularly valuable in the current uncertain economic climate:

•

Substantial Cost Synergies. We anticipate significant cost synergies ranging from $200 million to $250 million, derived from a combination of operating efficiencies and elimination of duplicate functions. These are savings that would benefit all shareholders and customers of the combined company. Vulcan’s shareholders would participate in the value created by these synergies as well as best-in-class financial performance. In addressing cost synergies, your Board and shareholders should be aware that we are using our estimates, which are realistic and achievable under our disciplined and responsible cost management philosophy, and are quite a bit higher than your estimates of synergies. We believe our consistent cost management leadership within our industry underscores the credibility of our estimates. For example, from 2007 to the third quarter of 2011, Martin Marietta’s SG&A as a percent of revenue has declined from 8.0% to 7.9%, while Vulcan’s has increased from 9.3% to 12.0%.

•

Complementary Geographic Footprints / Global Aggregates Leader. The combination of complementary geographic footprints will create a U.S.-based company that is the clear global leader in aggregates, and will result in a company that can deliver enhanced product offerings and service to customers. The combined company would have an outstanding asset base that will create value for its shareholders over both the short and long term. Among other things, greatly increased scale provides a broader set of opportunities for organic and inorganic growth. From our understanding of the market, it is fair to say that any asset dispositions necessary to support regulatory approvals could be readily accomplished on a fast timeline given the likely interest from various buyers. Moreover, our recent asset swap that resulted in the disposition of our River assets reduces regulatory concerns.

•

Strong Financial Position. The combined company will have a significantly stronger balance sheet than Vulcan currently possesses. The combined company’s net debt would be 5.6x combined LTM adjusted EBITDA, excluding synergies, and 4.1x—4.3x combined LTM adjusted EBITDA, including synergies of $200 million—$250 million, as of September 30, 2011, relative to Vulcan’s net debt of 8.9x LTM adjusted EBITDA, as of the same date. This would help Vulcan to achieve one of its core objectives—enhanced financial flexibility through deleveraging. We expect the combined company credit rating to be higher than Vulcan’s is at present.

•

Improved Cash Flows / Meaningful Dividend. Finally, because the proposed transaction is being structured as a tax-efficient, stock-for-stock transaction, the combined company will have significant cash flow, giving it the ability to pay a meaningful quarterly cash dividend. Indeed, it is our objective to maintain the dividend at Martin Marietta’s current rate ($1.60 per Martin Marietta share annually, equivalent to $0.80 per Vulcan share annually, based on the proposed exchange ratio). In light of Vulcan’s recent decrease in its dividend (to $0.04 per Vulcan share annually), we believe Vulcan’s shareholders will find this aspect of the proposal attractive.

We believe the substantial overlap between the shareholders of Martin Marietta and Vulcan will reinforce the benefit from the value-creating combination of our two companies. Further, we believe that Martin Marietta and Vulcan employees would benefit from the greater scale and strength of the combined company.

In connection with delivering this proposal letter, we are taking the following additional steps:

•	We are providing you with a proposed transaction agreement that sets forth in additional detail the terms described in this proposal letter.

•

We are commencing a first-step exchange offer, reflecting the same exchange ratio as provided in the transaction agreement. This exchange offer, subject to the conditions specified therein, will give Vulcan shareholders the opportunity to exchange their shares at the earliest time for Martin Marietta shares.

•

We are advising you of Martin Marietta’s intention to submit the names of five nominees (the “Nominees”) for election as independent directors at Vulcan’s 2012 Annual Meeting, and accordingly are requesting from Vulcan’s Secretary the written questionnaire, and the written representation and agreement, referenced in Section 1.05 of Vulcan’s By-Laws.

•

Earlier today, Martin Marietta commenced a lawsuit in Delaware Chancery Court and in New Jersey state court in furtherance of its effort to ensure that Vulcan’s shareholders have the opportunity to assess directly Martin Marietta’s proposal.

Please know that it remains our strong preference to execute this transaction on a negotiated basis with Vulcan’s current Board of Directors. In furtherance of this approach, my team and I are prepared to engage immediately with the Vulcan team. In addition, we and our advisers, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Skadden, Arps, Slate, Meagher & Flom LLP, are prepared to begin immediately the process of negotiating a definitive agreement. We believe that we can complete due diligence, negotiate a definitive agreement and obtain final Martin Marietta Board approval quickly. We are prepared to provide reciprocal due diligence to Vulcan.

This letter and the accompanying transaction agreement are not binding and do not represent or create any legally binding or enforceable obligations. No such obligations will be imposed on either party unless and until a definitive agreement is signed by Martin Marietta and Vulcan.

As analysts and industry observers have long speculated, our two companies are highly complementary and a combination makes a great deal of strategic and financial sense—and we agree. It is our hope that you and your Board will carefully evaluate the financial and operational benefits of this now-public proposal and elect to engage in a productive dialogue with us so that, together, we can execute this very compelling strategic business combination with minimal disruption.

Should you have any questions concerning this proposal, I would be pleased to speak with you at any time.

Sincerely,

C. Howard Nye

cc: Board of Directors of Vulcan

Concurrently with the delivery of Martin Marietta’s proposal letter, Martin Marietta delivered to Vulcan a proposed form of merger agreement providing for the proposed transaction.

Also on December 12, 2011, Martin Marietta commenced litigation in the Delaware Court of Chancery against Vulcan seeking declaratory and injunctive relief. The complaint alleges, among other things, that the non-disclosure agreement entered into by Martin Marietta and Vulcan on May 3, 2010 (the “NDA”) does not prohibit Martin Marietta’s offer to purchase all issued and outstanding shares of Vulcan common stock in exchange for Martin Marietta common stock.

In addition, on December 12, 2011, Martin Marietta commenced litigation in the Superior Court of New Jersey against Vulcan seeking, among other things, declaratory and injunctive relief in connection with the proposed transaction.

Thereafter on December 12, 2011, Martin Marietta filed the registration statement of which this prospectus/offer to exchange is a part, and issued a press release announcing, among other things, the delivery of the proposal letter and the commencement of the exchange offer. Later that day, Vulcan issued a press release advising its shareholders to take no action with respect to the exchange offer.

On December 15, 2011, Martin Marietta entered into a letter agreement with each of its executive officers (as of the date of this prospectus/offer to exchange) pursuant to which each such executive agreed to waive his or her right to receive any compensation or benefits to which he or she would be entitled under Martin Marietta’s employment protection agreements, and any enhanced change of control benefits under the SERP, if the executive officer terminates his or her employment without “good reason” (as defined in the agreements) during the 30-day period following the second anniversary of the consummation of the proposed transaction (including as such proposed transaction may be modified) to combine Martin Marietta with Vulcan, as described herein. Except with respect to the waiver of such rights, the executive officers remain entitled to their rights under the employment protection agreements and the SERP in circumstances involving a change of control.

On December 16, 2011, Martin Marietta filed the notification and report form required under the HSR Act with respect to the offer.

Also on December 16, 2011, Vulcan filed its court papers opposing Martin Marietta’s request for an expedited schedule, in which it stated that the Martin Marietta proposal had no likelihood of receiving the Vulcan board of director’s approval “in the foreseeable future, if ever.” Following Martin Marietta’s request, the Superior Court of New Jersey ordered an expedited schedule to resolve the claims in the action.

On December 17, 2011, Mr. Nye sent a letter to the board of directors of Vulcan which read as follows:

December 17, 2011

Vulcan Materials Company Board of Directors

c/o Mr. Donald M. James

Chairman and Chief Executive Officer

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Dear Vulcan Materials Company Board of Directors:

I am writing to you, the Board of Directors of Vulcan Materials Company (“Vulcan”), regarding the proposal Martin Marietta Materials, Inc. (“Martin Marietta”) announced on December 12, 2011 to combine with Vulcan. In part the purpose of this letter is to provide you with additional context regarding our views on the combination as you are considering our proposal. In addition, I am quite concerned that Vulcan’s position as presented in the court papers filed by Vulcan late on Friday in the Superior Court of New Jersey seriously mischaracterizes the transaction we have proposed and rejects it even though, according to the papers, Vulcan’s Board of Directors has not taken a public position on Martin Marietta’s proposal.

Statements in Vulcan’s New Jersey court papers that our proposal is an attempt “to snatch Vulcan for the lowest possible price and on [Martin Marietta’s] own terms”, and is “burdened … with a bevy of conditions that make…any closing unrealistic” are simply inaccurate. The offer we announced on December 12th gives Vulcan shareholders the means to realize the substantial benefits resulting from a combination of our two companies. The sole meaningful obstacle would be Vulcan Board opposition if the Board chooses that path. On that point, the court papers state that “the approval of Vulcan’s board of directors …has no likelihood of being satisfied any time in the foreseeable future, if ever.” (Emphasis added.) This is a remarkable statement on behalf of a Board of Directors that purportedly has not taken a public position on our proposal. If true, this acknowledged predetermination by the Vulcan board to refrain from engaging in meaningful discussions with Martin Marietta clearly is contrary to the best interests of Vulcan and its shareholders. Indeed, it seems likely that a prolonged process would destroy value for Vulcan shareholders, who could lose the opportunity to receive much earlier or completely an up-front premium, reinstatement of a meaningful dividend, and the transformation of their investment in Vulcan into a 58% stake in a combined company that is decidedly stronger – financially, operationally and strategically.

As to our views on the combination, in developing our proposal to combine the businesses of Martin Marietta and Vulcan, we carefully considered many factors from the standpoint of the shareholders of both companies. We recognized that our proposed transaction must be value-enhancing both to the Vulcan shareholders and the Martin Marietta shareholders.

The exchange ratio of 0.50 of a Martin Marietta share for each Vulcan share, and the resulting 58% / 42% equity split between Vulcan’s and Martin Marietta’s shareholders in the combined company, reflect the value contributed by each company. We believe the combination on the terms proposed presents a compelling value-enhancing opportunity for the shareholders of both companies. This combination is a rare opportunity and, unless evidence of additional value is presented by Vulcan, is one that both companies should pursue on the terms proposed.

As we have repeatedly said, our strong preference is to negotiate an agreement with Vulcan that will benefit both sets of shareholders. We are not dissuaded by what may be intemperate rhetoric of litigation. We look forward to your response and to commencing discussions in order to effect this compelling, value-enhancing opportunity.

Sincerely,

C. Howard Nye

President and Chief Executive Officer

On December 19, 2011, Vulcan commenced litigation in the United States District Court for the Northern District of Alabama against Martin Marietta alleging breach of a Joint Defense & Confidentiality agreement dated as of May 18, 2010 (the “JDA”) and a violation of the federal securities laws. The complaint seeks an injunction preventing the exchange offer from going forward and declaratory relief.

On December 20, 2011, Vulcan filed an answer and counterclaims in Delaware Court of Chancery against Martin Marietta denying the allegations in Martin Marietta’s complaint and alleging that Martin Marietta breached the NDA. The counterclaim seeks a declaratory judgment that Martin Marietta breached the NDA and an injunction preventing Martin Marietta from making further disclosures. It also seeks to have Martin Marietta withdraw the exchange offer and any securities filings associated with it.

On December 22, 2011, Vulcan filed its Schedule 14D-9 with the SEC, reporting that the Vulcan board unanimously had determined to recommend that Vulcan shareholders reject our offer and not tender their shares of Vulcan common stock to us pursuant to the exchange offer.

On January 6, 2012, Vulcan filed an answer in Superior Court of New Jersey denying Martin Marietta’s claims and a motion to dismiss those Martin Marietta claims that would prohibit Vulcan from interfering with Martin Marietta’s efforts to propose new director nominees at Vulcan’s annual meeting of shareholders. The court denied Vulcan’s motion following a hearing on January 23, 2012.

On January 10, 2012, during a conference with the Delaware Court of Chancery, Vulcan agreed to try its JDA claims in that court, rather than in Alabama. Vulcan agreed to dismiss its claims relating to the JDA pending in United States District Court for the Northern District of Alabama in favor of deciding them along with claims based on the NDA in Delaware.

On January 11, 2012, Martin Marietta moved to dismiss Vulcan’s United States District Court for the Northern District of Alabama complaint.

On January 13, 2012, a court conference was held in United States District Court for the Northern District of Alabama during which a revised schedule was set. On January 18, 2012, Martin Marietta and Vulcan agreed to a stipulation in the United States District Court for the Northern District of Alabama, in which the parties agreed to the dismissal of Vulcan’s JDA claims pending before that court in favor of deciding them in Delaware.

Since the announcement of the exchange offer on December 12, 2011, four separate Vulcan shareholders have commenced derivative class action lawsuits against the Vulcan board. Three of these lawsuits were filed in the United States District Court for the District of New Jersey. The fourth was filed in the United States District Court for the Northern District of Alabama. Each of the four lawsuits alleges that the Vulcan directors have breached their fiduciary duties in failing to respond to Martin Marietta’s exchange offer in good faith. Further, the complaints allege that the Vulcan board has instead acted in its own best interest. The complaints seek declaratory relief that the Vulcan directors have breached their fiduciary duties and injunctions requiring the Vulcan board to review Martin Marietta’s offer in good faith and refrain from instituting additional defenses. On January 3, 2012, the plaintiff in the Alabama shareholder derivative action made a motion to consolidate its action with the Vulcan Materials Co. v. Martin Marietta Materials, Inc. action currently pending in the United States District Court for the Northern District of Alabama. Vulcan filed an opposition to this motion on January 4, 2012, and Martin Marietta opposed the same motion on January 11, 2012. On January 9, 2012, plaintiffs in two of the New Jersey shareholder actions filed motions seeking expedited discovery from Vulcan. This motion was granted on January 17, 2012. On January 27, 2012, the United States District Court for the District of New Jersey consolidated all of the shareholder lawsuits against the Vulcan board of directors. On February 1, 2012, Vulcan filed a motion in the United States District Court for the Northern District of Alabama seeking to transfer venue of the shareholder lawsuit in Alabama federal court to the United States District Court for the District of New Jersey.

On January 17, 2012, Martin Marietta received the Second Request from the Antitrust Division. The Second Request extends the waiting period applicable to the offer under the HSR Act and seeks certain additional information and documentary material. Martin Marietta is working cooperatively with the Antitrust Division on the Second Request and continues to believe that regulatory approvals will not be an obstacle to the consummation of the proposed transaction.

On January 20, 2012, Martin Marietta filed with the SEC an amendment to its Registration Statement on Form S-4, including an amended prospectus/offer to exchange.

On January 24, 2012, Martin Marietta gave notice to Vulcan in accordance with Vulcan’s by-laws of its intention to nominate Edward A. Blechschmidt, Philip R. Lochner, Jr., Edward W. Moneypenny, Karen R. Osar, and V. James Sardo for election to the board of directors of Vulcan at Vulcan’s 2012 annual meeting of shareholders and filed with the SEC a preliminary proxy statement relating to Martin Marietta’s solicitation of proxies from Vulcan shareholders with respect to the election of such nominees to Vulcan’s board of directors.

On January 26, 2012, Mr. Blechschmidt notified Martin Marietta that he would be unable to serve as a director of Vulcan due to other commitments. On January 30, 2012, Martin Marietta gave notice to Vulcan in accordance with Vulcan’s by-laws of its intention to nominate Mr. Matheney as a substitute for Mr. Blechschmidt for election to the board of directors of Vulcan at Vulcan’s 2012 annual meeting of shareholders and filed with the SEC a revised preliminary proxy statement relating to Martin Marietta’s solicitation of proxies from Vulcan shareholders with respect to the election of Martin Marietta’s nominees to Vulcan’s board of directors.

On February 1, 2012, Vulcan filed an amended complaint against Martin Marietta in the United States District Court for the Northern District of Alabama again alleging violations of federal securities laws. Among other relief, the complaint seeks declaratory judgment that Martin Marietta violated federal securities laws and an injunction preventing the exchange offer. On February 15, 2012, Martin Marietta filed a motion to dismiss Vulcan’s claims arguing that venue was improper and that the claims failed to assert a cause of action.

On February 10, 2012, Martin Marietta filed with the SEC an amendment to its Registration Statement on Form S-4, including an amended prospectus/offer to exchange.

Also on February 10, 2012, Martin Marietta entered into the Timing Agreement with the Antitrust Division with respect to the timing of steps to be taken in connection with the Antitrust Division’s review of the proposed combination with Vulcan. The Timing Agreement provides that, in the second half of April 2012, Martin Marietta and the Antitrust Division investigating staff will discuss resolution of any antitrust concerns in an effort to reach agreement on a consent order. If agreement with the Antitrust Division on a consent order is not reached on that timeline, the Timing Agreement provides that Martin Marietta will not seek to close the transaction prior to mid-August without the consent of the Antitrust Division.

On February 13, 2012, Martin Marietta gave notice to Vulcan in accordance with Vulcan’s by-laws of its intention to have A. Jay Meyerson serve as an alternate nominee in the event that any of the nominees is unable or unwilling to serve as a director of Vulcan.

On February 17, 2012, Martin Marietta filed with the SEC a revised preliminary proxy statement relating to Martin Marietta’s solicitation of proxies from Vulcan shareholders with respect to the election of Martin Marietta’s nominees to Vulcan’s board of directors.

On February 23, 2012, at Mr. Nye’s initiation, Mr. Nye and Mr. James had a brief telephone conversation, during which neither expressed a different position regarding the proposed transaction than previously disclosed.

Beginning on February 28, 2012, a four-day trial was held in the Delaware Court of Chancery. The parties are scheduled to file post-trial briefs on March 21, 2012, and post-trial answering briefs on March 30, 2012. Post-trial argument is scheduled for April 9, 2012.

On March 9, 2012, Martin Marietta filed a motion in the Superior Court of New Jersey seeking access to books and records identifying Vulcan shareholders and their contact information.

On March 15, 2012, Vulcan announced that, in connection with the retirement of Philip Carroll, Jr. (a Vulcan director), the Vulcan board of directors had taken action to decrease the size of the Vulcan board from 11 to 10 directors effective immediately prior to Vulcan’s 2012 annual meeting and that there only would be four seats on the Vulcan board of directors up for election at such annual meeting. As a result, Messrs. Lochner, Moneypenny and Sardo, and Ms. Osar, will serve as Martin Marietta’s four nominees, with Messrs. Matheney and Meyerson serving as alternate nominees.

Reasons for the Offer

Martin Marietta believes that the combination of the businesses of Martin Marietta and Vulcan will create significant value for Vulcan shareholders and give Vulcan shareholders a substantial ongoing equity interest in the combined company. The stock-for-stock exchange represents an immediate premium to Vulcan shareholders and an ability to participate in and benefit from the improved financial strength and flexibility of the combined company. We believe the combination of Martin Marietta and Vulcan is a compelling opportunity for Vulcan shareholders with numerous benefits, including the following:

•

Global Leader in Aggregates—The combined company will be a U.S.-based company that is the global leader in aggregates, with significant presence in the fastest growing U.S. regions and an outstanding asset base. The greatly increased size, scale and geographic reach of the combined company will result in enhanced product offerings and service to customers. The combined company will be stronger and more competitive, with the financial flexibility to take advantage of opportunities for expansion and growth, and have the size and scale to more efficiently compete for new customers.

•

Highly Complementary Businesses—Martin Marietta’s and Vulcan’s complementary footprints will give the combined company increased geographic reach. In addition, Martin Marietta’s and Vulcan’s highly complementary businesses and locations will allow the combined company to improve efficiency in production and distribution, and to better serve its customers.

•

Improved Financial Strength—A combination of Martin Marietta and Vulcan will give Vulcan enhanced financial flexibility through deleveraging. After experiencing five recent downgrades in the ratings for its debt securities, Vulcan would benefit from the enhanced financial strength resulting from the combined company’s balance sheet. Pro forma leverage of the combined company will be significantly reduced from the leverage of Vulcan on a stand-alone basis. Based on publicly available information, we estimate that the combined company’s pro forma debt-to-adjusted EBITDA (excluding synergies) would be 5.6x for the twelve months ended December 31, 2011, as compared to Vulcan’s pro forma debt-to-adjusted EBITDA for the same period, which was 8.3x (please see the section of this prospectus/offer to exchange entitled “Non-GAAP Financial Measures”). We expect that the debt ratings for the combined company will be better than the ratings for Vulcan debt on a stand-alone basis.

•

Enhanced Ability to Withstand Challenging Economic Conditions—The aggregates industry has faced difficult economic conditions in recent years, and a sustained downturn in construction and infrastructure spending will present continuing challenges to both Vulcan and Martin Marietta. With the timing of an economic recovery uncertain, Vulcan shareholders will directly benefit from the cost savings created by a combination of Vulcan and Martin Marietta and the disciplined approach of Martin Marietta management to ongoing cost management. With a lower cost structure, the combined company will be better able to withstand difficult economic conditions, and will be well-positioned to achieve higher profitability sooner when a recovery occurs.

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Proven Management Team—Vulcan shareholders will benefit from the skills and experience of the respected Martin Marietta management team. Vulcan shareholders have experienced several years of disappointing Vulcan performance, as Vulcan management has not taken the difficult actions required in an economic downturn. Although Martin Marietta’s operating performance and stock price have been affected by macroeconomic conditions, Martin Marietta has consistently outperformed Vulcan by containing costs, divesting less profitable assets, reinvesting in its own business to improve plant efficiencies and capacity limits, and focusing on strengthening its balance sheet. Martin Marietta management has followed a disciplined growth strategy, which in the downturn, has differentiated it from other companies in the industry that overpaid for assets in previous years. Vulcan shareholders will experience immediate benefits from the implementation of cost containment policies (including improved purchasing efficiencies from the combined company’s greater scale and the elimination of duplicative operating and SG&A functions), and under the stewardship of Martin Marietta management, will benefit in the future from a rational and disciplined approach to acquisitions and business combinations.

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Value Creation Potential for All Shareholders—The all-stock nature of the offer will allow shareholders of Vulcan to participate in the growth and long-term value creation potential of the combined company. Although no assurance can be given that any particular level of cost savings and other synergies will be achieved, based on publicly available information and the Company’s experience and judgment, we anticipate significant annual cost synergies ranging from $200 million to $250 million, derived from a combination of operating efficiencies and the elimination of duplicative operational and corporate functions. Specifically, these expected synergies comprise the following categories: (1) improved purchasing efficiencies from greater scale (approximately $50-60 million of expected synergies); (2) elimination of duplicative operating functions (approximately $50-60 million of expected synergies); and (3) elimination of duplicative SG&A functions (approximately $100-130 million of expected synergies). Vulcan shareholders, through their ongoing equity ownership in the combined company, would benefit from the value created by these synergies. Martin Marietta notes that its estimate of expected synergies is not affected by Vulcan’s cost-savings plan announced on December 19, 2011 in light of Martin Marietta’s significant reservations regarding the plan’s efficacy, including Martin Marietta’s belief that Vulcan has not taken, and is unwilling to take, significant actions required to create more meaningful savings (as described on page 33 of the section of this prospectus/offer to exchange entitled “Background and Reasons for the Offer—Background of the Offer”). Additionally, on February 21, 2012, Martin Marietta announced that it had serious reservations about the credibility of Vulcan’s profit enhancement plan announced on February 16, 2012, based on, among other things, Martin Marietta’s belief that the plan appeared to have been crafted solely in response to Martin Marietta’s proposed business combination.

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Continuing Substantial Equity Ownership by Vulcan Shareholders—Vulcan shareholders will have substantial ongoing equity ownership in the combined company. Vulcan shareholders would not be foregoing any opportunity for a future control premium, as the combined company will be stronger and more profitable than either Vulcan or Martin Marietta on a stand-alone basis.

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Receipt of Premium by Vulcan Shareholders—In addition to the long-term benefits arising out of ownership in the combined company, Vulcan shareholders will also be receiving a significant premium in the offer. Vulcan shareholders would receive a premium of 15% to the average exchange ratio based on closing share prices for Martin Marietta and Vulcan during the 10-day period ended December 9, 2011 and 18% to the average exchange ratio based on closing share prices for Martin Marietta and Vulcan during the 30-day period ended December 9, 2011.

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Restoration of a Meaningful Dividend—Vulcan has decreased its quarterly dividend and announced a dividend of only $0.01 per share for the quarter ending December 31, 2011. Martin Marietta has maintained the level of its quarterly dividends to Martin Marietta shareholders. We expect that the combined company would have the cash flow and financial flexibility to pay a meaningful dividend to shareholders of the combined company, in line with Martin Marietta’s historical practices. It is Martin

Marietta’s objective to maintain such dividend at Martin Marietta’s current rate ($1.60 per Martin Marietta share annually, equivalent to $0.80 per Vulcan share annually, based on the exchange ratio).

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No Significant Regulatory Hurdles to Business Combination— Martin Marietta filed the required notification and report form with respect to the offer under the HSR Act with the Antitrust Division and FTC on December 16, 2011. On January 17, 2012, Martin Marietta received a Second Request from the Antitrust Division. Although there is some overlap in some regions served by Martin Marietta and Vulcan, we believe that such overlap is limited and that there would be numerous parties interested in purchasing any assets required to be divested. Martin Marietta expects that any asset divestitures supporting regulatory approvals in connection with a business combination of Vulcan and Martin Marietta would not present significant hurdles to completion of a transaction. While the scope and identity of divestitures is still under discussion with the Antitrust Division, Martin Marietta expects that required divestitures will generate cash proceeds, a portion of which will be used to satisfy taxes in respect of any gain on sale of the applicable assets and related transaction costs (which costs are not expected to be material to the proposed transaction). Martin Marietta is also exploring the potential use of asset swap transactions to minimize the loss of revenue and adverse tax consequences of any divestitures. While Martin Marietta is not able to estimate the impact of divestitures on synergies expected to be realized from the proposed combination in light of the pending regulatory review process, Martin Marietta believes that the impact of any required divestitures on such synergies will be immaterial. On February 10, 2012, Martin Marietta entered into the Timing Agreement with the Antitrust Division. The Timing Agreement provides that, in the second half of April 2012, Martin Marietta and the Antitrust Division investigating staff will discuss resolution of any antitrust concerns in an effort to reach agreement on a consent order. If agreement with the Antitrust Division on a consent order is not reached on that timeline, the Timing Agreement provides that Martin Marietta will not seek to close the proposed transaction prior to mid-August without the consent of the Antitrust Division.

Martin Marietta anticipates that Vulcan shareholders will begin to realize many of these benefits immediately following the consummation of the proposed transaction (with cost synergies expected to be realized within three years, based on Martin Marietta’s experience and judgment, including with respect to the expected process and timeline to successfully integrate the operations, management and other employees and information and business intelligence systems of the two companies and apply Martin Marietta’s cost management strategies to Vulcan, in each case, while minimizing disruption to the combined company’s business). There can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding potential synergies or the timing to realize such synergies. It should be noted that this explanation of Martin Marietta’s reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Forward-Looking Statements.”

Please see the sections of this prospectus/offer to exchange entitled “Background and Reasons for the Offer—Reasons for the Offer,” “Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger” and “Forward-Looking Statements.”

THE EXCHANGE OFFER

Martin Marietta is offering to exchange for each outstanding share of Vulcan common stock that is validly tendered and not properly withdrawn prior to the expiration date, 0.50 shares of Martin Marietta common stock (together with the associated preferred stock purchase rights), upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal. In addition, you will receive cash instead of any fractional shares of Martin Marietta common stock to which you may otherwise be entitled.

The term “expiration date” means 5:00 p.m., New York City time, on May 18, 2012, unless Martin Marietta extends the period of time for which the offer is open, in which case the term “expiration date” means the latest time and date on which the offer, as so extended, expires.

The offer is subject to a number of conditions which are described in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer.” Martin Marietta expressly reserves the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the offer described herein in its discretion, except for the conditions described under the subheadings “Regulatory Condition,” “Registration Statement Condition,” “Shareholder Approval Condition,” and “NYSE Listing Condition” under the caption “The Exchange Offer—Conditions of the Offer” below, each of which cannot be waived. Martin Marietta expressly reserves the right to make any changes to the terms and conditions of the offer (subject to any obligation to extend the offer pursuant to the applicable rules and regulations of the SEC), including, without limitation, with respect to increasing or decreasing the consideration payable per share of Vulcan common stock in the offer.

We also have not commenced the process of obtaining the approval of Martin Marietta shareholders by filing a preliminary proxy statement with the SEC, and therefore we may not be in a position to obtain the requisite approval of Martin Marietta shareholders prior to the current expiration date of the offer. Any decision to extend the offer, and if so, for how long, will be made at such time. The expiration date may also be subject to multiple extensions.

If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

The purpose of the offer is for Martin Marietta to acquire all of the outstanding shares of Vulcan common stock in order to combine the businesses of Martin Marietta and Vulcan. Martin Marietta has publicly expressed a desire to enter into a negotiated business combination with Vulcan. Martin Marietta believes that a business combination of Martin Marietta and Vulcan will significantly benefit Vulcan shareholders and is therefore taking the offer directly to Vulcan shareholders.

Martin Marietta intends, promptly following Martin Marietta’s acceptance for exchange and exchange of shares of Vulcan common stock in the offer, to consummate a second-step merger of a wholly-owned subsidiary of Martin Marietta with and into Vulcan (subject to certain potential changes in the transaction structure resulting from negotiation or implementation of the proposed form merger agreement (see “The Exchange Offer—Summary of the Form Merger Agreement”)). In the second-step merger, each remaining share of Vulcan common stock (other than shares of Vulcan common stock owned by Martin Marietta (or wholly-owned subsidiaries of Martin Marietta or Vulcan)) will be converted into the right to receive the same number of shares of Martin Marietta common stock as are received by Vulcan shareholders pursuant to the offer. Martin Marietta reserves the right to amend the offer (including amending the number of shares of common stock to be exchanged, the offer price and the consideration to be offered in the second-step merger), or to negotiate and enter into a merger agreement with Vulcan not involving an exchange offer, in which event we would terminate the offer and the shares of Vulcan common stock would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by Martin Marietta and Vulcan. The offer is conditioned upon entering into a definitive merger agreement with Vulcan that is reasonably satisfactory to the parties, which would provide for the transaction. Please see “—Plans for Vulcan” below.

Based on certain assumptions regarding the number of Vulcan shares to be exchanged, Martin Marietta estimates that if all shares of Vulcan common stock are exchanged pursuant to the offer and the second-step merger, former Vulcan shareholders would own, in the aggregate, approximately 58% of the outstanding shares of Martin Marietta common stock. For a detailed discussion of the assumptions on which this estimate is based, please see “—Ownership of the Combined Company After the Offer” below.

Expiration Date of the Offer

The offer is scheduled to expire at 5:00 p.m., New York City time, on May 18, 2012, which is the initial expiration date, unless further extended by Martin Marietta. For more information, you should read the discussion below under “—Extension, Termination and Amendment.”

Extension, Termination and Amendment

Subject to the applicable rules of the SEC and the terms and conditions of the offer, Martin Marietta expressly reserves the right (but will not be obligated) (1) to extend, for any reason, the period of time during which the offer is open, (2) to delay acceptance for exchange of, or exchange of, shares of Vulcan common stock in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Martin Marietta to pay the consideration offered or to return shares of Vulcan common stock deposited by or on behalf of shareholders promptly after the termination or withdrawal of the offer), (3) to amend or terminate the offer without accepting for exchange of, or exchanging, shares of Vulcan common stock if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer” have not been satisfied or if any event specified in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer” under the subheading “Other Conditions” has occurred, including if we negotiate and enter into a merger agreement with Vulcan not involving an exchange offer and (4) to amend the offer or to waive any conditions to the offer at any time, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

Any such extension, delay, termination, waiver or amendment will be followed promptly by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Martin Marietta may choose to make any public announcement, Martin Marietta will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

Martin Marietta acknowledges that Rule 14e-1(c) under the Exchange Act requires Martin Marietta to pay the consideration offered or return the shares of Vulcan common stock tendered promptly after the termination or withdrawal of the offer.

If Martin Marietta increases or decreases the percentage of shares of Vulcan common stock being sought or increases or decreases the stock consideration to be paid for shares of Vulcan common stock pursuant to the offer and the offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the offer will be extended until the expiration of 10 business days from, and including, the date of such notice. If Martin Marietta makes a material change in the terms of the offer (other than a change in the price to be paid in the offer or the percentage of securities sought) or in the information concerning the offer, or waives a material condition of the offer, Martin Marietta will extend the offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the offer. Martin Marietta will comply with Rule 14d-4(d)(2) under the Exchange Act in connection with material changes to the terms of the offer.

As used in this prospectus/offer to exchange, a “business day” means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. If, prior to the expiration date, Martin Marietta increases the stock consideration being exchanged for shares of Vulcan common stock pursuant to the offer, such increased consideration will be received by all shareholders whose shares of Vulcan common stock are exchanged pursuant to the offer, whether or not such shares of Vulcan common stock were tendered prior to the announcement of the increase of such consideration.

Pursuant to Rule 14d-11 under the Exchange Act, Martin Marietta may, subject to certain conditions, elect to provide a subsequent offering period of at least three business days in length following the expiration of the offer on the expiration date and acceptance for exchange of the shares of Vulcan common stock tendered in the offer (we refer to this period in this prospectus/offer to exchange as a “subsequent offering period”). A subsequent offering period would be an additional period of time, following the first exchange of shares of Vulcan common stock in the offer, during which shareholders could tender shares of Vulcan common stock not tendered in the offer.

During a subsequent offering period, tendering shareholders would not have withdrawal rights and Martin Marietta would promptly exchange and pay for any shares of Vulcan common stock tendered at the same price paid in the offer. Rule 14d-11 under the Exchange Act provides that Martin Marietta may provide a subsequent offering period so long as, among other things, (1) the initial period of at least 20 business days of the offer has expired, (2) Martin Marietta offers the same form and amount of consideration for shares of Vulcan common stock in the subsequent offering period as in the initial offer, (3) Martin Marietta immediately accepts and promptly pays for all shares of Vulcan common stock tendered during the offer prior to its expiration, (4) Martin Marietta announces the results of the offer, including the approximate number and percentage of shares of Vulcan common stock deposited in the offer, no later than 9:00 a.m., Eastern time, on the next business day after the expiration date and immediately begins the subsequent offering period and (5) Martin Marietta immediately accepts and promptly pays for shares of Vulcan common stock as they are tendered during the subsequent offering period. If Martin Marietta elects to include a subsequent offering period, it will notify shareholders of Vulcan by making a public announcement on the next business day after the expiration date consistent with the requirements of Rule 14d-11 under the Exchange Act.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the offer and accepted for exchange. The same consideration will be received by shareholders tendering shares of Vulcan common stock in the offer or in a subsequent offering period, if one is included. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Withdrawal Rights.”

A request was made to Vulcan pursuant to Rule 14d-5 under the Exchange Act for the use of Vulcan shareholder lists and security position listings for the purpose of disseminating the offer to shareholders. Vulcan elected not to provide us with its shareholder list and security position listings, but instead elected to disseminate our exchange offer materials. Pursuant to Rule 14d-5 under the Exchange Act, Martin Marietta also requested that Vulcan disseminate amendments disclosing material changes to our offer materials.

Acceptance for Exchange, and Exchange, of Vulcan Shares; Delivery of Martin Marietta Common Stock

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Martin Marietta will accept for exchange promptly after the expiration date all shares of Vulcan common stock validly tendered (and not withdrawn in accordance with the procedure set out in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Withdrawal Rights”) prior to the expiration date. Martin Marietta will exchange all shares of Vulcan common stock validly tendered and not withdrawn promptly following the acceptance of shares of Vulcan common stock for exchange pursuant to the offer. Martin Marietta expressly reserves the right, in its discretion, but subject to the applicable rules of the SEC, to delay acceptance for and thereby delay exchange of shares of Vulcan common stock in order to comply in whole or in part with applicable laws or if any of the conditions referred to in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer” have not been satisfied or if any event specified in that section has occurred. If Martin Marietta decides to include a subsequent offering period, Martin Marietta will accept for exchange, and promptly exchange, all validly tendered shares of Vulcan common stock as they are received during the subsequent offering period. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Withdrawal Rights.”

In all cases (including during any subsequent offering period), Martin Marietta will exchange all shares of Vulcan common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of (1) the certificates representing such shares of Vulcan common stock or timely confirmation (a “book-entry confirmation”) of a book-entry transfer of such shares of Vulcan common stock into the exchange agent’s account at The Depository Trust Company pursuant to the procedures set forth in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Procedure for Tendering,” (2) the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent’s Message (as defined below) and (3) any other documents required under the letter of transmittal. This prospectus/offer to exchange refers to The Depository Trust Company as the “Book-Entry Transfer Facility.” As used in this prospectus/offer to exchange, the term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of the book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Vulcan common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the letter of transmittal and that Martin Marietta may enforce such agreement against such participant.

For purposes of the offer (including during any subsequent offering period), Martin Marietta will be deemed to have accepted for exchange, and thereby exchanged, shares of Vulcan common stock validly tendered and not properly withdrawn as, if and when Martin Marietta gives oral or written notice to the exchange agent of Martin Marietta’s acceptance for exchange of such shares of Vulcan common stock pursuant to the offer. Upon the terms and subject to the conditions of the offer, exchange of shares of Vulcan common stock accepted for exchange pursuant to the offer will be made by deposit of stock consideration being exchanged therefor with the exchange agent, which will act as agent for tendering shareholders for the purpose of receiving the offer consideration from Martin Marietta and transmitting such consideration to tendering shareholders whose shares of Vulcan common stock have been accepted for exchange. Under no circumstances will Martin Marietta pay interest on the offer consideration for shares of Vulcan common stock, regardless of any extension of the offer or other delay in making such exchange.

If any tendered shares of Vulcan common stock are not accepted for exchange for any reason pursuant to the terms and conditions of the offer, or if certificates representing such shares are submitted representing more shares of Vulcan common stock than are tendered, certificates representing unexchanged or untendered shares of Vulcan common stock will be returned, without expense to the tendering shareholder (or, in the case of shares of Vulcan common stock tendered by book-entry transfer into the exchange agent’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in the section of this prospectus/offer to exchange entitled

“The Exchange Offer—Procedure for Tendering,” such shares of Vulcan common stock will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the offer.

Martin Marietta reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the shares of Vulcan common stock tendered pursuant to the offer, but any such transfer or assignment will not relieve Martin Marietta of its obligations under the offer or prejudice the rights of tendering shareholders to exchange shares of Vulcan common stock validly tendered and accepted for exchange pursuant to the offer.

Cash Instead of Fractional Shares of Martin Marietta Common Stock

Martin Marietta will not issue certificates representing fractional shares of Martin Marietta common stock pursuant to the offer. Instead, each tendering shareholder who would otherwise be entitled to a fractional share of Martin Marietta common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the closing price of Martin Marietta common stock on the expiration date.

Procedure for Tendering

In order for a holder of shares of Vulcan common stock validly to tender shares of Vulcan common stock pursuant to the offer, the exchange agent must receive prior to the expiration date the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of transmittal, at one of its addresses set forth on the back cover of this offer and either (1) the certificates representing tendered shares of Vulcan common stock must be received by the exchange agent at such address or such shares of Vulcan common stock must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent’s Message), in each case prior to the expiration date or the expiration of the subsequent offering period, if any, or (2) the tendering shareholder must comply with the guaranteed delivery procedures described below.

The method of delivery of share certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The exchange agent has established accounts with respect to the shares of Vulcan common stock at the Book-Entry Transfer Facility for purposes of the offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of shares of Vulcan common stock by causing the Book-Entry Transfer Facility to transfer such shares of Vulcan common stock into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of shares of Vulcan common stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this offer prior to the expiration date or the expiration of the subsequent offering period, if any, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

Signature Guarantees. No signature guarantee is required on a letter of transmittal (1) if the letter of transmittal is signed by a registered holder of shares of Vulcan common stock who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or (2) if shares of Vulcan common stock are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program, or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing shares of Vulcan common stock is registered in the name of a person other than the signer of the letter of transmittal, then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution. Please see Instructions 1 and 5 of the letter of transmittal.

Guaranteed Delivery. If a shareholder desires to tender shares of Vulcan common stock pursuant to the offer and such shareholder’s certificate representing such shares of Vulcan common stock are not immediately available, such shareholder cannot deliver such certificates and all other required documents to the exchange agent prior to the expiration date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares of Vulcan common stock may nevertheless be tendered, provided that all the following conditions are satisfied:

(1) such tender is made by or through an Eligible Institution;

(2) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Martin Marietta, is received prior to the expiration date by the exchange agent as provided below; and

(3) the share certificates (or a book-entry confirmation) representing all tendered shares of Vulcan common stock, in proper form for transfer, in each case together with the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand or mail or by facsimile transmission to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the notice of guaranteed delivery. The procedures for guaranteed delivery above may not be used during any subsequent offering period.

In all cases (including during any subsequent offering period), exchange of shares of Vulcan common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of the certificates representing such shares of Vulcan common stock, or a book-entry confirmation of the delivery of such shares of Vulcan common stock (except during any subsequent offering period), and the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of transmittal.

Determination of Validity. Martin Marietta’s interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Vulcan common stock will be determined by Martin Marietta in its discretion, which determination shall be final and binding to the fullest extent permitted by law. Martin Marietta reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or for exchange for which may, in the opinion of its counsel, be unlawful. Martin Marietta also reserves the absolute right to waive any condition of the offer to the extent permitted by applicable law or any defect or irregularity in the tender of any shares of Vulcan common stock of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares of Vulcan common stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Martin Marietta or any of its respective affiliates or assigns, the dealer managers, the exchange agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

A tender of shares of Vulcan common stock pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the offer, as well as the tendering shareholder’s representation and warranty to Martin Marietta that (1) such shareholder owns the tendered shares of Vulcan common stock (and any and all other shares of Vulcan common stock or other securities issued or issuable in respect of such shares of Vulcan common stock), (2) the tender complies with Rule 14e-4 under the Exchange Act, (3) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered shares of Vulcan common stock (and any and all other shares of Vulcan common stock or other securities issued or issuable in respect of such shares of Vulcan common stock) and (4) when the same are accepted for exchange by Martin Marietta, Martin Marietta will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for exchange by Martin Marietta of shares of Vulcan common stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Martin Marietta upon the terms and subject to the conditions of the offer.

Appointment as Proxy. By executing the letter of transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering shareholder irrevocably appoints designees of Martin Marietta as such shareholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the letter of transmittal, to the full extent of such shareholder’s rights with respect to the shares of Vulcan common stock tendered by such shareholder and accepted for exchange by Martin Marietta (and with respect to any and all other shares of Vulcan common stock or other securities issued or issuable in respect of such shares of Vulcan common stock on or after the date of the commencement of the offer). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered shares of Vulcan common stock (and such other shares of Vulcan common stock and securities). Such appointment will be effective when, and only to the extent that, Martin Marietta accepts such shares of Vulcan common stock for exchange. Upon appointment, all prior powers of attorney and proxies given by such shareholder with respect to such shares of Vulcan common stock (and such other shares of Vulcan common stock and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Martin Marietta will, with respect to the shares of Vulcan common stock (and such other shares of Vulcan common stock and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such shareholder as they in their discretion may deem proper at any annual or special meeting of Vulcan shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Martin Marietta reserves the right to require that, in order for shares of Vulcan common stock to be deemed validly tendered, immediately upon Martin Marietta’s acceptance of shares of Vulcan common stock for exchange, Martin Marietta must be able to exercise full voting, consent and other rights with respect to such shares of Vulcan common stock (and such other shares of Vulcan common stock and securities).

The foregoing proxies are effective only upon acceptance for exchange of shares of Vulcan common stock tendered pursuant to the offer. The offer does not constitute a solicitation of proxies for any meeting of Vulcan shareholders, including Vulcan’s 2012 annual meeting of shareholders. In connection with the solicitation of proxies to vote in favor of the election of Martin Marietta’s nominees at Vulcan’s 2012 annual meeting of shareholders, Martin Marietta filed a preliminary proxy statement (and an amendment thereto) with the SEC and intends to file a definitive proxy statement. When completed, the definitive proxy statement of Martin Marietta and accompanying proxy card will be mailed to Vulcan shareholders.

Withdrawal Rights

Tenders of shares of Vulcan common stock made pursuant to the offer may be withdrawn at any time until the offer has expired and thereafter may be withdrawn at any time until Martin Marietta accepts such shares for exchange in the offer. If Martin Marietta decides to include a subsequent offering period, shares of Vulcan common stock tendered during the subsequent offering period may not be withdrawn. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Extension, Termination and Amendment.”

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this prospectus/offer to exchange. Any such notice of withdrawal must specify the name of the person who tendered the shares of Vulcan common stock to be withdrawn, the number of shares of Vulcan common stock to be withdrawn and the name of the registered holder of such shares of Vulcan common stock, if different from that of the person who tendered such shares of Vulcan common stock. If certificates representing shares of Vulcan common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of Vulcan common stock have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of Vulcan common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Vulcan common stock.

Withdrawals of shares of Vulcan common stock may not be rescinded. Any shares of Vulcan common stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares of Vulcan common stock may be re-tendered at any time prior to the expiration date (or during the subsequent offering period, if any) by following one of the procedures described in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Procedure for Tendering” (except shares of Vulcan common stock may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Martin Marietta in its discretion, whose determination will be final and binding to the fullest extent permitted by law. None of Martin Marietta or any of its respective affiliates or assigns, the dealer managers, the exchange agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Announcement of Results of the Offer

Martin Marietta will announce the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether Martin Marietta will accept the tendered shares of common stock of Vulcan for exchange after expiration of the offer. The announcement will be made by a press release.

Ownership of the Combined Company After the Offer

Upon consummation of the offer and the second-step merger, former Vulcan shareholders would own in the aggregate approximately 58% of the outstanding shares of Martin Marietta common stock, assuming that:

•

Martin Marietta exchanges, pursuant to the offer or the second-step merger, all of the outstanding shares of Vulcan common stock, which is assumed to be 129,246,844 (the total number of shares reported by Vulcan to be outstanding on February 17, 2012 as disclosed in Vulcan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011);

•

Martin Marietta exchanges, pursuant to the offer or the second-step merger, the shares of Vulcan common stock issuable upon exercise or conversion of all outstanding in the money stock options to purchase shares of Vulcan common stock and the vesting of shares of Vulcan’s restricted stock, which is assumed to be 607,539 shares in the aggregate. This amount is based on Vulcan’s reported outstanding stock options and restricted stock as of December 31, 2011 as reported in Vulcan’s Annual Report on Form 10-K after giving effect to the withholding of shares of common stock to satisfy the aggregate exercise price of such options and the exchange ratio; and

•

45,624,785 shares of Martin Marietta common stock (including restricted shares) were outstanding on February 23, 2012; and, as of December 31, 2011: 1,151,567 shares of common stock that would be issued upon the exercise of outstanding stock options; 305,088 shares of common stock that would be issued upon the vesting of restricted stock units; and 31,700 shares of common stock that would be issued upon the vesting of incentive stock plan units.

Material Federal Income Tax Consequences

Based on the advice of Skadden, Arps, Slate, Meagher & Flom LLP, the following is a discussion of the anticipated material U.S. federal income tax consequences to U.S. holders (as defined below) of Vulcan common stock who exchange Vulcan common stock for Martin Marietta common stock and cash in lieu of fractional shares of Martin Marietta common stock pursuant to the offer or the second-step merger. This discussion is based on provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders of Vulcan common stock in light of their particular circumstances or to holders of Vulcan common stock subject to special treatment under U.S. federal income tax law including, without limitation:

•	foreign persons,

•	certain financial institutions,

•	insurance companies,

•	tax-exempt entities,

•	dealers in securities,

•	traders in securities that elect to apply a mark-to-market method of accounting,

•	certain U.S. expatriates,

•	U.S. holders who hold Vulcan common stock as part of a straddle, hedge, conversion transaction or other integrated investment,

•	U.S. holders whose functional currency is not the United States dollar, and

•	U.S. holders who acquired Vulcan common stock through the exercise of employee stock options or otherwise as compensation.

This discussion is limited to U.S. holders of Vulcan common stock who hold their shares of Vulcan common stock as capital assets and does not consider the tax treatment of U.S. holders of Vulcan common stock who hold Vulcan common stock through a partnership or other pass-through entity. Furthermore, this summary does not discuss any aspect of state, local or foreign taxation or any aspect of U.S. federal taxation other than income taxation.

You should consult your own tax advisor regarding the specific tax consequences to you of the exchange of your Vulcan common stock, including the applicability and effect of federal, state, local and foreign income and other tax laws in light of your particular circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Vulcan common stock who is: (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Vulcan common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Vulcan common stock, you should consult your own tax advisor regarding the tax consequences to you of exchanging Vulcan common stock for Martin Marietta common stock and cash in lieu of fractional shares of Martin Marietta common stock pursuant to the offer or the second-step merger.

It will be a condition to effecting the second-step merger that Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Martin Marietta, render an opinion that the offer and the second-step merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Such opinion will be based, in part, on certain factual assumptions and on certain customary representations that will be received from Martin Marietta and Vulcan, each of which must be accurate as of the effective time of the second-step merger. If any of such assumptions or representations are inaccurate as of that time, the tax consequences to U.S. holders of Vulcan common stock of an exchange of stock pursuant to the offer or the second-step merger could differ materially from those described below. Skadden, Arps, Slate, Meagher & Flom LLP may not be able to render the opinion described above if such customary representations cannot, for any reason, be made by, or obtained from, either Martin Marietta or Vulcan.

Opinions of counsel neither bind the Internal Revenue Service or any court, nor preclude the Internal Revenue Service from adopting a contrary position. No ruling has been or will be sought from the Internal Revenue Service on the tax consequences of the offer or the second-step merger, and no assurance can be given that the Internal Revenue Service will not take, or that a court will not sustain, a position contrary to any of the U.S. federal income tax consequences set forth below.

Assuming that the offer and the second-step merger, taken together, qualify as a reorganization under Section 368(a) of the Internal Revenue Code, the anticipated material U.S. federal income tax consequences to U.S. holders of Vulcan common stock will be as follows:

•

No gain or loss will be recognized by a U.S. holder of Vulcan common stock solely as the result of the receipt of Martin Marietta common stock in exchange for such holder’s Vulcan common stock in the offer or the second-step merger (other than gain or loss recognized by a U.S. holder of Vulcan common stock on the receipt of cash in lieu of a fractional share of Martin Marietta common stock, as described below).

•

The aggregate tax basis of the shares of Martin Marietta common stock received by a U.S. holder of Vulcan common stock in exchange for Vulcan common stock pursuant to the offer and the second-step merger will be the same as the aggregate tax basis of the shares of Vulcan common stock surrendered in exchange therefor, decreased by the amount of any tax basis allocable to any fractional share of Martin Marietta common stock for which cash is received.

•

The holding period of the shares of Martin Marietta common stock received by a U.S. holder of Vulcan common stock pursuant to the offer and the second-step merger will include the holding period of the shares of Vulcan common stock surrendered in exchange therefor.

•

Cash received by a U.S. holder of Vulcan common stock in lieu of a fractional share of Martin Marietta common stock will be treated as received in redemption of such fractional share interest, and a U.S.

holder of Vulcan common stock will recognize a gain or loss measured by the difference between the amount of cash received and the portion of the basis of the U.S. holder’s shares of Martin Marietta common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will constitute long-term capital gain or loss if such holder’s holding period in the shares of Vulcan common stock exchanged was greater than one year as of the date of the exchange.

It is not a condition to Martin Marietta’s obligation to exchange shares pursuant to the offer that Skadden, Arps, Slate, Meagher & Flom LLP render an opinion to the effect described above. If, contrary to expectations, the offer is completed but the second-step merger does not occur for any reason (such as in the event that Martin Marietta waives the Merger Agreement Condition, or any condition to such second-step merger contained in a definitive merger agreement entered into between Martin Marietta and Vulcan is not satisfied or waived (including if Skadden, Arps, Slate, Meagher & Flom LLP is not able to render the tax opinion referenced above)), a U.S. holder of Vulcan common stock that receives shares of Martin Marietta common stock and cash in lieu of a fractional share of Martin Marietta common stock in exchange for such holder’s shares of Vulcan common stock pursuant to the offer will likely recognize taxable gain or loss equal to the difference between (i) the fair market value of the shares of Martin Marietta common stock as of the date of the exchange and cash received and (ii) such holder’s adjusted tax basis in the shares of Vulcan common stock exchanged therefor. Gain or loss must be calculated separately for each block of shares of Vulcan common stock if blocks of Vulcan common stock were acquired at different times or for different prices. Such recognized gain or loss will constitute capital gain or loss, and will constitute long-term capital gain or loss if the U.S. holder’s holding period for a particular block of Vulcan common stock exchanged is greater than one year as of the date of the exchange.

Certain Tax Reporting Rules

If the offer and the second-step merger, taken together, qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, under applicable Treasury regulations, “significant holders” of Vulcan common stock generally will be required to comply with certain reporting requirements. A U.S. holder of Vulcan common stock should be viewed as a “significant holder” if, immediately before the exchange, such holder held five percent or more, by vote or value, of the total outstanding Vulcan common stock. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the consummation of the merger. That statement must set forth the holder’s tax basis in, and the fair market value of, the shares of Vulcan common stock surrendered pursuant to the exchange (both as determined immediately before the surrender of shares), the date of the exchange, and the name and employer identification number of Martin Marietta, Vulcan, and the wholly owned subsidiary that merges with and into Vulcan, and the holder will be required to retain permanent records of these facts. You should consult your tax advisor as to whether you may be treated as a “significant holder.”

You are urged to consult your own tax advisor concerning the specific U.S. federal, state, local and foreign tax consequences of the offer and the second-step merger to you.

Purpose and Structure of the Offer

The purpose of the offer is for Martin Marietta to acquire all of the outstanding shares of Vulcan common stock in order to combine the businesses of Martin Marietta and Vulcan. If the offer is consummated we intend, promptly after completion of the offer, to consummate a merger of a wholly-owned subsidiary of Martin Marietta with and into Vulcan (this merger is sometimes referred to as the second-step merger) (subject to certain potential changes in the transaction structure resulting from negotiation or implementation of the proposed form merger agreement (see “The Exchange Offer—Summary of the Form Merger Agreement”)). The purpose of this second-step merger is for Martin Marietta to acquire all outstanding shares of Vulcan common stock that were not acquired in the offer. In this second-step merger, each remaining share of Vulcan common stock (other than shares already owned by Martin Marietta or its wholly-owned subsidiaries) will be converted into the right to receive the same number of shares of Martin Marietta common stock as are received by Vulcan shareholders pursuant to the offer. After this second-step merger, the former Vulcan shareholders will no longer have any ownership interest in Vulcan, but in Martin Marietta. The offer is conditioned upon entering into a definitive merger agreement with Vulcan that is reasonably satisfactory to the parties, which would provide for the transaction.

Martin Marietta reserves the right to amend the offer (including amending the number of shares of common stock to be exchanged, the offer price and the consideration to be offered in the second-step merger), or to negotiate a merger agreement with Vulcan not involving an exchange offer, in which event we would terminate the offer and the shares of Vulcan common stock would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by Martin Marietta and Vulcan.

Statutory Requirements; Approval of the Second-Step Merger

Under the New Jersey Business Corporation Act and Vulcan’s Restated Certificate of Incorporation, the second-step merger must be approved by Vulcan’s board of directors and Vulcan shareholders. However, under the New Jersey Business Corporation Act, if Martin Marietta acquires, pursuant to the offer or otherwise, at least 90% of the then outstanding shares of Vulcan common stock, Martin Marietta will be able to effect the second-step merger as a “short-form” merger without a vote of Vulcan shareholders or approval of the board of Vulcan. In certain circumstances, Vulcan’s restated certificate of incorporation requires certain specified director and/or shareholder approvals (including, in certain circumstances, approval of 80% of the voting power of Vulcan’s outstanding common stock) in connection with certain business combinations with interested shareholders. Please see the sections of this prospectus/offer to exchange entitled “Comparison of Shareholder Rights—Restrictions on Business Combinations” and “The Exchange Offer—Litigation—New Jersey Litigation.” The offer is conditioned upon, among other things, the minimum tender of shares that, when added to the shares of Vulcan common stock then owned by Martin Marietta or any of its subsidiaries, will constitute 80% of the voting power of Vulcan’s outstanding common stock. If there is a favorable outcome in the New Jersey litigation with respect to certain provisions of Vulcan’s Restated Articles of Incorporation as described in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Litigation,” then a majority of the voting power of the outstanding Vulcan common stock would be sufficient voting power to approve the second-step merger without the affirmative vote of any other shareholder of Vulcan.

The exact timing and details of the second-step merger or any other merger or other business combination involving Vulcan will necessarily depend upon a variety of factors, including the number of shares of Vulcan common stock Martin Marietta acquires pursuant to the offer. Although Martin Marietta currently intends to propose the second-step merger generally on the terms described herein, it is possible that, as a result of substantial delays in its ability to effect such a transaction, actions Vulcan may take in response to the offer, information Martin Marietta obtains hereafter, changes in general economic or market conditions or in the business of Vulcan or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Martin Marietta reserves the right not to propose the second-step merger or any other merger or other business combination with Vulcan or to propose such a transaction on terms other than those described above. Please see paragraph (h) of the section entitled “The Exchange Offer—Conditions of the Offer—Other Conditions.”

Short-Form Merger

Under the New Jersey Business Corporation Act, if Martin Marietta acquires, pursuant to the offer or otherwise, at least 90% of the then outstanding shares of Vulcan common stock, Martin Marietta will be able to effect the second-step merger without a vote of Vulcan shareholders or approval of the board of directors of Vulcan. In such event, Martin Marietta intends to take all necessary and appropriate actions to cause the second-step merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of Vulcan shareholders. If, however, Martin Marietta does not acquire at least 90% of the outstanding shares of Vulcan common stock pursuant to the offer or otherwise and a vote of Vulcan shareholders is required under New Jersey law, a significantly longer period of time would be required to effect the second-step merger (please see the section entitled “The Exchange Offer—Statutory Requirements; Approval of the Second-Step Merger” above).

Appraisal/Dissenters’ Rights

No appraisal or dissenters’ rights are available in connection with the offer, so long as (1) the shares of Vulcan common stock are of a class or series which on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation are listed on a national securities exchange or held of record by not less than 1,000 holders or (2) the shares of Martin Marietta common stock to be issued in the merger are of a class or series which upon consummation of the merger or consolidation will be listed on a national securities exchange or held of record by not less than 1,000 holders. Vulcan shareholders will have appraisal or dissenters’ rights in connection with the second-step merger if (1) the shares of Vulcan common stock are of a class or series which on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation are not listed on a national securities exchange and are held of record by less than 1,000 holders and (2) the shares of Martin Marietta common stock to be issued in the merger are of a class or series which upon consummation of the merger or consolidation is not listed on a national securities exchange and is held of record by less than 1,000 record shareholders. Vulcan shareholders who (a) have not tendered their shares of Vulcan common stock in the offer, (b) if approval of the second-step merger by Vulcan shareholders has been obtained, did not vote in favor of the second-step merger and (c) complied with the procedures set forth in the Section 14A:11-1 et seq. of the New Jersey Business Corporation Act will have rights under New Jersey law to demand and be paid the “fair value” of such shareholder’s shares of Vulcan common stock.

If appraisal rights are available, Martin Marietta does not intend to object, assuming the proper procedures are followed, to the exercise of dissenter’s rights by any shareholder in the second-step merger and the demand and payment in cash for the fair value of the shares of Vulcan common stock. However, the fair value of each share may be less than the consideration being offered in the second-step merger. In this regard, shareholders should be aware that opinions of investment banking firms, if any, as to the fairness of the consideration from a financial point of view are not necessarily opinions as to “fair value” under the New Jersey Business Corporation Act.

The foregoing summary of the rights, if any, of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise dissenters’ rights under New Jersey law in connection with the second-step merger. Failure to follow the steps required for perfecting dissenters’ rights, if any, may result in the loss of those rights.

Plans for Vulcan

The purpose of the offer is for Martin Marietta to acquire all of the outstanding shares of Vulcan common stock in order to combine the businesses of Martin Marietta and Vulcan. Martin Marietta intends, promptly following Martin Marietta’s acceptance for exchange, and exchange, of shares of Vulcan common stock in the offer, to consummate a second-step merger of a wholly-owned subsidiary of Martin Marietta with and into Vulcan (subject to certain potential changes in the transaction structure resulting from negotiation or implementation of the proposed form merger agreement (see “The Exchange Offer—Summary of the Form Merger Agreement”)). In the second-step merger, each remaining share of Vulcan common stock (other than shares of Vulcan common stock owned by Martin Marietta (or wholly-owned subsidiaries of Martin Marietta or Vulcan)) will be converted into the right to receive the same number of shares of Martin Marietta common stock as are received by Vulcan shareholders pursuant to the offer. If the offer is successful, Martin Marietta intends to consummate the second-step merger as promptly as practicable. The offer is conditioned upon entering into a definitive merger agreement with Vulcan that is reasonably satisfactory to the parties, which would provide for the transaction.

Martin Marietta submitted a notice letter to Vulcan on January 24, 2012, as amended and restated by a notice letter submitted to Vulcan on January 30, 2012 and a supplement submitted to Vulcan on February 13, 2012, nominating five persons, Philip R. Lochner, Jr., J. Keith Matheney, Edward W. Moneypenny, Karen R. Osar and V. James Sardo (and A. Jay Meyerson as an alternate nominee), to be considered for election to the board of directors of Vulcan at Vulcan’s 2012 annual meeting of shareholders.

On March 15, 2012, Vulcan announced that, in connection with the retirement of Philip Carroll, Jr. (a Vulcan director), the Vulcan board of directors had taken action to decrease the size of the Vulcan board from 11 to 10 directors effective immediately prior to Vulcan’s 2012 annual meeting and that there only would be four seats on the Vulcan board of directors up for election at such annual meeting. As a result, Messrs. Lochner, Moneypenny and Sardo, and Ms. Osar, will serve as Martin Marietta’s four nominees, with Messrs. Matheney and Meyerson serving as alternate nominees. Vulcan has not yet announced the date for its 2012 annual meeting of shareholders. Vulcan’s 2011 annual meeting of shareholders was held in May 2011, and Vulcan’s by-laws generally provide that the annual meeting shall be held on a day in April or May as may be fixed by the Vulcan board of directors.

In connection with the solicitation of proxies to vote in favor of the election of Martin Marietta’s nominees at Vulcan’s 2012 annual meeting of shareholders, Martin Marietta filed a preliminary proxy statement (and amendments thereto) with the SEC and intends to file a definitive proxy statement. When completed, the definitive proxy statement of Martin Marietta and accompanying proxy card will be mailed to Vulcan shareholders. We are proposing to nominate and elect these individuals to give you another direct voice with respect to our offer. We believe that the election of our nominees will demonstrate that Vulcan shareholders support a combination with Martin Marietta. If our nominees are elected, they would be obligated to act in accordance with their duties as directors of Vulcan. If elected, our nominees could take steps to try to persuade Vulcan’s other board members to support and facilitate the offer should the nominees, as new directors, deem it appropriate in the exercise of their duties to Vulcan and the Vulcan shareholders. Vulcan’s board of directors is divided into three separate classes which are elected in staggered three-year terms. Only one class of directors is elected per year. If Martin Marietta’s nominees are elected to Vulcan’s board of directors, they will still not constitute a majority of Vulcan’s board of directors. If a combination of the businesses of Martin Marietta and Vulcan has not occurred before then, Martin Marietta presently intends to nominate additional persons to be considered for election to Vulcan’s board of directors at Vulcan’s 2013 annual meeting of shareholders and to ultimately replace a majority of the directors of Vulcan with its own nominees.

If, and to the extent that Martin Marietta (and/or any of Martin Marietta’s subsidiaries) acquires control of Vulcan or otherwise obtains access to the books and records of Vulcan, Martin Marietta intends to conduct a detailed review of Vulcan’s business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in Vulcan’s business, corporate structure, assets, properties, capitalization, management, personnel or dividend policy and changes to Vulcan’s restated certificate of incorporation and by-laws.

Except as indicated in this offer, neither Martin Marietta nor any of Martin Marietta’s subsidiaries has any current plans or proposals which relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of Vulcan or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Vulcan or any of its subsidiaries, (3) any material change in the indebtedness or capitalization of Vulcan or any of its subsidiaries, (4) any change in the current board of directors or management of Vulcan or any change to any material term of the employment contract of any executive officer of Vulcan, (5) any other material change in Vulcan’s corporate structure or business, (6) any class of equity security of Vulcan being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of Vulcan becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Effect of the Offer on the Market for Shares of Vulcan Common Stock; NYSE Listing; Registration under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares of Vulcan Common Stock

The exchange of shares of Vulcan common stock by Martin Marietta pursuant to the offer will reduce the number of shares of Vulcan common stock that might otherwise trade publicly and will reduce the number of holders of shares of Vulcan common stock, which could adversely affect the liquidity and market value of the remaining shares of Vulcan common stock held by the public. The extent of the public market for Vulcan common stock and the availability of quotations reported in the over-the-counter market depends upon the number of shareholders holding Vulcan common stock, the aggregate market value of the shares remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms and other factors. According to Vulcan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as of February 17, 2012 there were 129,246,844 shares of Vulcan common stock outstanding and approximately 4,728 holders of record of Vulcan common stock.

NYSE Listing

The shares of Vulcan common stock are quoted on the NYSE. Depending upon the number of shares of Vulcan common stock exchanged pursuant to the offer and the number of Vulcan shareholders remaining thereafter, the shares of Vulcan common stock may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE’s published guidelines, the NYSE would consider delisting the shares of Vulcan common stock if, among other things, (1) the number of total shareholders of Vulcan should fall below 400, (2) the number of total shareholders should fall below 1,200 and the average monthly trading volume for the shares of Vulcan common stock is less than 100,000 for the most recent 12 months or (3) the number of publicly held shares of Vulcan common stock (exclusive of holdings of officers and directors of Vulcan and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000.

If, as a result of the exchange of shares of Vulcan common stock pursuant to the offer or otherwise, the shares of Vulcan common stock no longer meet the requirements of the NYSE for continued listing and the listing of the shares of Vulcan common stock is discontinued, the market for the shares of Vulcan common stock could be adversely affected. If the NYSE were to delist the shares of Vulcan common stock, it is possible that the shares of Vulcan common stock would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Vulcan common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Martin Marietta cannot predict whether the reduction in the number of shares of Vulcan common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares of Vulcan common stock or whether it would cause future market prices to be greater or less than the consideration being offered in the offer. If (1) the shares of Vulcan common stock are not listed on the NYSE or another national securities exchange and are held of record by less than 1,000 shareholders on the record date for the determination of shareholders entitled to vote on the second-step merger and (2) the shares of Martin Marietta common stock to be issued in the merger are of a class or series which upon consummation of the merger is not listed on a national securities exchange and is held of record by less than 1,000 record shareholders, the Vulcan shareholders who (a) have not tendered their shares of Vulcan common stock in the offer, (b) if approval of the second-step merger by Vulcan shareholders has been obtained, did not vote in favor of the second-step merger and (c) complied with the procedures set forth in Section 14A:11 of the New Jersey Business Corporation Act will have rights under New Jersey law to demand and receive payment of the “fair value” of such shareholder’s shares of Vulcan common stock.

If Vulcan common stock is not delisted prior to the second-step merger, then Vulcan common stock will cease to be listed on the NYSE upon consummation of the second-step merger.

Registration Under Exchange Act

Vulcan common stock is currently registered under the Exchange Act. This registration may be terminated upon application by Vulcan to the SEC if Vulcan common stock is not listed on a “national securities exchange” and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by Vulcan to holders of Vulcan common stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to Vulcan common stock. In addition, “affiliates” of Vulcan and persons holding “restricted securities” of Vulcan may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of Vulcan common stock is not terminated prior to the second-step merger, then the registration of Vulcan common stock under the Exchange Act will be terminated upon consummation of the second-step merger.

Margin Regulations

Shares of Vulcan common stock are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the offer it is possible that the shares of Vulcan common stock might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such shares of Vulcan common stock could no longer be used as collateral for loans made by brokers. In addition, if registration of the shares of Vulcan common stock under the Exchange Act were terminated, the shares of Vulcan common stock would no longer constitute “margin securities.”

Conditions of the Offer

Notwithstanding any other provision of the offer and in addition to (and not in limitation of) Martin Marietta’s right to extend and amend the offer at any time, in its discretion, Martin Marietta shall not be required to accept for exchange any shares of Vulcan common stock tendered pursuant to the offer, shall not (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) be required to make any exchange for shares of Vulcan common stock accepted for exchange and may extend, terminate or amend the offer, if immediately prior to the expiration of the offer, in the reasonable judgment of Martin Marietta, any one or more of the following conditions shall not have been satisfied:

Merger Agreement Condition

Vulcan shall have entered into a definitive merger agreement with Martin Marietta with respect to the proposed transaction that is reasonably satisfactory to Martin Marietta and Vulcan. Such merger agreement shall provide, among other things, that:

•

the board of directors of Vulcan has approved the proposed transaction and irrevocably exempted the transaction from the restrictions imposed by the New Jersey Shareholder Protection Act, if applicable; and

•	the board of directors of Vulcan has removed any other impediment to the consummation of the transaction.

Martin Marietta considers the proposed form merger agreement delivered to Vulcan on December 12, 2011 to be reasonably satisfactory, and is prepared to enter into an agreement with Vulcan in substantially the form thereof.

For a summary of the proposed form merger agreement delivered to Vulcan on December 12, 2011, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Summary of the Form Merger Agreement.”

Regulatory Condition

Any applicable waiting period under the HSR Act shall have expired or been terminated prior to the expiration of the offer.

Minimum Tender Condition

Vulcan shareholders shall have validly tendered and not withdrawn prior to the expiration of the offer at least that number of shares of Vulcan common stock that, when added to the shares of Vulcan common stock then owned by Martin Marietta or any of its subsidiaries, shall constitute 80% of the voting power of Vulcan’s outstanding capital stock entitled to vote on transactions covered under Article VIII, Section A of Vulcan’s restated certificate of incorporation. If there is a favorable outcome in the New Jersey litigation with respect to this provision of Vulcan’s Restated Articles of Incorporation as described in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Litigation,” then we will amend this condition so as to require the minimum tender of a majority of the voting power of the outstanding Vulcan common stock (which would be sufficient voting power to approve the second-step merger without the affirmative vote of any other shareholder of Vulcan).

Registration Statement Condition

The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Martin Marietta shall have received all necessary state securities law or “blue sky” authorizations.

Shareholder Approval Condition

The Martin Marietta shareholder approvals shall have been obtained. Martin Marietta intends for such items to be proposed for approval at a special meeting of Martin Marietta shareholders convened for such purpose.

NYSE Listing Condition

The shares of Martin Marietta common stock to be issued pursuant to the offer and the second-step merger shall have been approved for listing on the NYSE.

Due Diligence Condition

Martin Marietta shall have completed to its reasonable satisfaction customary confirmatory due diligence of Vulcan’s non-public information on Vulcan’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Vulcan’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of the offer.

Other Conditions

Additionally, Martin Marietta shall not be required to accept for exchange any shares of Vulcan common stock tendered pursuant to the offer, shall not (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) be required to make any exchange for shares of Vulcan common stock accepted for exchange, and may extend, terminate or amend the offer, if at any time on or after the date of the commencement of the offer and prior to the expiration of the offer any of the following conditions exists:

(a) there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any supra-national, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (each of which we refer to in this prospectus/offer to exchange as a “governmental authority”) (1) challenging or seeking to, or which, in the reasonable judgment of Martin Marietta, is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit or make more costly, or in which there are allegations of any violation of law, rule or regulation relating to, the making of or terms of the offer or the provisions of this offer or, the acceptance for exchange of any or all of the shares of Vulcan common stock by Martin Marietta or any other affiliate of Martin Marietta, or seeking to obtain material damages in connection with the offer or the second-step merger; (2) seeking to, or which in the reasonable judgment of Martin Marietta is reasonably likely to, individually or in the aggregate, prohibit or limit the full rights of ownership or operation by Vulcan, Martin Marietta or any of their affiliates of all or any of the business or assets of Vulcan, Martin Marietta or any of their affiliates

(including in respect of the capital stock or other equity of their respective subsidiaries) or to compel Vulcan, Martin Marietta or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of Vulcan, Martin Marietta or any of their affiliates; (3) seeking to, or which in the reasonable judgment of Martin Marietta is reasonably likely to, impose or confirm any voting, procedural, price or other requirements in addition to those required by federal securities laws and the New Jersey Business Corporation Act (as in effect on the date of the commencement of the offer) in connection with the making of the offer, the acceptance for exchange, or exchange, of some or all of the shares of Vulcan common stock by Martin Marietta or any other affiliate of Martin Marietta or the consummation by Martin Marietta or any other affiliate of Martin Marietta of the second-step merger or other business combination with Vulcan, including, without limitation, the right to vote any shares of Vulcan common stock acquired by Martin Marietta pursuant to the offer or otherwise on all matters properly presented to Vulcan shareholders; (4) which in the reasonable judgment of Martin Marietta is reasonably likely to require divestiture by Martin Marietta or any other affiliate of Martin Marietta of any shares of Vulcan common stock; (5) seeking, or which in the reasonable judgment of Martin Marietta is reasonably likely to result in, any material diminution in the benefits expected to be derived by Martin Marietta or any other affiliate of Martin Marietta as a result of the transactions contemplated by the offer, the second-step merger or any other business combination with Vulcan; (6) relating to the offer or any proxy solicitation referenced in this prospectus/offer to exchange which, in the reasonable judgment of Martin Marietta, might materially adversely affect Vulcan or any of its affiliates or Martin Marietta or any other affiliate of Martin Marietta or the value of the shares of Vulcan common stock or (7) which could reasonably be expected to otherwise prevent, adversely affect or materially delay consummation of the offer, the second-step merger or the ability of Martin Marietta to conduct any proxy solicitations referenced in this prospectus/offer to exchange;

(b)(1) any final order, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority, including those referred to or described in this prospectus/offer to exchange in the section entitled “The Exchange Offer—Certain Legal Matters; Regulatory Approvals” below shall contain terms that, in the reasonable judgment of Martin Marietta, results in, or is reasonably likely to result in, individually or in the aggregate with such other final orders, approvals, permits, authorizations, waivers, determinations, favorable reviews or consents, a significant diminution in the benefits expected to be derived by Martin Marietta and Vulcan, taken as a whole, as a result of the transactions contemplated by the offer, the second-step merger or any other business combination with Vulcan; or (2) any material final order, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority, including those referred to or described in this prospectus/offer to exchange in the section entitled “The Exchange Offer—Certain Legal Matters; Regulatory Approvals,” other than in connection with the Regulatory Condition, shall not have been obtained, or any applicable waiting periods for such clearances or approvals shall not have expired;

(c) except for matters addressed in paragraph (b) above, there shall have been action taken or any statute, rule, regulation, legislation, order, decree or interpretation enacted, enforced, promulgated, amended, issued or deemed, or which becomes, applicable to (1) Martin Marietta, Vulcan or any subsidiary or affiliate of Martin Marietta or Vulcan or (2) the offer, the second-step merger or any other business combination with Vulcan, by any legislative body or governmental authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the offer, that in the reasonable judgment of Martin Marietta might result, directly or indirectly, individually or in the aggregate, in any of the consequences referred to in clauses (1) through (7) of paragraph (a) above;

(d) any event, condition, development, circumstance, change or effect shall have occurred or be threatened that, individually or in the aggregate with any other events, condition, development, circumstances, changes and effects occurring after the date of the commencement of the offer is or may be materially adverse to the business, properties, condition (financial or otherwise), assets (including leases), liabilities, capitalization, shareholders’ equity, licenses, franchises, operations, results of operations or prospects of Vulcan or any of its affiliates or Martin Marietta shall have become aware of any facts that, in its reasonable judgment, have or may have material adverse significance with respect to either the value of

Vulcan or any of its affiliates or the value of the shares of Vulcan common stock to Martin Marietta or any of its affiliates;

(e) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of Martin Marietta, might materially adversely affect, the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the United States, (5) a material change in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which Vulcan or its affiliates do business that could, in the reasonable judgment of Martin Marietta, have a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Vulcan or any of its affiliates or the trading in, or value of, the shares of Vulcan common stock, (7) any decline in either the Dow Jones Industrial Average, or the S&P Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15% measured from the close of business at the time of commencement of the offer or any material adverse change in the market price in the shares of Vulcan common stock or (8) in the case of any of the foregoing existing at the time of commencement of the offer, a material acceleration or worsening thereof;

(f)(1) a tender or exchange offer for some or all of the shares of Vulcan common stock has been publicly proposed to be made or has been made by another person (including Vulcan or any of its subsidiaries or affiliates), or has been publicly disclosed, or Martin Marietta otherwise learns that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of Vulcan (including the shares of Vulcan common stock), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Vulcan (including the shares of Vulcan common stock) and other than as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to the date of the commencement of the offer, (2) any such person or group which, on or prior to the date of the commencement of the offer, had filed such a Schedule 13D or 13G with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of Vulcan, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of Vulcan constituting 1% or more of any such class or series, (3) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer of some or all of the shares of Vulcan common stock or a merger, consolidation or other business combination with or involving Vulcan or any of its subsidiaries or (4) any person (other than Martin Marietta) has filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable threshold set forth therein) or made a public announcement reflecting an intent to acquire Vulcan or any assets, securities or subsidiaries of Vulcan;

(g) Vulcan or any of its subsidiaries has (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the shares of Vulcan common stock or its capitalization; (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding shares of Vulcan common stock or other securities; (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any additional shares of Vulcan common stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than (i) the issuance of shares of Vulcan common stock pursuant to, and in accordance with, their publicly disclosed terms in effect as of the date of the commencement of the offer, of employee stock options or other equity awards, in each case publicly disclosed by Vulcan as outstanding prior to such date, and (ii) the issuance of shares of Vulcan common stock or convertible subordinated debentures in exchange for outstanding shares of Vulcan preferred stock pursuant to the terms and conditions of Vulcan’s restated certificate of incorporation in existence as of the date of the commencement of the offer), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock; (4) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of Vulcan; (5) other than cash dividends required to be paid on the shares of Vulcan preferred stock that have been publicly disclosed by Vulcan as outstanding prior to the date of the commencement of the offer and regular quarterly cash dividends on shares of Vulcan common stock, declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Vulcan, including by adoption of a shareholders rights plan; (6) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice or any debt containing, in the reasonable judgment of Martin Marietta, burdensome covenants or security provisions; (7) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or release or relinquishment of any material contract or other right of Vulcan or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice (other than the merger agreement described in the sections of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer—Merger Agreement Condition” and “The Exchange Offer—Summary of the Form Merger Agreement”); (8) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Martin Marietta’s reasonable judgment, has or may have material adverse significance with respect to either the value of Vulcan or any of its subsidiaries or affiliates or the value of the shares of Vulcan common stock to Martin Marietta or any of its subsidiaries or affiliates; (9) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased benefits to employees as a result of or in connection with the making of the offer, the acceptance for exchange, or exchange, some of or all the shares of Vulcan common stock by Martin Marietta or the consummation of any merger or other business combination involving Vulcan and Martin Marietta (and/or any of Martin Marietta’s subsidiaries); (10) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of Vulcan or any of its subsidiaries, or Martin Marietta shall have become aware of any such action which was not previously announced; or (11) amended, or authorized or proposed any amendment to, its charter or by-laws (or other similar constituent documents), or Martin Marietta becomes aware that Vulcan or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its charter or by-laws (or other similar constituent documents), which has not been publicly disclosed prior to the date of the commencement of the offer;

(h) Martin Marietta or any of its affiliates enters into a definitive agreement or announces an agreement in principle with Vulcan providing for a merger or other business combination with Vulcan or any of its subsidiaries or the purchase or exchange of securities or assets of Vulcan or any of its subsidiaries, or Martin Marietta and Vulcan reach any other agreement or understanding, in either case, pursuant to which it is agreed that the offer will be terminated; or

(i) Vulcan or any of its subsidiaries shall have (1) granted to any person proposing a merger or other business combination with or involving Vulcan or any of its subsidiaries or the purchase or exchange of securities or assets of Vulcan or any of its subsidiaries any type of option, warrant or right which, in Martin Marietta’s reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any shares of Vulcan common stock or other securities, assets or business of Vulcan or any of its subsidiaries) or (2) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination, purchase or exchange;

which in the reasonable judgment of Martin Marietta in any such case, and regardless of the circumstances (including any action or omission by Martin Marietta) giving rise to any such condition, makes it inadvisable to proceed with the offer and/or with acceptance for exchange, or exchange, of shares of Vulcan common stock.

The foregoing conditions are for the sole benefit of Martin Marietta and may be asserted by Martin Marietta regardless of the circumstances giving rise to any such condition or, other than the “Regulatory Condition,” “Shareholder Approval Condition,” “Registration Statement Condition,” and “NYSE Listing Condition,” may be waived by Martin Marietta in whole or in part at any time and from time to time prior to the expiration of the offer in its discretion. To the extent Martin Marietta waives a condition set forth in this section with respect to one tender, Martin Marietta will waive that condition with respect to all other tenders. The failure by Martin Marietta at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the expiration of the offer. Any determination by Martin Marietta concerning any condition or event described in this prospectus/offer to exchange shall be final and binding on all parties to the fullest extent permitted by law.

Summary of the Form Merger Agreement

Concurrently with the delivery of Martin Marietta’s proposal to Vulcan with respect to a business combination of Martin Marietta and Vulcan on December 12, 2011, Martin Marietta delivered to Vulcan a proposed form merger agreement (the “Merger Agreement”) providing for the proposed transaction. Martin Marietta considers the Merger Agreement delivered to Vulcan on December 12, 2011 to be reasonably satisfactory, and is prepared to enter into an agreement with Vulcan in substantially the form thereof.

The Merger Agreement delivered to Vulcan on December 12, 2011 contemplates that, concurrently with the execution of the Merger Agreement, Martin Marietta would amend the offer to reflect the execution of the Merger Agreement and the terms thereof. Pursuant to the terms of the Merger Agreement, after the consummation of the offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, a wholly owned subsidiary of Martin Marietta (“Merger Sub”) will merge with and into Vulcan in the second-step merger, with Vulcan surviving as a wholly owned subsidiary of Martin Marietta. Upon completion of the second-step merger, each share of Vulcan common stock (other than shares owned by Martin Marietta or any Vulcan or Martin Marietta wholly-owned subsidiary) outstanding immediately prior to the effective time of the second-step merger would be cancelled and converted into the right to receive a number of shares of Martin Marietta common stock equal to the exchange ratio. In addition, upon completion of the second-step merger, each Vulcan equity-based award will vest and convert into equity-based awards of Martin Marietta.

The Merger Agreement provides that, if Merger Sub holds 90% or more of the outstanding Vulcan common stock immediately prior to the second-step merger, it may effect the second-step merger as a “short form” merger pursuant to Section 14A:10-5.1 of the New Jersey Business Corporation Act, without approval by Vulcan’s shareholders or Vulcan’s board of directors. Otherwise, Vulcan would be required to hold a special shareholders’ meeting to obtain shareholder approval of the second-step merger.

Pursuant to the terms of the Merger Agreement, Vulcan will grant Martin Marietta and Merger Sub an irrevocable option (the “Top-Up Option”) to purchase an aggregate number of shares of Vulcan common stock that, when added to the number of shares of Vulcan common stock owned by Parent and Merger Sub at the time of such exercise, constitutes one share of Vulcan common stock more than 90% of the shares of Vulcan common stock then outstanding, to the extent such issuance does not require Vulcan shareholder approval under applicable law and there being authorized shares of Vulcan common stock available for issuance. The Top-Up Option is exercisable only after the shares of Vulcan common stock have been purchased pursuant to the offer. Martin Marietta or Merger Sub, as applicable, would pay for the shares of Vulcan common stock to be acquired pursuant to the Top-Up Option either in cash or by issuing a promissory note and the purchase price per share will be calculated by multiplying the exchange ratio by the price of Martin Marietta’s common stock on the New York Stock Exchange.

The Merger Agreement provides that, at the request of Martin Marietta, Vulcan will cooperate with Martin Marietta and, as applicable, amend the Merger Agreement, in order to implement an alternative structure to effect the transactions contemplated by the Merger Agreement, either (a) through a newly formed holding company of Martin Marietta or (b) as may otherwise be requested by Martin Marietta so long as under such other requested structure Vulcan’s shareholders receive the substantially equivalent economic benefit as compared to the economic benefit Vulcan’s shareholders would have received upon consummation of the transaction under the structure contemplated by the Merger Agreement.

The completion of the second-step merger would be subject to certain conditions, including, among others (i) if required by applicable law, the receipt of Vulcan shareholder approval, (ii) the absence of any law, order, decree or ruling in effect preventing the consummation of the second-step merger and (iii) Martin Marietta having accepted for payment all of the shares of Vulcan common stock tendered and not withdrawn pursuant to the offer.

The Merger Agreement contains customary and reciprocal representations, warranties and covenants by Martin Marietta and Vulcan. The Merger Agreement contemplates Vulcan agreeing, among other things, not to solicit alternative transactions or, subject to certain exceptions, enter into discussions concerning, or provide confidential information in connection with, any alternative transaction.

In addition, certain covenants require each of the parties to use reasonable best efforts to cause the offer and the second-step merger to be consummated as soon as reasonably practicable, and, in order to obtain applicable antitrust approvals, the parties are required to use their respective reasonable best efforts to jointly negotiate and commit to effect required dispositions, prohibitions or limitations on ownership or operation of, or requirements or undertakings with respect to the conduct of any portion of the business, property or assets of Martin Marietta or Vulcan, except that neither Martin Marietta nor Vulcan would be required to commit to effect any action not conditioned on the consummation of the offer or the second-step merger or that would or would reasonably be expected to have a material adverse effect on the combined company.

The Merger Agreement contains certain termination rights for each of the parties, including the right to terminate the Merger Agreement if the transactions have not been consummated by a to-be-agreed-upon date, subject to certain extensions if the transactions have not been consummated solely as a result of a failure to obtain U.S. antitrust approval.

The Merger Agreement provides that upon the termination of the Merger Agreement under specified circumstances, including, among others, by Martin Marietta upon (i) a change in the recommendation of Vulcan’s board of directors or (ii) a breach by Vulcan of the provision restricting solicitation of alternative transactions, Vulcan would be required to pay Martin Marietta a cash termination fee to be agreed upon by Martin Marietta and Vulcan (the “Termination Fee”). Vulcan would also be required to pay Martin Marietta the Termination Fee if the Merger Agreement were terminated due to (i) the transactions failing to be consummated prior to the Outside Date, (ii) the offer expiring or being terminated in accordance with its terms without any shares of Vulcan common stock being purchased or (iii) Vulcan having breached a representation, warranty or covenant and, in each case, a qualifying alternative transaction was announced prior to such termination and within an agreed period of such termination, Vulcan enters into a definitive agreement to consummate any qualifying alternative transaction or consummates any such transaction.

The Merger Agreement, which is in draft form and is being filed as an exhibit to the registration statement of which this prospectus/offer to exchange is a part to provide investors with information regarding its proposed terms, contains various representations, warranties and covenants of each of the parties as proposed by Martin

Marietta. Such representations, warranties and covenants are not intended to provide any factual information about any of the parties thereto. The assertions embodied in these proposed representations, warranties and covenants are proposed to be made for purposes of the Merger Agreement, solely for the benefit of the parties thereto, and are subject to qualifications and limitations proposed to be agreed to by the parties in connection with any negotiation of the terms of the Merger Agreement (including qualification by disclosures that would not necessarily be reflected in such agreement). The Merger Agreement does not reflect input from, or factual information provided by, Vulcan or any of its representatives. In addition, certain representations and warranties in such agreement would be made as of a specific date, may be subject to a contractual standard of materiality different from what a shareholder might view as material, or may be made for purposes of allocating contractual risk among the parties rather than establishing matters as facts. Security holders would not be third-party beneficiaries under such agreement and should not view the representations, warranties or covenants to be made in such agreement (or any description thereof) as disclosures with respect to the actual state of facts concerning the business, operations or condition of any of the parties to such agreement and should not rely on them as such. In addition, information in any such representations, warranties or covenants may change after the dates to be covered by such provisions, which subsequent information may or may not be fully reflected in the public disclosures of the parties. In any event, investors should read the Merger Agreement together with the other information concerning Martin Marietta and Vulcan contained in reports and statements that they file with the SEC.

Dividends and Distributions

If, on or after the date of the commencement of the offer, Vulcan:

•	splits, combines or otherwise changes the shares of Vulcan common stock or its capitalization;

•	acquires or otherwise causes a reduction in the number of outstanding shares of Vulcan common stock; or

•

issues or sells any additional shares of Vulcan common stock (other than shares of Vulcan common stock issued pursuant to, and in accordance with, the terms in effect on the date of the commencement of the offer of employee stock options or stock units outstanding prior to such date), shares of any other class or series of capital stock of Vulcan or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the foregoing, or any other ownership interest (including, without limitation, any phantom interest), of Vulcan, then, without prejudice to Martin Marietta’s rights under the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer,” Martin Marietta may make such adjustments to the offer consideration and other terms of the offer and the second-step merger (including the number and type of securities to be exchanged) as it deems appropriate to reflect such split, combination or other change.

If, on or after the date of the commencement of the offer, Vulcan declares, sets aside, makes or pays any dividend, except for Vulcan’s regular quarterly cash dividend, on the shares of Vulcan common stock or makes any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the shares of Vulcan common stock that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Martin Marietta or its nominee or transferee on Vulcan’s stock transfer records of the shares of Vulcan common stock exchanged pursuant to the offer, then, without prejudice to Martin Marietta’s rights under “The Exchange Offer—Extension, Termination and Amendment” and “The Exchange Offer—Conditions of the Offer”:

•	the consideration per share of Vulcan common stock payable by Martin Marietta pursuant to the offer will be reduced to the extent any such dividend or distribution is payable in cash; and

•	the whole of any such non-cash dividend, distribution or issuance to be received by the tendering shareholders will (1) be received and held by the tendering shareholders for the account of Martin

Marietta and will be required to be promptly remitted and transferred by each tendering shareholder to the exchange agent for the account of Martin Marietta, accompanied by appropriate documentation of transfer, or (2) at the direction of Martin Marietta, be exercised for the benefit of Martin Marietta, in which case the proceeds of such exercise will promptly be remitted to Martin Marietta.

Pending such remittance and subject to applicable law, Martin Marietta will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire offer consideration or deduct from the offer consideration the amount or value thereof, as determined by Martin Marietta in its discretion.

Financing of the Offer; Source and Amount of Funds

The offer is not subject to a financing condition. Martin Marietta is offering 0.50 shares of its common stock for each share of Vulcan common stock. Martin Marietta estimates that the total amount of cash required to pay all fees, expenses and other related amounts incurred in connection with the offer and the second-step merger will be approximately $75 million (excluding any cash required to pay for any fractional shares in the offer and the second-step merger, which we expect will be a de minimis amount, and any litigation or refinancing expenses), which Martin Marietta expects to pay with cash on hand. The estimated amount of cash required is based on Martin Marietta’s due diligence review of Vulcan’s publicly available information to date and is subject to change. For a further discussion of the risks relating to Martin Marietta’s limited due diligence review, please see “Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger.”

Vulcan had approximately $2.8 billion aggregate principal amount of outstanding senior unsecured notes as of December 31, 2011. Martin Marietta does not presently intend to redeem or refinance any of Vulcan’s senior unsecured notes in connection with the transactions contemplated by the offer. Completion of the offer may constitute a “change of control” under the terms of Vulcan’s senior unsecured notes. If completion of the offer constitutes a change of control and if there is a downgrade of the credit rating of any series of Vulcan’s senior unsecured notes by both S&P and Moody’s to a rating below “investment grade” (regardless of whether the rating prior to such downgrade was investment grade or below investment grade) prior to 60 days following consummation of such change of control (which period may be extended for up to an additional 60 days in certain circumstances), Vulcan would be required to offer to repurchase each holder’s notes of such series at a purchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest.

We may elect to implement alternative structures pursuant to the form merger agreement to effect the proposed transaction taking into account, among other things, any implications of the proposed transaction under Vulcan’s senior unsecured notes. Pursuant to the terms of the form merger agreement delivered to Vulcan concurrently with Martin Marietta’s business combination proposal, Martin Marietta would have the right to require that, prior to the closing of the transaction, Vulcan cooperate with Martin Marietta (and, as applicable, amend the merger agreement) to implement the transactions through an alternative transaction structure. Under the terms of the form merger agreement, Martin Marietta can request that Vulcan implement the transaction either (i) through a newly formed holding company of Martin Marietta or (ii) as may otherwise be requested by Martin Marietta (so long as Vulcan’s shareholders receive the substantially equivalent economic benefit compared to the economic benefit Vulcan’s shareholders would have received upon consummation of the transactions under the structure contemplated by the form merger agreement).

Martin Marietta is not currently considering any alternative structures other than a transaction through a newly formed holding company. This holding company structure would not constitute a change of control of Vulcan’s senior unsecured notes. However, it is possible that a holding company structure may have other implications with respect to Vulcan, Martin Marietta and/or the combined company, including in certain circumstances potentially requiring an offer to repurchase certain of Martin Marietta’s existing debt. As of December 31, 2011, Martin Marietta had approximately $550 million aggregate principal amount of senior unsecured notes, under the terms of which a holding company or other alternative transaction structure may constitute a “change of control.” If completion of the offer constitutes a change of control and if there is a downgrade of the credit rating of any series of Martin Marietta’s senior unsecured notes by S&P and Moody’s (or, in the case of the 6.60% senior notes due 2018, by at least two of Fitch Inc., S&P and Moody’s) to a rating below “investment grade” (regardless of whether the rating prior to such downgrade was investment grade or below investment grade) prior to 60 days following consummation of the change of control (which period may be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade), and, in the case of the 6.25% senior notes due 2037, if either S&P or Moody’s publicly announces or informs the trustee in writing that such downgrade was the result, in whole or in part, of any event or circumstance relating to the change of control, Martin Marietta would be required to offer to repurchase each holder’s notes of such series at a purchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest. Although no assurance can be given as to the terms or availability of refinancing capital, and no new financing commitments have been entered into as of the date of this prospectus/offer to exchange in respect of any repurchase or refinancing, Martin Marietta currently expects that any repurchase or refinancing of its senior unsecured notes, if required, could be funded through a combination of cash on hand and borrowings under new and/or existing financing arrangements. Except as described above, Martin Marietta does not expect that the consummation of the transactions through a newly formed holding company structure will result in any material adverse consequences relative to the transaction structure described in this prospectus/offer to exchange.

If following the completion of the offer, Vulcan is obligated to offer to repurchase of Vulcan’s outstanding senior unsecured notes, Martin Marietta may not be able to obtain sufficient capital to repurchase or refinance Vulcan’s outstanding senior unsecured notes in these circumstances. Since August 2010, the credit rating of Vulcan’s senior unsecured notes has been downgraded three times by Moody’s and two times by S&P. Prior to Martin Marietta’s December 12, 2011 announcement of the proposed transaction, both Moody’s and S&P had a “negative” credit outlook for Vulcan. Since the announcement of Martin Marietta’s proposal, Moody’s has placed Vulcan’s rating “under review, direction uncertain” and S&P has placed Vulcan on “CreditWatch Positive.” Failure to repurchase the notes as required would result in an event of default under the terms of the notes, which could put Vulcan in default under agreements governing its other indebtedness, including the acceleration of the payment of any borrowings thereunder, and may have an adverse effect on the value of the stock of Vulcan and, indirectly, on the value of the stock of Martin Marietta and the ability of the combined company to maintain the dividend Martin Marietta expects it to pay. Martin Marietta’s offer is not conditioned on Martin Marietta having adequate funding to repurchase notes of Vulcan or Martin Marietta in the event such repurchase obligations are triggered by the consummation of the offer or any alternative transaction structure. For a further discussion of the risks relating to Vulcan’s indebtedness, please see “Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger—Following consummation of the transactions contemplated by the offer, the credit rating of Vulcan’s indebtedness could be downgraded, which in certain circumstances could give rise to an obligation to redeem Vulcan’s existing indebtedness.”

On December 15, 2011, Vulcan entered into a new five-year credit agreement providing for a $600 million asset based lending credit facility with SunTrust Bank, as administrative agent, and the lenders and other parties thereto. Consummation of the transactions contemplated by the offer may result in a default under Vulcan’s new $600 million Credit Agreement unless the requisite lenders thereunder consent to such transactions. In connection with the consummation of the proposed transaction, Martin Marietta expects to replace Vulcan’s $600 million Credit Agreement, as well as Martin Marietta’s existing $600 million credit agreement dated March 31, 2011 and its existing $100 million accounts receivable facility dated April 21, 2009, and refinance any amounts outstanding under such credit facilities. As of December 31, 2011, approximately $385 million was outstanding under Martin Marietta’s credit facilities. No assurance can be given as to the terms or availability of refinancing capital.

Certain Legal Matters; Regulatory Approvals

General

Martin Marietta is not aware of any governmental license or regulatory permit that appears to be material to Vulcan’s business that might be adversely affected by Martin Marietta’s acquisition of shares of Vulcan common stock pursuant to the offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Martin Marietta’s acquisition or ownership of shares of Vulcan common stock pursuant to the offer. Should any of these approvals or other actions be required, Martin Marietta currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to Vulcan’s business, or that certain parts of Vulcan’s or Martin Marietta’s, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate, any of which could cause Martin Marietta to elect to terminate the offer without the exchange of shares of Vulcan common stock under the offer. Martin Marietta’s obligation under the offer to accept for exchange, and exchange, shares of Vulcan common stock is subject to certain conditions. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer.”

Antitrust and Other Regulatory

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The exchange of shares of Vulcan common stock pursuant to the offer is subject to such requirements.

Martin Marietta filed the required notification and report form with respect to the offer with the Antitrust Division and the FTC on December 16, 2011. On January 17, 2012, Martin Marietta received a Second Request from the Antitrust Division. This Second Request extends the waiting period applicable to the offer under the HSR Act, which was set to expire on January 17, 2012 at 11:59 p.m., New York City time. The waiting period is extended until 11:59 p.m., New York City time, on the thirtieth day (or the next business day) after Martin Marietta has made a proper response to that request as specified by the HSR Act and the implementing rules. On February 10, 2012, Martin Marietta entered into the Timing Agreement with the Antitrust Division. The Timing Agreement provides that, in the second half of April 2012, Martin Marietta and the Antitrust Division investigating staff will discuss resolution of any antitrust concerns in an effort to reach agreement on a consent order. If agreement with the Antitrust Division on a consent order is not reached on that timeline, the Timing Agreement provides that Martin Marietta will not seek to close the proposed transaction prior to mid-August without the consent of the Antitrust Division. Shares of Vulcan common stock will not be accepted for exchange, or exchanged, pursuant to the offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer.” Subject to certain circumstances described in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Extension, Termination and Amendment,” any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Withdrawal Rights.”

To the extent that any Vulcan shareholder will hold shares of Martin Marietta with a value in excess of the statutory threshold under the HSR Act (currently $66 million) following the exchange offer and/or the second-step merger, such shareholder may have to file the required notification and report form with the Antitrust Division and the FTC, unless an exemption applies.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Martin Marietta’s acquisition of shares pursuant to the offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the exchange of shares pursuant to the offer or seeking divestiture of the shares so acquired or divestiture of Martin Marietta’s or Vulcan’s material assets. Private parties (as well as individual states) may also bring legal actions under the antitrust laws. Based on an examination of the publicly available information relating to the businesses in which Vulcan is engaged, Martin Marietta believes that any potential antitrust law issues are limited to isolated geographic regions so that any issues can be remedied without a material impact on the operations of the combined companies. However, there can be no assurance that a challenge to the offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer” for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

The offer and/or the second-step merger may also be subject to review by antitrust authorities in jurisdictions outside the U.S. Under some of these jurisdictions, the offer and/or the second-step merger may not be consummated before a notification has been submitted to the relevant antitrust authority and/or certain consents, approvals, permits or authorizations have been obtained and/or the applicable waiting period has expired or has been terminated; in addition, there may be jurisdictions where the submission of a notification is only voluntary but advisable. Martin Marietta intends to identify such jurisdictions as soon as possible. Martin Marietta intends to make all necessary and advisable (at the sole discretion of Martin Marietta) notifications in these jurisdictions as soon as practicable. The consummation of the offer and/or of the second-step merger is subject to the condition that all necessary or advisable (at Martin Marietta’s sole discretion) consents, approvals, permits, authorizations under the competition laws of the identified jurisdictions necessary for the consummation shall have been granted or deemed granted and all necessary or advisable (at Martin Marietta’s sole discretion) waiting periods applicable to the offer and/or the second-step merger under any identified jurisdiction necessary or advisable (at Martin Marietta’s sole discretion) to the consummation shall have expired or been terminated.

State Takeover Statutes

New Jersey Shareholders’ Protection Act

The offer is subject to the condition that Vulcan shall have entered into a definitive merger agreement with Martin Marietta that is reasonably satisfactory to the parties with respect to the second-step merger that provides, among other things, that the board of directors of Vulcan has approved the offer and the second-step merger and irrevocably exempted the offer and the second-step merger from the restrictions imposed by the New Jersey Shareholders’ Protection Act, if applicable.

The New Jersey Shareholders’ Protection Act applies to certain “business combinations” (as defined in the New Jersey Shareholders’ Protection Act) between a “resident domestic corporation” and an “interested stockholder.” Martin Marietta does not believe that Vulcan is a “resident domestic corporation” since it does not have its principal executive offices in New Jersey and does not appear to have any significant business operations in New Jersey. As a result, Martin Marietta believes that the New Jersey Shareholders’ Protection Act is inapplicable. However, if the New Jersey Shareholders’ Protection Act were found to be applicable to the second-step merger or any other “business combination” (as defined in the New Jersey Shareholders’ Protection Act) involving Martin Marietta (and/or any of Martin Marietta’s subsidiaries) and Vulcan, Martin Marietta’s (and/or any of Martin Marietta’s subsidiaries’) ability to acquire the entire equity interest in Vulcan could be delayed.

Under the New Jersey Shareholders’ Protection Act, an “interested stockholder” generally is (i) a person that beneficially owns 10% or more of the voting power of the corporation, or (ii) an affiliate or associate of the corporation that held a 10% or greater beneficial ownership interest at any time within the prior five years. A “business combination” includes any merger or consolidation of the resident domestic corporation or any of its subsidiaries with the interested stockholder or a corporation affiliated or associated with the interested stockholder. Business combinations also include any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested stockholder or its affiliate or associate of more than 10% of the corporation’s assets; the issuance or transfer to the interested stockholder or its affiliate or associate of stock with a value greater than 5% of the corporation’s outstanding stock; the adoption of a plan of liquidation or dissolution pursuant to an arrangement or agreement with the interested stockholder or its affiliate or associate; and various other significant transactions. A “resident domestic corporation” is generally a corporation organized under the laws of New Jersey having its principal executive offices or significant business operations located in New Jersey and having a class of voting securities registered or traded on a national securities exchange or registered with the SEC.

The New Jersey Shareholders’ Protection Act generally prohibits a resident domestic corporation from engaging in a business combination with an interested stockholder for a period of five years following the share acquisition date unless the business combination is approved by the corporation’s board of directors prior to the share acquisition date. In addition to the five-year restriction reference previously, a business combination with an interested stockholder is prohibited at any time unless any one of the following three conditions are satisfied:

•	the board of directors approves the business combination prior to the share acquisition date;

•	the holders of two-thirds of the corporation’s voting stock not beneficially owned by the interested stockholder approve the business combination by an affirmative vote; or

•

the transaction meets certain requirements designed to ensure, among other things, that the shareholders unaffiliated with the interested stockholder receive for their shares the higher of (i) the maximum price paid by the interested stockholder during the five years preceding the announcement date or the date the interested stockholder became such, whichever is higher, or (ii) the market value of the corporation’s common stock on the announcement date or the interested stockholder’s share acquisition date, whichever yields a higher price.

The description of the New Jersey Shareholders’ Protection Act above is qualified in its entirety be reference to such section, a copy of which is attached to this prospectus/offer to exchange as Annex A.

Other State Takeover Statutes

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than the New Jersey Shareholder Protection Act) purport to apply to the offer or the second-step merger, Martin Marietta believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Vulcan, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Martin Marietta does not know whether any of these laws will, by their terms, apply to the offer or the second-step merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Martin Marietta will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the offer or the second-step merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer, Martin Marietta might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Martin Marietta might be unable to accept for exchange any shares of Vulcan common stock tendered pursuant to the offer, or be delayed in continuing or consummating the offer and the second-step merger. In such case, Martin Marietta may not be obligated to accept for exchange any shares of Vulcan common stock tendered.

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the second-step merger or another business combination following the exchange of shares of Vulcan common stock pursuant to the offer in which Martin Marietta seeks to acquire the remaining shares of Vulcan common stock not held by it. Martin Marietta believes that Rule 13e-3 should not be applicable to the second-step merger; however, the SEC may take a different view under the circumstances. Rule 13e-3 requires, among other things, that certain financial information concerning Vulcan and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

Litigation

Delaware Litigation

Martin Marietta Materials, Inc. v. Vulcan Materials Co. On December 12, 2011, Martin Marietta commenced litigation in the Delaware Court of Chancery against Vulcan alleging that the NDA entered into by Martin Marietta and Vulcan on May 3, 2010 does not prohibit Martin Marietta’s offer to purchase all issued and outstanding shares of Vulcan common stock in exchange for Martin Marietta common stock; and the NDA also does not preclude Martin Marietta from proposing five director nominees for election at Vulcan’s 2012 annual meeting of shareholders. In the complaint, Martin Marietta seeks, among other things, declaratory judgment that the NDA does not prohibit Martin Marietta’s offer and nominations, and an injunction enjoining Vulcan from commencing any legal action or proceeding with respect to the NDA in any jurisdiction other than the Delaware Court of Chancery.

On December 20, 2011, Vulcan filed an answer and counterclaims in the Delaware Court of Chancery, denying allegations in Martin Marietta’s complaint and claiming that Martin Marietta breached the NDA. Vulcan seeks declaratory judgment that Martin Marietta is prohibited from disclosing confidential information, and an injunction preventing the future disclosure of such information. Vulcan further seeks withdrawal of Martin Marietta’s Offer and all public filings made in connection with the offer. On January 18, 2012, Vulcan filed an amended answer and amended counterclaims in the Delaware Court of Chancery alleging violations of both the JDA and the NDA. The amended counterclaim again seeks declaratory judgment that Martin Marietta is prohibited from disclosing confidential information and an injunction preventing the future disclosure of this information and again seeks withdrawal of Martin Marietta’s offer and proposed proxy contest.

Beginning on February 28, 2012, a four-day trial was held in the Delaware Court of Chancery. The Court reserved judgment on the case at the conclusion of the trial pending post-trial briefing. The parties are scheduled to file initial post-trial briefs on March 21, 2012, and post-trial answering briefs on March 30, 2012. Post-trial argument is scheduled for April 9, 2012.

New Jersey Litigation

Martin Marietta Materials, Inc. v. Vulcan Materials Co. On December 12, 2011, Martin Marietta commenced litigation in the Superior Court of New Jersey against Vulcan in furtherance of an effort to ensure that Vulcan shareholders have a fair opportunity to assess directly the merits of Martin Marietta’s proposal and encourage the Vulcan board of directors, consistent with its fiduciary duties, to give due consideration to the proposal on behalf of Vulcan’s shareholders. In the complaint, Martin Marietta seeks, among other things, an injunction against Vulcan from improperly applying the New Jersey Shareholder Protection Act and Vulcan’s charter to impede or frustrate the consummation of the proposed business combination. Martin Marietta also seeks an injunction against Vulcan from taking any action that would have the effect of delaying or hindering Martin Marietta’s nominees from standing for election at the annual meeting. The complaint also seeks declaratory judgment that: (1) the New Jersey Shareholder Protection Act is not applicable to the proposed combination; (2) under Vulcan’s Restated Articles of Incorporation, the proposed combination requires a simple majority shareholder vote, if approved by a majority of continuing directors or if the fair price provisions set forth in the charter are satisfied; (3) Martin Marietta’s registration statement filed in connection with Martin Marietta’s Offer complies with the disclosure requirements under the Securities Act; and (4) Vulcan may not use its by-laws to impede or frustrate Martin Marietta’s ability to propose nominees for election at Vulcan’s 2012 annual meeting of shareholders.

After submission of papers and oral argument, on December 20, 2011, the Superior Court of New Jersey granted Martin Marietta’s request to expedite the resolution of the claims asserted in the New Jersey action. On January 6, 2012, Vulcan filed an answer denying Martin Marietta’s claims and moving to dismiss those Martin Marietta claims that seek to prevent Vulcan from frustrating Martin Marietta’s ability to propose nominees for election at Vulcan’s 2012 annual meeting of shareholders. Vulcan alleges those shareholder voting rights claims do not present a controversy and allege there is no cognizable injury. The court denied Vulcan’s motion following a hearing on January 23, 2012.

On March 9, 2012, Martin Marietta filed a motion in the Superior Court of New Jersey seeking access to books and records identifying Vulcan shareholders and their contact information.

Alabama Litigation

Vulcan Materials Co. v. Martin Marietta Materials, Inc. On December 19, 2011, Vulcan commenced litigation in the United States District Court for the Northern District of Alabama against Martin Marietta alleging that Martin Marietta’s offer constituted a breach of the JDA entered into by Vulcan and Martin Marietta. The complaint also asserts claims under Section 14(d) and 14(e) of the Exchange Act alleging that Martin Marietta failed to disclose material non-public information obtained from Vulcan, and also made materially false and misleading statements in its offering documents. Vulcan seeks an injunction to prevent Martin Marietta from pursuing its offer and declaratory judgment that: (1) Martin Marietta violated the JDA in bringing its offer, (2) Martin Marietta breached the JDA when it made required securities disclosures; (3) Martin Marietta violated the Exchange Act in not disclosing all non-public information in its possession; and (4) Martin Marietta violated the Exchange Act in disclosing materially false and misleading information.

On January 4, 2012, Vulcan filed a motion for immediate discovery, which Martin Marietta opposed on January 11, 2012. Martin Marietta also moved to dismiss on January 11, 2012 Vulcan’s Alabama complaint. During a conference with the Delaware Court of Chancery on January 10, 2012, Vulcan agreed to dismiss its claims relating to the JDA pending in United States District Court for the Northern District of Alabama in favor of deciding them with the claims based on the NDA in Delaware. At a court conference in Alabama held on January 13, 2012, a revised schedule was set. On January 18, 2012, Martin Marietta and Vulcan agreed to a stipulation in the United States District Court for the Northern District of Alabama, in which the parties agreed to the dismissal of Vulcan’s claims that Martin Marietta breached the JDA, in favor of deciding them in Delaware.

On February 1, 2012, Vulcan amended its complaint against Martin Marietta in the United States District Court for the Northern District of Alabama asserting claims under Sections 14(d) and 14(e) of the Securities

Exchange Act of 1934. The complaint alleges that Martin Marietta violated federal securities laws by omitting non-public information in its possession and by making materially false and misleading statements in its public filings in connection with the exchange offer. Among other relief, the complaint seeks an injunction preventing the exchange offer and a declaratory judgment that Martin Marietta violated federal securities laws. On February 15, 2012, Martin Marietta filed a motion to dismiss Vulcan’s claims arguing that venue was improper and that the claims failed to assert a cause of action.

Shareholder Derivative Suits Against Vulcan’s Board of Directors

City of Southfield Police and Fire Retirement v. Carroll et. al and Louisiana Municipal Police Employees’ Retirement System v. Carroll, et. al. On December 21, 2011 and December 28, 2011, Vulcan’s shareholders filed putative shareholder class action complaints in the United States District Court for the District of New Jersey against the Vulcan directors alleging that the Vulcan directors breached their fiduciary duties in failing to respond in good faith to Martin Marietta’s offer. The complaints allege that the directors have entrenched themselves and failed to act in the best interest of shareholders. Plaintiffs in these actions seek a finding that the Vulcan directors have breached their fiduciary duties and injunctions requiring the board of directors to respond to Martin Marietta’s offer in good faith and refrain from instituting any additional defensive measures, among other relief.

On January 9, 2011, both New Jersey class plaintiffs filed a request for expedited discovery in the United States District Court for the District of New Jersey. The request seeks the same discovery material Vulcan has been ordered to produce on an expedited manner in Martin Marietta Materials, Inc. v. Vulcan Materials Co pending in the Superior Court of New Jersey. This request was approved on January 17, 2012. On January 19, 2012 a third shareholder lawsuit was filed in United States District Court for the District of New Jersey. The complaint again alleges breaches of fiduciary duty by the Vulcan directors. The United States District Court for the District of New Jersey consolidated the shareholder actions against Vulcan on January 27, 2012.

KBC Asset Management NV v. James et. al. On December 23, 2011, KBC Asset Management NV filed a purported shareholder class action complaint in the United States District Court for the Northern District of Alabama against the Vulcan board alleging the Vulcan directors have breached their fiduciary duties to Vulcan and its shareholders by failing to respond to Martin Marietta’s offer in good faith. The complaint seeks a declaration that the Vulcan directors breached their fiduciary duties and an order requiring the Vulcan board to establish a committee of independent directors. The complaint also seeks an injunction preventing the institution of any defensive measures, along with other relief.

On January 3, 2012, KBC Asset Management NV filed a motion to consolidate its action with the Vulcan Materials Co. v. Martin Marietta Materials, Inc. action currently pending before the United States District Court for the Northern District of Alabama, and a motion to expedite proceedings. Vulcan filed an opposition to KBC’s motion for consolidation and expedited proceedings on January 4, 2012. On January 11, 2012, Martin Marietta also filed an opposition to KBC’s motion. On February 1, 2012, Vulcan filed a motion to transfer venue of KBC’s lawsuit from the United States District Court for the Northern District of Alabama to the United States District Court for the District of New Jersey.

Certain Relationships with Vulcan and Interests of Martin Marietta and Martin Marietta’s Executive Officers and Directors in the Offer

Except as set forth in this prospectus/offer to exchange, neither Martin Marietta nor any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Vulcan, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this prospectus/offer to exchange, there have been no contacts, negotiations or transactions during the past two years, between Martin Marietta, any of Martin Marietta’s subsidiaries or, to the best of our knowledge, any of the persons listed on Schedule I to this prospectus/offer to exchange, and Vulcan or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

As of the date of the offer, Martin Marietta beneficially owns of record 1,000 shares of Vulcan common stock, representing less than 0.1% of the outstanding shares of Vulcan common stock. These shares were purchased through an ordinary brokerage transaction on the open market. Martin Marietta has not effected any transaction in securities of Vulcan in the past 60 days.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Martin Marietta and certain other information are set forth in Schedule I to this prospectus/offer to exchange. Except as described in this prospectus/offer to exchange and in Schedule I hereto, none of Martin Marietta, or, to the best knowledge of Martin Marietta, any of the persons listed on Schedule I to this prospectus/offer to exchange, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as set forth in this prospectus/offer to exchange, to the best knowledge of Martin Marietta, none of the persons listed on Schedule I hereto, nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Vulcan or has effected any transaction in securities of Vulcan during the past 60 days.

For purposes of all of the Martin Marietta agreements and plans described below, if the offer is successful, the consummation of the second-step merger following the offer will constitute a change of control of Martin Marietta. For a more detailed description of the change of control benefits to which Martin Marietta’s named executive officers (which includes Mr. Nye, Ms. Lloyd and Mr. Vaio) may be entitled upon a change of control of Martin Marietta, see pages 40-41 and 49-52 of the Definitive Proxy Statement filed by Martin Marietta on April 8, 2011, which is incorporated herein by reference.

Equity Awards. At the effective time of the second-step merger following the offer, any vesting conditions applicable to any restricted stock units and any incentive stock plan units payable in shares of Martin Marietta common stock granted pursuant to Martin Marietta’s stock plans will, subject to applicable law and otherwise subject to the terms of the applicable award or plan, lapse. At the effective time of the second-step merger following the offer, any unvested options to acquire Martin Marietta common stock will become vested. The non-employee directors of Martin Marietta do not hold any unvested equity awards.

As of the date of this prospectus/offer to exchange, the number of unvested restricted stock units payable in shares of Martin Marietta common stock held by Mr. Nye, Ms. Lloyd, Mr. Vaio, Ms. Bar and Ms. Guzzo is 30,089, 15,276, 15,241, 12,513 and 1,697, respectively; the number of unvested incentive stock plan units payable in shares of Martin Marietta common stock held by Mr. Nye, Ms. Lloyd, Mr. Vaio, Ms. Bar and Ms. Guzzo is 4,407, 1,427, 2,591, 1,575 and 338, respectively; and the number of unvested options held by Mr. Nye, Ms. Lloyd, Mr. Vaio, Ms. Bar and Ms. Guzzo is 32,453, 14,216, 14,216, 11,599 and 1,791, respectively. Based on the closing price per share of Martin Marietta common stock as of March 16, 2012 ($88.70), the aggregate value of the shares of Martin Marietta common stock subject to the unvested restricted stock units and incentive stock plan units held by Mr. Nye, Ms. Lloyd, Mr. Vaio, Ms. Bar and Ms. Guzzo is approximately $3.0 million, $1.5 million, $1.6 million, $1.2 million and $180,000, respectively. The unvested options held by each executive officer have an exercise price that is greater than $88.70, except for two grants of options to each executive officer (except Mr. McCunniff), one grant on May 27, 2009 with an exercise price of $79.79 and one grant on May 12, 2011 with an exercise price of $86.90; the aggregate intrinsic value of the unvested portion of these grants for Mr. Nye, Ms. Lloyd, Mr. Vaio, Ms. Bar and Ms. Guzzo is approximately $90,000, $48,000, $48,000, $40,000 and $6,000, respectively. Mr. McCunniff does not hold any equity awards.

Employment Protection Agreements. Martin Marietta has entered into Employment Protection Agreements, as amended from time to time, with each of the executive officers named above, pursuant to which each executive officer would receive certain severance payments and an enhanced benefit under the SERP upon certain terminations of employment following a “change of control” (as defined in the agreements and the SERP). Pursuant to the agreements, as originally executed, the executive would be entitled to receive the payments and benefits described below if, within the two-year period following a change of control, the executive was terminated other than for “cause” (as defined in the agreements) or “disability” (as defined in the agreements), or the executive terminated his or her employment with “good reason” (as defined in the agreements) or if the executive terminated his or her employment for any reason during the 30-day period following the second anniversary of a change of control. However, on December 15, 2011, Martin Marietta entered into a letter agreement with each such executive pursuant to which the executive agreed to waive his or her right to receive any compensation or benefits to which he or she would be entitled under the agreements, and any enhanced change of control benefits under the SERP, if the executive officer terminates his or her employment without “good reason” during the 30-day period following the second anniversary of the consummation of the proposed transaction (including as such proposed transaction may be modified) to combine Martin Marietta with Vulcan, as described herein. In the event of a qualifying termination within two years following a change of control, Martin Marietta is obligated to pay the executive, in a lump sum, an amount equal to three times the sum of the executive’s base salary, annual bonus, and perquisites. For purposes of calculating the lump sum payments, “base salary” means the highest annual rate of base salary that the executive received in any pay period beginning five years prior to the change of control and ending on the date of the executive’s termination of employment, and “annual bonus” means the executive’s highest annual bonus paid during the period beginning five years prior to the change of control and ending on the date of the executive’s termination of employment. The executive will also receive a prorated portion of his or her target annual bonus (as defined in the agreements) with respect to the fiscal year in which the termination of employment occurs, payable on the date the bonus would have otherwise been paid. In addition, for three years following termination of employment, Martin Marietta must provide the executive with welfare benefits that are generally as favorable as those the executive enjoyed prior to the change of control. Martin Marietta must also pay to the executive a lump sum equal to the sum of (i) the matching contributions that Martin Marietta would have been made to the Martin Marietta Performance Sharing Plan on behalf of the executive had the executive remained an employee for three years following termination of employment assuming the executive contributed the maximum amount of elective deferrals permissible and (ii) the additional amount the executive would have received as a benefit under the Martin Marietta Pension Plan for Salaried Employees (the “Retirement Plan”) had the executive remained an employee for three years following termination of employment. Martin Marietta must also provide the executive with the same retiree medical benefits that were in effect for retirees immediately prior to the change of control and the executive shall be treated as if he or she had attained age 55 prior to termination of employment. Furthermore, the agreements provide for “gross up” payments to compensate the executives for any golden parachute excise taxes imposed under the Internal Revenue Code if the total payments or distributions to be made to the executive exceed the maximum dollar amount that would be payable to the executive without any excise tax by more than $50,000. Assuming, solely for illustrative purposes, that all of the executive officers named above were to experience a qualifying termination of employment immediately following the second-step merger following the offer, Martin Marietta estimates that the value of the cash severance payments and change of control benefits (including any tax gross-up but excluding the prorated bonus described above and the enhanced pension benefit described below) to each of Mr. Nye, Ms. Lloyd, Mr. Vaio, Ms. Bar, Ms. Guzzo and Mr. McCunniff would be equal to approximately $9.0 million, $4.8 million, $4.5 million, $4.0 million, $2.4 million and $2.2 million, respectively.

Enhanced Pension Benefit. Each executive officer named above, participates in the SERP. The SERP provides that upon a termination of the executive’s employment that qualifies for severance benefits under the executive’s Employment Protection Agreement, for purposes of determining the SERP benefit, the benefit that would have been paid under the Retirement Plan (but for the limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code) shall be determined by taking into account (i) the amount of the executive’s lump sum payment under such executive’s Employment Protection Agreement, and (ii) three additional years of credited service. Such additional years of credited service shall be taken into account for vesting purposes under the SERP. In addition, there shall be no reduction for benefit commencement prior to age 65 and as early as age 55 on the net benefit (after reduction for the payment under the Retirement Plan) payable under the SERP. The lump sum payment under the Employment Protection Agreement shall be taken into account by dividing the amount of the lump sum payment by three and by treating the participant as having additional pensionable earnings, for the purpose of determining the participant’s final-average pensionable earnings, equal to such amount for a number of three additional calendar years. Moreover, such additional calendar years shall extend the number of calendar years taken into account in determining final-average pensionable earnings. The executive shall receive a cash lump sum payment as of his or her earliest retirement date (age 55 or current age if older) based on the mortality table determined as of the executive’s date of termination of employment and based on an interest rate of 0.0%. In addition, pursuant to the Employment Protection Agreement, the Martin Marietta executive officers are entitled to receive an additional benefit under the Martin Marietta Performance Sharing Plan and the Retirement Plan, as described above. Assuming, solely for illustrative purposes, that all executive officers named above were to experience a qualifying termination of employment immediately following the second-step merger, Martin Marietta estimates that the value of the enhanced pension benefit for Mr. Nye, Ms. Lloyd, Mr. Vaio, Ms. Bar, Ms. Guzzo and Mr. McCunniff would be equal to approximately $3.9 million, $2.9 million, $3.1 million, $2.4 million, $900,000 and $770,000, respectively.

Summary of Value of Change of Control Benefits. Based on the foregoing discussion of the equity awards, employment protection agreements and enhanced pension benefit, and based on the closing price per share of Martin Marietta common stock as of March 16, 2012 ($88.70), the aggregate value of securities and cash payable to each executive officer upon a qualifying termination of employment immediately following the consummation of the second-step merger would be approximately $16 million for Mr. Nye, $9.2 million for Ms. Lloyd, $9.2 million for Mr. Vaio, $7.6 million for Ms. Bar, $3.5 million for Ms. Guzzo and $3.0 million for Mr. McCunniff.

Fees and Expenses

Martin Marietta has retained Deutsche Bank and J.P. Morgan to act as financial advisors and dealer managers in connection with the offer. As dealer managers, Deutsche Bank and J.P. Morgan may contact beneficial owners of shares of Vulcan common stock regarding the offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this prospectus/offer to exchange and related materials to beneficial owners of Vulcan common stock. Martin Marietta has agreed to pay Deutsche Bank and J.P. Morgan each a reasonable and customary fee for its respective services as financial advisor and dealer manager in connection with the offer, a substantial portion of which is contingent upon consummation of the offer. In addition, Martin Marietta will reimburse Deutsche Bank and J.P. Morgan for their respective reasonable out-of-pocket expenses, including the reasonable fees and expenses of their legal counsel. Martin Marietta has also agreed to indemnify Deutsche Bank and J.P. Morgan and their respective affiliates against certain liabilities in connection with their engagement, including liabilities under the federal securities laws.

Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and may currently be providing, investment banking, commercial banking (including extension of credit) and other financial services, including the provision of credit facilities, to or for Martin Marietta and Vulcan or their respective affiliates for which they have received, and in the future may receive, compensation. The DB Group may also provide investment and commercial banking services to Martin Marietta and Vulcan and their respective affiliates in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Martin Marietta and Vulcan (and their respective affiliates) for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

J.P. Morgan and its affiliates (collectively, the “J.P. Morgan Group”) comprise a full service securities firm and a commercial bank engaged in securities trading and brokerage activities, as well as providing investment banking, asset management, financing, and financial advisory services and other commercial and investment banking products and services to a wide range of clients. One or more members of the J.P. Morgan Group have from time to time provided, may currently be providing, and may in the future provide investment banking, commercial banking (including extension of credit) and/or other financial services to and for Martin Marietta, Vulcan and/or their respective affiliates, for which the J.P. Morgan Group has received, and in the future may receive, compensation. In addition, in the ordinary course of its trading, brokerage, asset management, and financing activities, members of the J.P. Morgan Group may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities or senior loans of Martin Marietta, Vulcan and/or their respective affiliates.

Martin Marietta has retained Morrow & Co., LLC as information agent in connection with the offer. The information agent may contact holders of Vulcan common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward material relating to the offer to beneficial owners of Vulcan common stock. Martin Marietta will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Martin Marietta agreed to indemnify the information agent against certain liabilities and expenses in connection with their engagement, including liabilities under the federal securities laws.

In addition, Martin Marietta has retained American Stock Transfer & Trust Company, LLC as the exchange agent in connection with the offer. Martin Marietta will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses in connection with their engagement, including liabilities under the federal securities laws.

Except as set forth above, Martin Marietta will not pay any commissions or fees to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. Martin Marietta will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

ASC 805 requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the accounting acquiree and accounting acquirer. In a business combination effected through an exchange of equity interest, the entity that issues the interest (Martin Marietta in this case) is generally the acquiring entity. However, there are other factors in ASC 805 which must also be considered. Martin Marietta management considered these other factors based on the information available as of the date of this prospectus/offer to exchange and believes that Martin Marietta will be considered the acquirer of Vulcan for accounting purposes.

The total purchase price will be allocated to the identifiable assets acquired and liabilities assumed from Vulcan based on their fair values as of the date of the completion of the transaction, with any excess being allocated to goodwill. Reported financial condition and results of operations of Martin Marietta issued after completion of the merger will reflect Vulcan’s balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Vulcan. Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments; for example, additional depreciation of property, plant and equipment, amortization of identified intangible assets or other impacts from the purchase price allocation.

DESCRIPTION OF MARTIN MARIETTA CAPITAL STOCK

Martin Marietta’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 have been designated Class A preferred stock and 200,000 have been designated Class B preferred stock. As of February 23, 2012, there were 45,624,785 shares of Martin Marietta common stock outstanding and no shares of preferred stock were outstanding. As of December 31, 2011, there were outstanding awards under Martin Marietta’s Incentive Stock Plan of stock options to acquire an aggregate of 1,151,567 shares of Martin Marietta common stock, and 305,088 restricted stock units and 31,700 stock units payable in shares of Martin Marietta common stock.

The following description of the terms of the common stock and preferred stock of Martin Marietta is not complete and is qualified in its entirety by reference to Martin Marietta’s Restated Articles of Incorporation, as amended, and its Restated Bylaws, each of which are filed as an exhibit to the registration statement of which this prospectus/offer to exchange is a part. To find out where copies of these documents can be obtained, please see “Where You Can Find More Information.”

Common Stock

Each holder of a share of Martin Marietta common stock is entitled to one vote for each share held of record on the applicable record date on each matter voted on at a meeting of shareholders. The holders of Martin Marietta common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the Martin Marietta common stock.

Holders of Martin Marietta common stock are entitled to receive dividends as may be declared from time to time by Martin Marietta’s board of directors out of funds legally available therefor. Holders of Martin Marietta common stock are entitled to share pro rata, upon any liquidation or dissolution of Martin Marietta, in all remaining assets available for distribution to shareholders after payment or providing for Martin Marietta’s liabilities and the liquidation preference of any outstanding preferred stock. The rights, preferences and privileges of the holders of Martin Marietta common stock are subject to and may be adversely affected by the rights of holders of shares of Class A preferred stock and Class B preferred stock, and any other series of Martin Marietta’s preferred stock that Martin Marietta may designate and issue in the future.

Martin Marietta’s common stock is listed on the NYSE under the symbol “MLM.” The transfer agent and registrar for Martin Marietta’s common stock is the American Stock Transfer & Trust Company.

Class A Preferred Stock and Class B Preferred Stock

Ranking. Each of Martin Marietta’s Class A preferred stock and Class B preferred stock ranks ahead of its common stock with respect to the payment of dividends and the distribution of assets in the event of Martin Marietta’s liquidation or dissolution. Each of the Class A preferred stock and the Class B preferred stock ranks junior to all other series of Martin Marietta’s preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Dividends. Subject to the prior and superior rights of any shares of any series of preferred stock ranking prior and superior to the shares of Class A preferred stock and Class B preferred stock with respect to dividends, the holders of shares of Class A preferred stock and Class B preferred stock will receive when, as and if declared by Martin Marietta’s board of directors quarterly dividends out of funds legally available for the purpose. Dividends are payable in an amount per one one-thousandth of a share equal to one times the aggregate per share amount of all cash and non-cash dividends declared on the common stock and on the first day of January, April, July and October in each year, commencing, with respect to Class A preferred stock and Class B preferred stock, on the first quarterly dividend payment date after the first issuance of a share or fraction of a share of that class of preferred stock.

So long as any dividends or distributions payable on Class A preferred stock or Class B preferred stock are in arrears, no shares may be repurchased and no dividends may be declared or paid with respect to shares ranking junior to Class A preferred stock or Class B preferred stock, including our common stock.

Voting Rights. Holders of shares of each of Martin Marietta’s Class A preferred stock and Class B preferred stock will be entitled to vote as one voting class with the holders of common stock on all matters submitted to a vote of Martin Marietta shareholders. Each one-thousandth of a share of Class A preferred stock and Class B preferred stock entitles the holder to one vote on all matters submitted to a vote of Martin Marietta shareholders. In the event that Martin Marietta at any time declares any dividend on common stock payable in shares of common stock, subdivides the outstanding common stock or combines the outstanding common stock into a smaller number of shares, the number of votes per share to which holders of shares of Class A preferred stock and Class B preferred stock were entitled to immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

If at any time dividends on any Class A preferred stock or Class B preferred stock are in arrears in an amount equal to four quarterly dividends, all holders of preferred stock with dividends in arrears in an amount equal to four quarterly dividends, voting as a class, will have the right to elect two directors. Except as set forth in the articles of amendment with respect to the Class A preferred stock and the Class B preferred stock, holders of Class A preferred stock or Class B preferred stock shall have no special voting rights with respect to such shares and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action.

If an alteration, amendment or repeal of any provision of Martin Marietta’s Restated Articles of Incorporation would materially alter or change any of the powers, preferences or special rights of the Class A preferred stock or the Class B preferred stock, the affirmative vote of the holders of a majority of the outstanding shares of each such class of preferred stock so affected, voting separately as a class, is required.

Rights upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Martin Marietta, holders of Class A preferred stock and Class B preferred stock will be entitled to receive, before any distribution is made to the holders of common stock or any other series of stock ranking junior to such class of preferred stock, a liquidation preference in the amount of $10.00 per share (which is equal to $0.01 per one one-thousandth of a share), plus an amount equal to accrued and unpaid dividends and distributions. Thereafter, the holders of Class A preferred stock and Class B preferred stock will be entitled to receive an aggregate amount per one one-thousandth of a share equal to one times the aggregate amount to be distributed per share to holders of shares of common stock. Following the payment of the foregoing, the holders of Class A preferred stock and Class B preferred stock and holders of shares of common stock shall receive their ratable and proportionate share of the remaining assets to be distributed. In the event that there are not sufficient assets to permit payment in full of the Class A preferred stock and the Class B preferred stock liquidation preference and the liquidation preferences of all other series of preferred stock, if any, which rank on parity with the Class A preferred stock and the Class B preferred stock, then such remaining assets will be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preference.

Redemption. The shares of Class A preferred stock and Class B preferred stock are not redeemable.

Additional Classes or Series of Preferred Stock

Martin Marietta’s Restated Articles of Incorporation permit its board of directors, without further action by the shareholders, to issue one or more additional series of preferred stock with such designations, preferences, limitations and relative rights as the board of directors may determine from time to time. Accordingly, without action by the shareholders, Martin Marietta’s board of directors may designate and authorize the issuance of additional classes or series of preferred stock having voting rights, dividend rights, conversion rights, redemption provisions (including sinking fund provisions) and rights in liquidation, dissolution or winding-up that are superior to those of Martin Marietta’s common stock.

Rights Plan

Upon the expiration of Martin Marietta’s previous rights agreement on October 21, 2006, Martin Marietta’s board of directors adopted a new Rights Agreement, dated as of September 27, 2006, by and between Martin Marietta and American Stock Transfer & Trust Company, Inc., as rights agent (the “Rights Agreement”), and issued a dividend of one preferred stock purchase right for each share of Martin Marietta’s common stock outstanding as of October 21, 2006, and one right continues to attach to each share of common stock issued thereafter until the distribution date (as defined below). Each right, when it becomes exercisable, generally entitles the registered holder to purchase from Martin Marietta a unit, each a “unit,” consisting initially of one one-thousandth of a share of Martin Marietta Class B preferred stock, at a purchase price of $315.00 per unit, subject to adjustment.

The rights will separate from Martin Marietta common stock, and the distribution date generally will occur upon the earlier of (i) 10 days (or such later date as Martin Marietta’s board of directors may determine) following public disclosure that a person or group of affiliated or associated persons has become an “acquiring person” (as defined below), or (ii) 10 business days (or such later date as Martin Marietta’s board of directors may determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an “acquiring person.” Except as set forth below, an “acquiring person” is a person or group of affiliated or associated persons who has acquired beneficial ownership of 15% or more of the outstanding shares of common stock, and excludes Martin Marietta, Martin Marietta’s subsidiaries, Martin Marietta’s employee benefit plans and any person or entity organized, appointed or established by Martin Marietta for or pursuant to the terms of any such plan. Until the occurrence of the distribution date, the rights will be attached to all certificates representing shares of Martin Marietta common stock then outstanding, and no separate certificates evidencing the rights will be issued. Pursuant to the Rights Agreement, Martin Marietta has reserved the right to require prior to the occurrence of a triggering event (as defined below) that, upon any exercise of rights, a number of rights be exercised so that only whole shares of Class B preferred stock will be issued.

The rights are not exercisable until the occurrence of the distribution date and will expire at the close of business on October 21, 2016, unless such date is extended or the rights are earlier redeemed by Martin Marietta as described below.

At any time following the distribution date, each holder of a right will thereafter have the right to receive, upon exercise of the right, Martin Marietta common stock (or, in certain circumstances, cash, property or other securities of Martin Marietta) having a value equal to two times the exercise price of the right. However, at such time, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any acquiring person will be null and void and nontransferable, and any holder of any such right (including any transferee) will be unable to exercise or transfer any such right.

In the event that, at any time following the date on which there has been public disclosure that, or of facts indicating that, a person has become an acquiring person, referred to as the “stock acquisition date,” (i) Martin Marietta is acquired in a merger or other business combination transaction in which Martin Marietta is not the surviving corporation, (ii) all or part of the outstanding shares of Martin Marietta’s common stock is changed or exchanged in connection with a merger or consolidation, or (iii) 50% or more of Martin Marietta’s assets or earning power is sold, mortgaged or transferred, each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The events set forth in this paragraph and in the preceding paragraph are referred to as the “triggering events.”

The purchase price payable, and the number of units issuable, upon exercise of the rights are subject to an anti-dilution adjustment (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Class B preferred stock, (ii) if holders of the Class B preferred stock are granted certain rights or warrants to subscribe for Class B preferred stock or convertible securities at less than the current market price of the Class B preferred stock, or (iii) upon the distribution to holders of the Class B preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

Martin Marietta may, by a resolution adopted by a majority of the full board of directors, at its option, at any time prior to the earlier of (i) the tenth day following the stock acquisition date, or (ii) October 21, 2016 (unless extended), redeem all but not less than all of the then outstanding rights at a redemption price of $0.001 per right. The redemption of the rights may be made effective at such time and on such terms and conditions as the Martin Marietta board of directors in its sole discretion may establish. Immediately following the action of Martin Marietta’s board of directors effecting the redemption of the rights, the rights will terminate.

At any time after the rights become exercisable for Martin Marietta common stock or other consideration of Martin Marietta, Martin Marietta’s board of directors may exchange the rights, in whole or in part, at an exchange ratio of one share of Martin Marietta common stock, or equity securities deemed to have the same value as one share of our common stock, per right, subject to adjustment.

Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of Martin Marietta, including the right to vote or to receive dividends. Any of the provisions of the Rights Agreement may be amended by resolution of a majority of the full board of directors of Martin Marietta prior to the distribution date. After the distribution date, the provisions of the Rights Agreement may be amended by resolution of a majority of the full board of directors of Martin Marietta in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or its affiliates or associates), or to shorten or lengthen any time period under the Rights Agreement; provided that no amendment to adjust the time period governing redemption may be made at a time when the rights are not redeemable.

The description and terms of the Rights Agreement set forth above is not complete and is qualified in its entirety by reference to the Rights Agreement (as the same may be amended from time to time). Please see the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

Restated Certificate of Incorporation and Bylaw Provisions; Takeover Statutes

A number of provisions in Martin Marietta’s Restated Articles of Incorporation, as amended, Martin Marietta’s Restated Bylaws, the Rights Agreement and the North Carolina Business Corporation Act may make it more difficult to acquire control of Martin Marietta or remove its management.

Staggered Board. Martin Marietta’s board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by Martin Marietta shareholders. Subject to the rights of the holders of any outstanding series of preferred stock, vacancies on Martin Marietta’s board of directors may be filled only by a majority of the remaining directors or by the shareholders if the vacancy was caused by removal of the director by the shareholders. This provision could prevent a shareholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees.

Removal of Directors. Directors may be removed only for cause by a majority vote of the shareholders. Cause for removal is deemed to exist only if the director has been convicted in a court of competent jurisdiction of a felony or has been adjudged by a court of competent jurisdiction to be liable for fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to Martin Marietta, and such conviction or adjudication has become final and non-appealable. If a director is elected by a voting group of Martin Marietta shareholders, only such shareholders may participate in the vote to remove such director.

Approval of Certain Mergers, Consolidations, Sales and Leases. Martin Marietta’s Restated Articles of Incorporation, as amended, require any purchase by Martin Marietta of shares of its voting stock from an interested shareholder (as defined below) who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement to purchase, other than pursuant to an offer to all shareholders of the same class of shares, at a per share price in excess of the market price, be approved by the affirmative vote of the holders of a majority of Martin Marietta’s voting stock not beneficially owned by the interested shareholder, voting together as a single class.

In addition, Martin Marietta’s Restated Articles of Incorporation, as amended, require Martin Marietta to get the approval of not less than 66 2/3% of its voting stock not beneficially owned by an interested shareholder and 80% of all of its voting stock, in addition to any vote required by law, before Martin Marietta may enter into various transactions with interested shareholders, including the following:

•

any merger or consolidation of Martin Marietta or any of its subsidiaries with (i) any interested shareholder or (ii) any other corporation (whether or not itself an interested shareholder) which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

•

any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any interested shareholder or any affiliate of any interested shareholder of any of Martin Marietta’s assets or any of its subsidiaries having an aggregate fair market value of $10,000,000 or more;

•

the issuance or transfer by Martin Marietta or any of its subsidiaries of any of Martin Marietta’s equity securities (including any security convertible into equity securities) or any of its subsidiaries having an aggregate fair market value of $10,000,000 or more to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities, and/or other property;

•	the adoption of any plan or proposal for the liquidation or dissolution of Martin Marietta proposed by or on behalf of an interested shareholder or any affiliate of any interested shareholder; or

•

any reclassification of securities or recapitalization of Martin Marietta, or any merger or consolidation of Martin Marietta with any of its subsidiaries, or any other transaction (whether or not involving an interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity (including any securities convertible into equity securities) securities of Martin Marietta or any of its subsidiaries that are directly or indirectly owned by any interested shareholder or any affiliate of any interested shareholder.

However, no such vote is required for any transaction approved by a majority of Martin Marietta’s disinterested directors or for the purchase by Martin Marietta of shares of voting stock from an interested shareholder unless such vote is required by the provision described in the first paragraph of this subsection.

Martin Marietta’s Restated Articles of Incorporation define an interested shareholder as any individual, firm, corporation, partnership, or other entity who or that:

•	is the beneficial owner, directly or indirectly, of five percent or more of Martin Marietta’s outstanding voting stock;

•

is an affiliate of Martin Marietta and at any time within the two-year period immediately prior to the date as of which a determination is being made was the beneficial owner, directly or indirectly, of five percent or more of Martin Marietta’s outstanding voting stock; or

•

is an assignee of or successor to any shares of Martin Marietta’s voting stock that were at any time within the immediately prior two-year period beneficially owned by any person described in above if such assignment or succession occurred in the course of one or more transactions not involving a public offering.

Advance Notice of Proposals and Nominations. Martin Marietta’s Restated Bylaws provide that shareholders must provide timely written notice to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Generally, to be timely, notice for an annual meeting must be received at Martin Marietta’s principal office not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the preceding year’s proxy statement in connection with the annual meeting of Martin Marietta shareholders. Martin Marietta’s Restated By-laws also specify the form and content of a shareholder’s notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from nominating candidates for election as directors at an annual meeting of shareholders.

Limits on Special Meetings. A special meeting of the shareholders of Martin Marietta may be called only by the chairman of its board of directors, its president, or by its board of directors or executive committee.

Rights Plan. Please see “—Rights Plan” above.

Preferred Stock. Please see “—Additional Classes or Series of Preferred Stock” above. Martin Marietta’s ability to issue an indeterminate number of shares of preferred stock with such rights, privileges and preferences as its board of directors may fix may have the effect of delaying or preventing a takeover or other change of control of Martin Marietta.

Takeover Statutes. North Carolina has two takeover-related statutes: the Shareholder Protection Act and the Control Share Acquisition Act. The Shareholder Protection Act restricts business combination transactions involving a North Carolina public corporation and a beneficial owner of 20 percent or more of its voting stock. The Control Share Acquisition Act precludes an acquirer of the shares of a North Carolina public corporation who crosses one of three voting thresholds, 20 percent, 33 1/3 percent or 50 percent, from obtaining voting control of the shares unless a majority in interest of the disinterested shareholders of the corporation votes to grant voting power to the shares. Neither of these statutes applies to Martin Marietta because, as permitted by these statutes, Martin Marietta elected not to be covered by them and included a provision in its initial articles of incorporation reflecting that election.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Holders of shares of Vulcan common stock who validly tender their shares in the offer and do not withdraw such shares will receive shares of Martin Marietta common stock following consummation of the offer. Upon completion of the second-step merger, all remaining outstanding shares of Vulcan common stock (other than shares for which appraisal rights, if available, are properly exercised and shares held by Martin Marietta or any subsidiary of Martin Marietta or Vulcan) will be converted into shares of Martin Marietta common stock. Vulcan is organized under the laws of the State of New Jersey, and Martin Marietta is organized under the laws of the State of North Carolina. Accordingly, differences in the rights of holders of Vulcan capital stock and Martin Marietta capital stock arise both from differences between their charters, bylaws and any certificates of designation and also from differences between New Jersey and North Carolina law. As holders of Martin Marietta common stock, your rights with respect thereto will be governed by North Carolina law, including the North Carolina Business Corporation Act, as well as Martin Marietta’s constituent documents. This section summarizes the material differences between the rights of Vulcan shareholders and the rights of Martin Marietta shareholders.

The following summary is not a complete statement of the rights of shareholders of either of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the North Carolina Business Corporation Act, the New Jersey Business Corporation Act, and Vulcan’s and Martin Marietta’s constituent documents, which you are urged to read carefully. Although the North Carolina Business Corporation Act and the New Jersey Business Corporation Act are similar in many respects, there are a number of differences between the two statutes, many (but not all) of which are summarized below. Judicial interpretations may not exist in North Carolina or New Jersey such that there may be uncertainty as to the outcome of matters governed by either law. Copies of the companies’ constituent documents have been filed with the SEC. To find out where you can get copies of these documents, please see the section captioned “Where You Can Find More Information.”

	Martin Marietta Materials, Inc.	Vulcan Materials Company
Organizational Documents	The rights of Martin Marietta shareholders are currently governed by its Restated Articles of Incorporation, as amended (“charter”), and Restated Bylaws and North Carolina law. These rights are described in more detail below.	The rights of Vulcan shareholders are currently governed by its restated certificate of incorporation (“charter”), amended and restated by-laws and New Jersey law. These rights are described in more detail below.

Authorized Capital Stock	The authorized capital stock of Martin Marietta is 110,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of common stock, par value $0.01 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 shares are designated as Class A preferred stock and 200,000 shares are designated Class B preferred stock.	The authorized stock of Vulcan is 480,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preference stock, without par value.

Common Stock	Each holder of a share of common stock is entitled to one vote for each share held of record on the applicable record date on each matter voted on at a meeting of shareholders.	Each holders of common stock is entitled to one vote per share on all matters submitted to the shareholders.

	Martin Marietta Materials, Inc.	Vulcan Materials Company
Preferred Stock	Martin Marietta’s charter authorizes the Martin Marietta board of directors, without any further shareholder action or approval, to establish from time to time one or more series of preferred stock, the number of shares to be included in any series of preferred stock, and to fix the designations, preferences, limitations and relative rights of the shares of such series. No shares of preferred stock have been issued. 100,000 shares of preferred stock have been designated as Class A preferred stock and 200,000 shares of preferred stock have been designated as Class B preferred stock.	Vulcan’s charter authorizes Vulcan’s board of directors, without any further shareholder action or approval, at any time or from time to time, to divide any or all of the shares of Preference Stock into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and classes, and to fix and determine the preferences, voting rights, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Preference Stock or of such series.

Number of Directors	The Martin Marietta board of directors currently consists of 10 members. Martin Marietta’s charter provides that the Martin Marietta board of directors consist of not less than 9 or more than 11 members. The exact number of directors may be increased or decreased, from time to time, within the range specified above by vote of a majority of the Martin Marietta board of directors or shareholders.	Vulcan’s board of directors currently has 11 members. Vulcan’s charter provides that the number of directors shall not be less than nine (9) nor more than twenty-one (21). The size of the board of directors will be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the entire board of directors. Vulcan’s by-laws provide that the number of directors shall not be less than nine (9) nor more than twelve (12).

Structure of Board of Directors; Term of Directors	Martin Marietta’s charter provides that directors are divided into three classes, designated class I, class II, and class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the Martin Marietta board of directors. The directors are elected for a three-year term, and the three-year terms are staggered for the three classes. A director holds office until the annual meeting for the year in which his or her term expires and until his successor is elected and qualified.	Vulcan’s charter provides that directors are divided into three classes, with the term of office of one class expiring each year, and the number of directors in each class to be nearly as equal as possible.

	Martin Marietta Materials, Inc.	Vulcan Materials Company
Removal of Directors

The North Carolina Business Corporation Act provides that, unless the articles of incorporation provide that directors may be removed only for cause, the shareholders may remove one or more directors with or without cause and that, unless the articles of incorporation or a bylaw adopted by shareholders provide otherwise, the entire board of directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the votes entitled to be cast at any election of directors.

Martin Marietta’s charter provides that any of the directors or the entire board, as the case may be, may be removed at any time, but only for cause, by a vote of the shareholders if the number of votes cast to remove such director(s) or the entire board of directors, as the case may be, exceeds the number of votes cast not to remove such director(s) or the entire board of directors, as the case may be. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove such director. A director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

The New Jersey Business Corporation Act provides that one or more or all of the directors may be removed for cause, or unless otherwise provided in the certificate of incorporation, without cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors. The certificate of incorporation or a by-law adopted by the shareholders may provide that the board shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal.

Vulcan’s charter provides that directors may only be removed by the board for cause. The board, by the affirmative vote of a majority of the directors in office, may remove a director for cause only when, in the judgment of such majority, the continuation of the director in office would be harmful to Vulcan and may suspend the director for a reasonable period pending final determination that such cause exists for removal.

Vacancies on the Board of Directors	The North Carolina Business Corporation Act provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on a board of directors, including, without limitation, a vacancy resulting from an increase in the number of directors or from the failure by the shareholders to elect the full authorized number of directors, the shareholders may fill the vacancy; or the board of directors may fill the vacancy; or if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors, or by the sole director, remaining in office.

Under the New Jersey Business Corporation Act, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by the sole remaining director. Any directorship not filled by the board of directors may be filled by the shareholders at the annual meeting or a special meeting called for that purpose.

	Martin Marietta Materials, Inc.	Vulcan Materials Company
Martin Marietta’s charter provides that vacancies in the board of directors shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. Any director elected to fill a vacancy shall hold office until the next shareholders’ meeting at which directors are elected. No decrease in the number of directors constituting the board of directors shall affect the tenure of any incumbent director.

Vulcan’s charter provides that any vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the board of directors, or by a sole remaining director and that any director chosen to fill a vacancy shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class in which such vacancy occurred expires and until that director’s successor shall have been elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Vulcan’s by-laws provide that any directorship to be filled by reason of an increase in the number of directors may be filled by the affirmative vote of two-thirds of the directors in office at the time.

Shareholder Action by Written Consent	Under the North Carolina Business Corporation Act, for a public corporation, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice only if the action is taken by all the shareholders entitled to vote on the action.	Under Vulcan’s charter, any action required or permitted to be taken at a shareholder meeting must be taken at an annual or special shareholder meeting and may not be taken without a meeting upon the written consent of shareholders, unless all shareholders entitled to vote consent in writing.

Special Meetings of Shareholders	Martin Marietta’s charter provides that special meetings of shareholders may be called by the chairman of its board of directors, its president, or its board of directors or its executive committee by vote at a meeting or in writing with or without a meeting. Special meetings of the shareholders may not be called by any other person or persons.	Vulcan’s by-laws provide that special meetings may only be called by the board, the CEO or the chairman of the board. The board of directors, the CEO or the chairman of the board calling the meeting will designate the date, time, and place of the meeting.

Shareholder Proposals	Martin Marietta’s bylaws provide that no business may be transacted at an annual meeting of shareholders, except such business that is (a) specified in the notice of meeting given by the Secretary, (b) otherwise brought before the meeting by or at the direction of the board of directors, or (c) otherwise brought before the meeting (i) by a shareholder of record entitled to vote at the meeting (ii) who complies with the notice procedures (timing and informational) set forth in the bylaws.	Vulcan’s by-laws provide that shareholders may only propose business to be considered by the shareholders at an annual meeting (a) pursuant to the notice of meeting, (b) by or at the direction of the Vulcan board of directors, or (c) by any shareholder of Vulcan who (i) was a shareholder of record both at the time of giving the notice required by the by-laws and at the time of the annual meeting of shareholders, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures (timing and informational) set forth in the by-laws.

	Martin Marietta Materials, Inc.	Vulcan Materials Company
Shareholder Nominations	Martin Marietta’s bylaws provide that nominations of any person for election to the Martin Marietta board of directors may be made by a shareholder if written notice of the nomination is delivered to Martin Marietta’s Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the preceding year’s proxy statement in connection with the annual meeting of shareholders and such notice sets forth the information required by the bylaws.	Vulcan’s by-laws provide that shareholders may only propose business to be considered by the shareholders at an annual meeting (a) pursuant to the notice of meeting, (b) by or at the direction of the Vulcan board of directors, or (c) by any shareholder of Vulcan who (i) was a shareholder of record both at the time of giving the notice required by the by-laws and at the time of the annual meeting of shareholders, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures (timing and informational) set forth in the by-laws.

Charter Amendments

Under North Carolina law, (i) Martin Marietta’s board of directors must adopt the proposed amendment and submit the amendment to the shareholders for approval. The board of directors must also transmit to the shareholders a recommendation that the shareholders approve the amendment, unless the board of directors determines that because of conflict of interest or other special circumstances it should not make such a recommendation, in which event the board of directors must communicate the basis for its lack of a recommendation to the shareholders with the amendment; and (ii) unless the amendment is of a type that under the North Carolina Business Corporation Act specifically requires, or the articles of incorporation or the bylaws require, a greater vote, or the board of directors condition submission of the amendment to the shareholders on greater vote, the shareholders must approve the amendment by (A) a majority of votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create rights of appraisal under the North Carolina Business Corporation Act and (B) a vote of each other voting group in which more votes are cast in favor of approval of the amendment than are cast against approval of the amendment.

Under Martin Marietta’s charter, an amendment of Article 8 (Transactions with Interested Shareholders) of its charter, described below under “Restrictions on Business Combinations,” requires the affirmative vote of not less than (i) 66-2/3%

Under New Jersey law (i) Vulcan’s board of directors must approve a proposed amendment and direct that it be submitted to a vote at a meeting of shareholders, (ii) written notice setting forth the proposed amendment or summary of the changes to be affected thereby must be given to each shareholder of record entitled to vote thereon within the time and the manner provided for the giving of notice of a meeting of shareholders and (iii) at such meeting the proposed amendment must be, unless a higher percentage is required by New Jersey law for specific amendments or is required by Vulcan’s certificate of incorporation, adopted by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon, and if a class or series of shares is entitled to vote thereon as a class, by the affirmative vote of a majority of the votes cast in each class vote. In the case of a corporation organized prior to January 1, 1969, the required affirmative vote is two thirds of the votes cast, unless the corporation adopts the majority vote requirements by an amendment of its certificate of incorporation adopted by the affirmative vote of two thirds of the votes cast by the holders of shares entitled to vote thereon.

Additionally, Vulcan’s charter requires the affirmative vote of holders of at least 80% of the voting power of the outstanding capital stock of Vulcan entitled to vote thereon, voting together as a single class, to amend or repeal, or to adopt any provisions inconsistent with, Sections A, B, C and D

	Martin Marietta Materials, Inc.	Vulcan Materials Company
	of the voting power of the voting stock not beneficially owned by any interested shareholder (as defined in the charter), voting together as a single class, and (ii) 80% of the voting power of all voting stock, voting together as a single class.	and Section F of Article VI (regarding the size and classification of the board of directors, the requirements for shareholder meetings and written consent, the removal of directors and the filling of vacancies on the board of directors, and the 80% voting requirement itself) and Article VIII (requirements for Business Combinations with Interested Shareholders).

Amendment of Bylaws

Under the North Carolina Business Corporation Act, Martin Marietta’s board of directors may amend or repeal the bylaws, except to the extent otherwise provided in the articles of incorporation or a bylaw adopted by the shareholders, and except that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of directors if neither the articles of incorporation nor a bylaw adopted by the shareholders authorizes the board of directors to adopt, amend or repeal that particular bylaw or the bylaws generally. Martin Marietta shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

Martin Marietta’s Restated Bylaws include a bylaw adopted by the shareholders that provides that the bylaws, including any bylaws adopted by the shareholders, may be amended or repealed and new bylaws may be adopted by the board of directors.

Under the New Jersey Business Corporation Act, the board of directors has the power to alter and repeal by-laws unless such power is reserved to the shareholders in the certificate of incorporation, but by-laws made by the board may be altered or repealed, and new by-laws made, by the shareholders. The shareholders may prescribe in the by-laws that any by-law made by them shall not be altered or repealed by the board of directors.

Vulcan’s by-laws provide that the corporation’s by-laws may be amended, altered or repealed, or new by-laws may be adopted all together, by either a majority of the vote cast at any annual or special meeting of shareholders by the holders of shares entitled to vote thereon, or, except for by-laws adopted by the shareholders which by their terms may not be altered, amended or repealed by the board of directors, by the affirmative vote of a majority of the whole board of directors at any regular or special meeting of the board of directors.

Limitation on Director Liability

The North Carolina Business Corporation Act provides that a director of a corporation shall not be liable for any action taken as a director, or any failure to take any action, if he or she performed the duties of his or her office in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the directors reasonably believes to be in the best interests of the corporation. The North Carolina Business Corporation Act also provides that a corporation may include in its articles of incorporation a provision that limits or eliminates the personal liability of a director arising out of an action whether by or in the right of the corporation for monetary damages for breach of duty as a director, except with respect to acts or omissions that the director at the time of such breach knew

The New Jersey Business Corporation Act provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. However, the provision may not eliminate or limit the personal liability of a director or officer for any breach of duty based on an act or omission: (i) in breach of the officer’s or director’s duty of loyalty to the corporation or its shareholders (an act or omission, which the director or officer knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest), (ii) not in good faith or involving a knowing violation of law, or (iii)

	Martin Marietta Materials, Inc.	Vulcan Materials Company

or believed were clearly in conflict with the best interests of the corporation, any liability for unlawful distributions, any transaction from which the director derived an improper personal benefit, or acts or omissions occurring prior to the date such provisions of the North Carolina Business Corporation Act became effective.

Martin Marietta’s charter provides that, to the fullest extent permitted by the North Carolina Business Corporation Act, no director shall be personally liable to Martin Marietta or any of its shareholders for monetary damages for breach of duty as a director.

resulting in receipt by the officer or director of an improper personal benefit.

Vulcan’s charter provides that, except to the extent that such exemption from liability or limitation thereof is not permitted under the New Jersey Business Corporation Act, no Vulcan director or officer shall be liable to Vulcan or any of its shareholders for monetary damages for breach of any duty owed as director or officer to the Vulcan or any of its shareholders.

Indemnification

Under the North Carolina Business Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify its directors and officers who were wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation against any reasonable expenses incurred by him or her in connection with such proceeding.

The North Carolina Business Corporation Act includes two separate provisions allowing for permissive indemnification of directors, officers, employees and agents. First, the North Carolina Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against liabilities and expenses incurred in a proceeding if the person conducted himself or herself in good faith and in a manner he or she reasonably believed to be, with respect to conduct in his or her official capacity with the corporation, in the best interests of the corporation, with respect to all other conduct, was at least not opposed to the best interests of the corporation and with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The North Carolina Business Corporation Act further provides that no indemnification under this provision is available in respect of a claim in connection with a proceeding by or in the right of the corporation in which the person has been

The New Jersey Business Corporation Act provides that, subject to certain limitations and with the exception of actions brought by or in the right of a corporation by its shareholders in its name, a corporation may indemnify any person against expenses and liabilities incurred in connection with any action, suit or proceeding involving the person by reason of his being or having been a director, officer, employee or agent of the corporation, or serving in that capacity for another enterprise at the request of the corporation. In each instance, unless ordered by a court, indemnification must be authorized by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding, if such quorum is not obtainable (or if obtainable and so directed by a majority of the disinterested directors) by independent legal counsel in a written opinion or by the shareholders. Indemnification is only permitted if the person: (i) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The New Jersey Business Corporation Act also permits indemnification by a corporation under similar circumstances for expenses paid or incurred by directors, officers, employees or agents in connection with actions brought by or in the right of the corporation by its shareholders in its name,

Martin Marietta Materials, Inc.	Vulcan Materials Company

adjudged to be liable to the corporation or in connection with any other proceeding charging impersonal benefit to him or her, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her.

Separate and apart from the permissive indemnification provision described above, the North Carolina Business Corporation Act also provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees and agents against liabilities and expenses incurred in a proceeding (including a proceeding brought by or on behalf of the corporation) arising out of a person’s status as such or their activities in such capacity, except that a corporation may not indemnify a person against liabilities or expenses he or she may incur on account of his or her activities which were at the time taken known or believed by the person to be clearly in conflict with the best interests of the corporation. Under this provision of the North Carolina Business Corporation Act, a corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan.

Martin Marietta’s Restated Bylaws provide that Martin Marietta will indemnify any person (1) who at any time serves or has served as an officer, employee or a director of Martin Marietta, or (2) who, while serving as an officer, employee or a director of Martin Marietta, serves or has served at the request of Martin Marietta as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee, other fiduciary or administrator except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the New Jersey Superior Court or the court in which the action was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

The New Jersey Business Corporation Act requires a corporation to indemnify a director, officer, employee or agent against expenses if the director, officer, employee or agent has been successful on the merits or otherwise in any such action, suit or proceeding or in defense of any related claim, issue or matter. Expenses paid or incurred by a director, officer, employee or agent in connection with any action, suit or proceeding may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to indemnification.

Vulcan’s by-laws provide that Vulcan will indemnify (i) its directors, officers, employees and agents; (ii) any person who is or was a director, officer, employee or agent of any constituent corporation absorbed by Vulcan in a consolidation or merger, but only to the extent that (a) the constituent corporation was obligated to indemnify such person at the effective date of the merger or consolidation, or (b) the claim or potential claim of such person for indemnification was disclosed to Vulcan and the operative merger or consolidation documents contain an express agreement by Vulcan to pay the same; (iii) any person who is or was serving at the request of Vulcan as a director, officer, trustee, fiduciary, employee or agent of any other domestic or foreign corporation, or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, whether or not for profit; and (iv) the legal representative of any of the foregoing persons (collectively, a “Corporate Agent”),

	Martin Marietta Materials, Inc.	Vulcan Materials Company
	under an employee benefit plan, against any and all liability and litigation expense, including reasonable attorneys’ fees, to the fullest extent permitted by North Carolina law, provided that any employee shall have a right to indemnification when acting in his or her capacity as an employee only upon satisfaction of the standards of conduct of officers and directors set forth in the North Carolina Business Corporation Act.	to the fullest extent permitted by the laws of New Jersey.

Dividends

The North Carolina Business Corporation Act provides that, subject to any restrictions in a corporation’s articles of incorporation, a corporation’s board of directors may authorize and the corporation may make distributions to its shareholders provided that (i) the corporation is able to pay its debts as they become due in the usual course of business, and (ii) the corporation’s total assets are greater than the sum of its liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

On January 27, 2012, Martin Marietta’s board of directors declared a quarterly cash dividend of $0.40 per share. In 2011, Martin Marietta’s board of directors approved total cash dividends on the corporation’s common stock of $1.60 per share.

Under the New Jersey Business Corporation Act, subject to any restrictions contained in the certificate of incorporation, a corporation may, from time to time, by resolution of its board, pay dividends on its shares in cash, in its own shares, in its bonds or in other property, including the shares or bonds of other corporations. However, a corporation may not pay dividends if after paying dividends: (i) the corporation would be unable to pay its debts as they become due in the usual course of its business; or (ii) its total assets would be less than its total liabilities.

On February 15, 2012, Vulcan’s board of directors declared a quarterly cash dividend of $0.01 per share.

Shareholder Rights Plan

Under the North Carolina Business Corporation Act, a corporation may issue rights for the purchase of shares of the corporation and the board of directors shall determine the terms upon which the rights are issued, their form and content, and the consideration for which the shares are to be issued. For a public corporation, the terms and conditions of such rights, options or warrants may include, without limitation, restrictions or conditions that preclude or limit the exercise, transfer or receipt of such rights, options or warrants by the holder or holders or beneficial owner or owners of a specified number or percentage of the outstanding voting shares of such public

Under the New Jersey Business Corporation Act, a corporation may create and issue rights entitling the holders of the rights to purchase from the corporation shares of any class or series, subject to any provisions in its certificate of incorporation. The rights will be evidenced in such manner as the board approves, and which will contain the price and terms of the shares.

According to Vulcan’s public filings, Vulcan does not have a shareholders’ rights plan or “poison pill” in effect.

	Martin Marietta Materials, Inc.	Vulcan Materials Company

corporation or by any transferee of any such holder or owner, or that invalidate or void such rights, options or warrants held by any such holder or owner or by such transferee.

Martin Marietta adopted a shareholder rights agreement. For a description of the rights agreement, please see the discussion under the heading “Description of Martin Marietta Capital Stock—Rights Plan.”

Restrictions on Business Combinations

The North Carolina Shareholder Protection Act is not applicable to Martin Marietta because, as permitted by such act, Martin Marietta elected not to be covered by the North Carolina Shareholder Protection Act and included a provision in its initial articles of incorporation reflecting that election.

Martin Marietta’s charter requires that any merger, sale, lease, exchange, mortgage, pledge, transfer, issuance or reclassification of securities, plan of dissolution or liquidation or other transaction with an interested shareholder (as defined in the charter) shall require the affirmative vote of the holders of not less than (i) 66-2/3% of the voting power of the voting stock (as defined in the charter) not beneficially owned by any interested shareholder, voting together as a single class, and (ii) 80% of the voting power of all voting stock, voting together as a single class; provided, however, that no such vote shall be required for any transaction approved by a majority of the disinterested directors (as defined in the charter) or, subject to another provision of the charter discussed below, the purchase by Martin Marietta of shares of voting stock from an interested shareholder. For a description of this provision of the charter, please see the discussion under the heading “Description of Martin Marietta Capital Stock—Restated Certificate of Incorporation and Bylaw Provisions—Approval of Certain Mergers, Consolidations, Sales and Leases.”

Martin Marietta does not believe that the New Jersey Shareholder Protection Act applies to Vulcan given that Vulcan, though an issuer of voting stock which is organized under the laws of New Jersey, does not have its principal executive offices located in New Jersey nor does Vulcan appear to have significant business operations located in New Jersey.

Vulcan’s charter requires that unless “either of the following Sections B(1) and B(2) are met” (where Section B(1) is approval by a majority of the Continuing Directors (as defined in the charter) and Section B(2) is satisfaction of certain fair price requirements), in which case only such affirmative vote as required by law is sufficient, Vulcan’s charter requires the affirmative vote of at least 80% of the voting power of the outstanding capital stock of Vulcan entitled to vote thereon for (a) any merger or consolidation with any Interested Stockholder or any other company which is or would be after such merger an affiliate of an Interested Stockholder, (b) any sale, transfer or other disposition to or with any Interested Stockholder or affiliate thereof of any Vulcan assets, (c) the issuance or transfer of any securities to any Interested Stockholder or Affiliate thereof, or (d) any action which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Vulcan or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any affiliate of any Interested Stockholder.

	Martin Marietta Materials, Inc.	Vulcan Materials Company
Shareholder Approval of Certain Share Repurchase Transactions	Martin Marietta’s charter requires any purchase by Martin Marietta of shares of its voting stock from an interested shareholder who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement to purchase, other than pursuant to an offer to all shareholders of the same class of shares, at a per share price in excess of the market price, be approved by the affirmative vote of the holders of a majority of Martin Marietta’s voting stock not beneficially owned by the interested shareholder, voting together as a single class.

Control Share Acquisition Act	The North Carolina Control Share Acquisition Act is not applicable to Martin Marietta because, as permitted by such act, Martin Marietta elected not to be covered by the North Carolina Control Share Acquisition Act and included a provision in its initial articles of incorporation reflecting that election.	New Jersey does not have a Control Share Acquisition Act.

Appraisal Rights

Under the North Carolina Business Corporation Act, a shareholder of a North Carolina corporation is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares in the event of (a) consummation of a merger to which the corporation is a party if either (i) shareholder approval is required by statute for the merger and the shareholder is entitled to vote on the merger, except that appraisal rights will not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) the corporation is a 90-percent owned subsidiary and the merger is effected without shareholder approval as permitted under the short-form merger statute, (b) consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the share exchange, except that appraisal rights will not be available to any shareholder of the corporation with respect to shares of any class or series that will not be exchanged, (c) consummation of a disposition of assets of all or substantially all of the corporation’s assets if the shareholder is entitled to vote on

Under the New Jersey Business Corporation Act, any shareholder of a New Jersey corporation has the right to dissent and seek an appraisal of the fair value of his or her shares in the event of the consummation of a merger, consolidation or sale, lease, exchange or other disposition of all or substantially all of the corporation’s assets not in the usual or regular course of business, provided that, unless the certificate of incorporation otherwise provides, a shareholder will not have the right to dissent from any merger, consolidation or disposition of assets with respect to shares of a class or series which on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation is listed on a national securities exchange or is held of record by not less than 1,000 record shareholders or for which, pursuant to the merger, consolidation or disposition of assets, he or she will receive: (1) cash, (2) shares, obligations or other securities which, upon consummation of the merger, consolidation or disposition of assets, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (3) cash and such securities.

Martin Marietta Materials, Inc.	Vulcan Materials Company

the disposition, (d) an amendment of the articles of incorporation (i) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (ii) changes the corporation into a nonprofit corporation or cooperative, (e) any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, (f) consummation of a conversion to a foreign corporation if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (i) have terms as favorable to the shareholder in all material respects and (ii) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion, (g) consummation of a conversion of the corporation to nonprofit status, or (h) consummation of a conversion of the corporation to an unincorporated entity.

However, appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following: (a) a covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended, (b) traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($20,000,000) (exclusive of the value of shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares), or (c) issued by an open-end management investment company registered with the SEC under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value; provided that in each case appraisal rights will be available where the corporate transaction that would otherwise give rise to appraisal rights, other than a

Vulcan’s charter does not limit the appraisal rights of an objecting shareholder. Martin Marietta’s common stock is currently listed on a national securities exchange as is Vulcan’s.

Martin Marietta Materials, Inc.	Vulcan Materials Company

short-form merger, is a transaction with an “interested person” (as defined in the North Carolina Business Corporation Act) or where the holders of shares with respect to which appraisal rights may otherwise be asserted are required to accept anything other than cash or shares of any class or series of any corporation, or any proprietary interest in any other entity, that satisfies the standards described in clauses (a), (b) or (c) above.

Notwithstanding any of the above, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares.

Martin Marietta’s charter does not limit the appraisal rights of an objecting shareholder. Martin Marietta common stock is currently a covered security under section 18(b)(1)(A) of the Securities Act of 1933, as amended.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements (which we refer to as the “pro forma financial statements”) have been primarily derived from the historical consolidated financial statements of Martin Marietta and Vulcan incorporated by reference into this document.

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Earnings (which we refer to as the “pro forma statement of earnings”) for the year ended December 31, 2011, gives effect to the acquisition as if it was completed on January 1, 2011. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (which we refer to as the “pro forma balance sheet”) as of December 31, 2011, gives effect to the acquisition as if it was completed on December 31, 2011. Vulcan has neither been involved in the preparation of the pro forma financial statements nor has it verified any of the information or assumptions used in preparing the pro forma financial statements.

The exchange offer provides that each outstanding share of Vulcan common stock will be exchanged for 0.50 shares of Martin Marietta common stock. The pro forma statement of earnings illustrates pro forma earnings per common share and weighted average common shares outstanding, both based on the exchange ratio of 0.50.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the pro forma statement of earnings, expected to have a continuing impact on the combined results of Martin Marietta and Vulcan. As such, transaction expenses incurred in 2011 related to the exchange offer have been eliminated as a pro forma adjustment in the accompanying pro forma statement of earnings. However, the impact of estimated transaction-related expenses to be incurred subsequent to December 31, 2011 is reflected in the pro forma balance sheet as an increase to accounts payable and a decrease to retained earnings.

The pro forma financial statements do not reflect any cost savings or associated costs to achieve such savings from operating efficiencies or synergies that are expected to result from the acquisition. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the acquisition is completed. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. Transactions between Martin Marietta and Vulcan during the periods presented in the pro forma financial statements have been eliminated as if Martin Marietta and Vulcan were consolidated affiliates during the periods.

The purchase price for accounting purposes will ultimately be determined on the acquisition date based upon the fair value of the shares of Martin Marietta common stock issued in the acquisition. The purchase price for purposes of the pro forma financial statements is based on the closing price of Martin Marietta common stock on the NYSE on February 29, 2012, of $85.87 per share and the exchange of Vulcan outstanding shares of common stock and nonvested performance units assumed to vest at the time of the transaction for the right to receive 0.50 shares of Martin Marietta common stock.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements. Since the pro forma financial statements have been prepared based on preliminary estimates and assumptions, the final amounts recorded at the date of the acquisition may differ materially from the information presented. All estimates reflected in the pro forma financial statements are subject to change pending review of the assets acquired and liabilities assumed and the final purchase price.

The pro forma financial statements have been presented for illustrative purposes only and do not reflect the impact of any synergies. Therefore, the pro forma financial statements are not indicative of results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company. The following information is only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Martin Marietta and Vulcan might have looked like had the acquisition taken place at an earlier date and should not be relied on for any other purpose.

The following pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•

the separate historical consolidated financial statements of Martin Marietta for the year ended December 31, 2011, included in Martin Marietta’s Form 10-K and incorporated by reference into this document;

•	the separate historical consolidated financial statements of Vulcan for the year ended December 31, 2011, included in Vulcan’s Form 10-K and incorporated by reference into this document; and

•	the other information contained in or incorporated by reference into this document.

MARTIN MARIETTA AND VULCAN

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF EARNINGS

For the Year Ended December 31, 2011

(in thousands, except per share amounts)

	Martin Marietta	Vulcan	Pro Forma Adjustments	Note 3	Pro Forma Combined
Net sales	$1,519,961	$2,406,909	$(5,185)	(b)	$3,921,685
Freight and delivery revenues	193,862	157,641	—		351,503

Total revenues	1,713,823	2,564,550	(5,185)		4,273,188

Cost of sales	1,217,946	2,123,040	(19,334)	(b); (c); (d)	3,321,652
Freight and delivery costs	193,862	157,641	—		351,503

Total cost of revenues	1,411,808	2,280,681	(19,334)		3,673,155

Gross profit	302,015	283,869	14,149		600,033

Selling, general & administrative expenses	124,138	289,993	(1,109)	(e)	413,022
Business development costs	18,575	2,227	(14,236)	(f)	6,566
(Recovery) from legal settlement	—	(46,404)	—		(46,404)
(Gain) on sale of property, plant & equipment and businesses, net	—	(47,752)	47,752	(g)	—
Restructuring charges	—	12,971	—		12,971
Other operating (income) and expenses, net	(1,720)	9,390	16,546	(c); (e)	24,216

Earnings (loss) from Operations	161,022	63,444	(34,804)		189,662
Interest expense	58,586	220,628	(15,858)	(h)	263,356
Other nonoperating (income) and expenses, net	1,834	(3,446)	—		(1,612)

Earnings (loss) from continuing operations before income taxes	100,602	(153,738)	(18,946)		(72,082)
Income tax expense (benefit)	20,986	(78,483)	(7,493)	(i)	(64,990)

Earnings (loss) from continuing operations	79,616	(75,255)	(11,453)		(7,092)
Less: Net earnings attributable to noncontrolling interests	1,194	—	—		1,194

Net earnings (loss) from continuing operations attributable to controlling interests	$78,422	$(75,255)	$(11,453)		$(8,286)

Pro Forma Earnings Per Common Share Attributable to Controlling Interests and Common Shares Outstanding, Assuming Exchange Ratio of 0.50

Basic Earnings (Loss) Per Share from Continuing Operations Attributable to Common Shareholders	$1.70	$(0.58)			$(0.07)

Diluted Earnings (Loss) Per Share from Continuing Operations Attributable to Common Shareholders	$1.69	$(0.58)			$(0.07)

Weighted Average Common Shares Outstanding
Basic	45,652	129,381	(64,454)	(i)	110,579

Diluted	45,793	129,381	(64,595)	(i)	110,579

Please see accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

MARTIN MARIETTA AND VULCAN

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of December 31, 2011

(in thousands)

	Martin Marietta	Vulcan	Pro Forma Adjustments	Note 3	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$26,022	$155,920	$—		$181,942
Accounts and notes receivable	203,748	314,893	(3,028)	(k); (l)	515,613
Inventories	322,607	327,657	224,574	(m); (n)	874,838
Other current assets	105,473	64,630	3,000	(l)	173,103

Total Current Assets	657,850	863,100	224,546		1,745,496
Property, plant & equipment, net	1,774,291	3,418,179	17,860	(o)	5,210,330
Goodwill	616,671	3,086,716	1,783,591	(p)	5,486,978
Other noncurrent assets	99,010	861,319	(37,586)	(m); (o)	922,743

Total Assets	$3,147,822	$8,229,314	$1,988,411		$13,365,547

LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long-term debt	$7,182	$134,762	$—		$141,944
Other current liabilities	166,530	271,491	64,972	(k); (q)	502,993

Total Current Liabilities	173,712	406,253	64,972		644,937
Long-term debt	1,052,902	2,680,677	115,827	(r)	3,849,406
Deferred income taxes	222,064	732,528	88,931	(n)	1,043,523
Other noncurrent liabilities	250,280	618,239	—		868,519

Total Liabilities	1,698,958	4,437,697	269,730		6,406,385

Equity
Common stock	456	129,245	(128,596)	(s)	1,105
Additional paid-in-capital	401,864	2,544,740	3,029,909	(s)	5,976,513
Accumulated other comprehensive loss	(83,890)	(216,844)	216,844	(s)	(83,890)
Retained earnings	1,090,891	1,334,476	(1,399,476)	(q); (s)	1,025,891

Total Shareholders’ Equity	1,409,321	3,791,617	1,718,681		6,919,619
Noncontrolling interests	39,543	—	—		39,543

Total Equity	1,448,864	3,791,617	1,718,681		6,959,162

Total Liabilities and Equity	$3,147,822	$8,229,314	$1,988,411		$13,365,547

Please see accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The pro forma statement of earnings for the year ended December 31, 2011, gives effect to the acquisition as if it was completed on January 1, 2011. The pro forma balance sheet as of December 31, 2011, gives effect to the acquisition as if it was completed on December 31, 2011.

The pro forma financial statements have been derived from the historical consolidated financial statements of Martin Marietta and Vulcan that are incorporated by reference into this document. Assumptions and estimates underlying the pro forma adjustments are described in these notes, which should be read in conjunction with the pro forma financial statements. Since the pro forma financial statements have been prepared based upon preliminary estimates and assumptions, the final amounts recorded at the date of the acquisition may differ materially from the information presented. These estimates are subject to change pending further review and analysis of the assets acquired and liabilities assumed.

The pro forma financial statements have been prepared assuming Martin Marietta is the accounting acquirer in the proposed transaction. The determination of the accounting acquirer is a subjective evaluation based on the accounting guidance in ASC 805, which includes an assessment of, among other things, which company issues its shares to effect the transaction, the relative voting rights allocated to shareholders of each of the combining companies, which company pays a premium, and the relative size (based on, for example, assets, revenues and earnings) of the combining companies. The assessment also considers the composition of the board of directors and senior management of the combined entity. Based on currently available information, Martin Marietta has presented the pro forma financial statements based upon its initial determination of the accounting acquirer.

Under U.S. generally accepted accounting principles, the total estimated purchase price is calculated as described in Note 2 to the pro forma financial statements, and the assets acquired and the liabilities assumed have been measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Martin Marietta has applied the accounting guidance for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The following presents the assumptions reflected in the pro forma balance sheet for the assets acquired and the liabilities assumed from Vulcan:

ASSETS:	FAIR VALUE ASSUMPTIONS
Cash and cash equivalents; Accounts and notes receivable	Approximates carrying value, per Note 1 of Vulcan’s 2011 Annual Report to Shareholders
Inventories	Estimated based on disclosures in Notes 3 and 15 of Vulcan’s 2011 Annual Report to Shareholders
Property, plant and equipment (inclusive of mineral reserves)	Equal to carrying value; fair values will change as additional information regarding Vulcan’s books and records becomes available
Other current assets and other noncurrent assets, including other intangible assets	Equal to carrying value; fair value of acquired other intangible assets will change as additional information regarding Vulcan’s books and records becomes available

Goodwill	Amount preliminarily based on difference between the estimated purchase price and the current assumptions for the fair values of assets acquired and liabilities assumed; amount will be adjusted to reflect the final purchase price and changes in the fair values of assets acquired and liabilities assumed
LIABILITIES:
Current maturities of long-term debt; Other accrued liabilities	Approximates carrying value, per Note 1 of Vulcan’s 2011 Annual Report to Shareholders
Long-term debt	Fair value per Note 6 of Vulcan’s 2011 Annual Report to Shareholders
Deferred income taxes; Other noncurrent liabilities	Equal to carrying value; fair value may change as additional information regarding Vulcan’s books and records becomes available

The pro forma adjustments and assumptions included herein are preliminary and will be revised at the time of the acquisition as further information becomes available and as additional analyses are performed. The final purchase price allocation will be determined at the time that the acquisition is completed, and the final amounts recorded for the acquisition may differ materially from the information presented herein the pro forma financial statements.

Transaction costs incurred in 2011 have been eliminated in the pro forma statement of earnings as they reflect non-recurring charges directly related to the acquisition. However, estimated transaction costs to be incurred subsequent to December 31, 2011 are reflected in the pro forma balance sheet as an increase to accounts payable and a decrease to retained earnings.

In preparing the pro forma financial statements, Martin Marietta considered the potential impact of the proposed transaction on Vulcan’s senior unsecured notes. Martin Marietta does not presently intend to redeem or refinance any of such notes in connection with the transactions contemplated by the offer. The combined company would be required to offer to repurchase a series of Vulcan’s senior unsecured notes at a purchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, only if (i) the transaction were to constitute a “change of control” under the terms of the applicable series and (ii) there is a downgrade of the credit rating of such series of notes by both S&P and Moody’s to a rating below “investment grade” (regardless of whether the rating prior to such downgrade was investment grade or below investment grade) prior to 60 days following consummation of a change of control (which period may be extended for up to an additional 60 days in certain circumstances). Martin Marietta believes that it is unlikely that a downgrade by both S&P and Moody’s of the credit ratings on Vulcan’s senior unsecured notes would occur if the offer were consummated because Martin Marietta expects the proposed transaction to be credit-enhancing for Vulcan. Prior to Martin Marietta’s December 12, 2011 announcement of the proposed transaction, both Moody’s and S&P had a “negative” credit outlook for Vulcan; however, since the announcement of Martin Marietta’s proposal, Moody’s has placed Vulcan’s rating “under review, direction uncertain” and S&P has placed Vulcan on “CreditWatch Positive.” Additionally, as discussed in this prospectus/offer to exchange, Martin Marietta may elect to implement alternative structures pursuant to the terms of the form merger agreement (delivered to Vulcan concurrently with Martin Marietta’s business combination proposal to effect the proposed transaction) taking into account, among other things, any implications of the proposed transaction under Vulcan’s senior unsecured notes. Based on the foregoing, no adjustment to the pro forma financial statements with respect to a repurchase of Vulcan’s senior unsecured notes is included in this prospectus/offer to exchange.

At the effective time of the second-step merger following the offer, any vesting conditions applicable to any restricted stock units and any incentive stock plan units payable in shares of Martin Marietta common stock granted pursuant to Martin Marietta’s stock plans will, subject to applicable law and otherwise subject to the terms of the applicable award or plan, lapse. The pro forma statement of earnings does not reflect any one-time charge for any remaining stock-based compensation expense that may be recognized upon the lapsing of vesting conditions. The pro forma statement of earnings includes recurring stock-based compensation expense of Martin Marietta and Vulcan as included in each entity’s historical financial statements.

The pro forma financial statements do not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies or other restructuring that result from the acquisition. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the acquisition is completed. As a condition to their approval of the transactions contemplated by this prospectus/offer to exchange, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the offer or may reduce the anticipated benefits of the combination contemplated by the offer. Please see the section of this prospectus/offer to exchange entitled “Risk Factors—Risks Relating to the Offer and the Second-Step Merger.”

Note 2. Preliminary Purchase Price

The exchange offer provides that each outstanding share of Vulcan common stock will be exchanged into the right to receive 0.50 shares of Martin Marietta common stock. The estimated purchase price for the acquisition is calculated as follows:

Vulcan common shares outstanding as of February 17, 2012	129,246,844
Estimated nonvested performance units assumed to vest at time of transaction	607,539

Total Vulcan shares assumed to be exchanged	129,854,383
Exchange ratio (shares of Martin Marietta common stock issued for each outstanding share of Vulcan common stock)	0.50
Estimated shares of Martin Marietta common stock to be issued for transaction	64,927,192

Martin Marietta common stock share price as of February 29, 2012	$85.87
Total estimated purchase price	$5,575,297,934

The preliminary purchase price will fluctuate with the market price of Martin Marietta’s common stock until it is reflected on an actual basis when the acquisition is completed.

Note 3. Adjustments to Pro Forma Financial Statements

The pro forma adjustments included in the pro forma financial statements are as follows:

(a) Martin Marietta and Vulcan historical presentation. Based on the amounts reported in the consolidated statements of earnings and balance sheets of Martin Marietta and Vulcan as of and for the year ended December 31, 2011, certain financial statement line items included in Vulcan’s historical presentation have been reclassified to conform to corresponding financial statement line items included in Martin Marietta’s historical presentation. These reclassifications have no material impact on the historical operating earnings, earnings from continuing operations, total assets, liabilities or shareholders’ equity reported by Martin Marietta or Vulcan. The accompanying pro forma statement of earnings excludes the results of discontinued operations.

The total preliminary purchase price has been allocated to Vulcan’s tangible and intangible assets acquired and liabilities assumed based on preliminary estimates and assumptions of fair value. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based on currently-available information, Martin Marietta has assumed that the fair value of Vulcan’s property, plant, equipment (inclusive of mineral reserves) and other intangible assets equals the carrying value of these assets on Vulcan’s balance sheet as of December 31, 2011. The final determination of fair value and allocation of the purchase price will be determined after the acquisition is consummated and additional analyses and valuation studies are performed to determine the fair values of Vulcan’s tangible and intangible assets acquired and liabilities assumed as of the date the acquisition is completed. Changes in the fair value of the net assets of Vulcan as of the date the acquisition is completed will change the amount of the purchase price allocable to goodwill. The actual amounts recorded when the acquisition is completed may differ materially from the pro forma adjustments presented herein. To the extent that the purchase price is allocated to assets other than goodwill, such assets may be depreciable or amortizable and the combined entity may incur depreciation and amortization expense in addition to the amounts set forth herein.

Adjustments to Pro Forma Condensed Combined Consolidated Statement of Earnings

(b) Net Sales and Cost of Sales. Reflects the elimination of transactions between Martin Marietta and Vulcan that occurred during the year ended December 31, 2011, as if Martin Marietta and Vulcan were consolidated affiliates during the periods. The transactions between the entities were for the purchases/sales of aggregates products.

(c) Cost of Sales and Other Operating Income and Expenses, Net. Reflects the reclassification of Vulcan’s asset retirement obligation expenses from cost of sales to other operating expenses to conform with the accounting policy of Martin Marietta.

(d) Cost of Sales. Reflects the elimination of the effect of last-in, first-out (“LIFO”) liquidation reflected in Vulcan’s historical statement of earnings for the year ended December 31, 2011.

(e) Selling, General and Administrative Expenses and Other Operating Income and Expense, Net. Reflects the reclassification of Vulcan’s research and development costs from selling, general and administrative expenses to other operating expenses to conform to the presentation of Martin Marietta.

(f) Business Development Costs. Reflects the elimination of costs related to the transaction. These costs would not have been incurred in 2011 if the acquisition was completed, as assumed for the pro forma statement of earnings, as of January 1, 2011.

(g) Other Operating Income and Expenses, Net. Reflects the elimination of Vulcan’s gains on sales of property, plant, equipment and businesses. Martin Marietta is the acquirer and, therefore, Vulcan’s assets and liabilities are assumed to have been recorded at fair value at January 1, 2011. Assuming fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, the sales price received for the sales of assets and businesses should approximate the fair value assigned at January 1, 2011, which would result in no gain or loss on these transactions.

(h) Interest Expense. Reflects the reduction in Vulcan’s interest expense as a result of the write up of Vulcan’s long-term debt to fair value at January 1, 2011. The fair value of Vulcan’s debt was obtained from the disclosure in Note 6 on page 76 of Vulcan’s 2011 Annual Report to Shareholders. The assumed adjustment to Vulcan’s long-term debt at January 1, 2011, a write up of $131,543,000, is subsequently amortized over the remaining life of the related debt issuances. The amortization is recorded as a reduction of interest expense.

(i) Income Tax Expense. Reflects the income tax effects of the pro forma adjustments calculated using an estimated statutory income tax rate of 39.6%.

(j) Weighted Average Shares Outstanding. The pro forma basic and diluted earnings per share are based on the historical weighted average number of shares of Martin Marietta common stock outstanding adjusted for additional common stock issued to Vulcan shareholders as part of the purchase consideration. Shares of common stock issued to Vulcan shareholders are assumed to have been issued as of January 1, 2011 and outstanding for the entire period.

The following table presents the computation of pro forma basic and diluted weighted-average shares outstanding for the year ended December 31, 2011:

Weighted-Average Shares
(Amounts in thousands)
Martin Marietta’s historical weighted-average common shares outstanding basic	45,652
Estimated shares of Martin Marietta’s common stock issued to Vulcan’s shareholders	64,927

Pro forma weighted-average common shares outstanding basic	110,579

Martin Marietta’s historical weighted-average common shares outstanding diluted	45,793
Estimated shares of Martin Marietta’s common stock issued to Vulcan’s shareholders	64,927
Less: Effect of Martin Marietta employee and director awards	(141)

Pro forma weighted-average common shares outstanding diluted	110,579

For the year ended December 31, 2011, there is a pro forma combined net loss from continuing operations attributable to controlling interests. Therefore, the effect of the incremental shares from employee and director awards that are reflected in Martin Marietta’s historical earnings per diluted share for the year ended December 31, 2011 would be antidilutive to the pro forma combined net loss from continuing operations attributable to controlling interests per diluted share. Accordingly, the incremental shares from these awards have been deducted from the weighted-average common shares outstanding for the combined company’s calculation of pro forma diluted earnings per share.

Adjustments to Pro Forma Condensed Combined Consolidated Balance Sheet

(k) Accounts and Notes Receivable and Other Current Liabilities. Reflects the elimination of accounts receivable and payable between Martin Marietta and Vulcan for the purchases/sales of aggregates products.

(l) Accounts and Notes Receivable and Other Current Assets. Reflects the reclassification of Vulcan’s income tax receivable from accounts and notes receivable to other current assets for consistency with Martin Marietta’s accounting policy.

(m) Inventories and Other Noncurrent Assets. Reflects the reclassification of certain of Vulcan’s inventories from other noncurrent assets to conform to the presentation of Martin Marietta. These inventories are fully reserved for consistency with Martin Marietta’s accounting policy.

(n) Inventories and Deferred Tax Liabilities. Reflects the adjustment to record Vulcan’s inventory at fair value. Historically, Vulcan recorded its inventory using the LIFO method of valuation. The pro forma adjustment consists of two components. First, the inventory was written up from LIFO to current cost. Note 3 to the financial statements in Vulcan’s 2011 Annual Report to Shareholders states that the current cost of inventory exceeds the LIFO cost by $140,335,000 as of December 31, 2011. The second component is the write-up from current cost to fair value, which is selling price less the costs of disposal and any profit associated with disposal activities. Based on Vulcan’s historical gross margins for their aggregates business and Martin Marietta’s experience with other recent acquisitions, a write-up of 18% above current cost was deemed a reasonable estimate to determine the fair value of the inventory. The write-up of inventory resulted in the recognition of a deferred income tax liability, which was calculated using the statutory rate of 39.6%.

(o) Property, Plant and Equipment, Net and Other Noncurrent Assets. Reflects the reclassification of Vulcan’s pre-production stripping costs from other noncurrent assets to property, plant and equipment, net, for consistency with Martin Marietta’s accounting policy.

(p) Goodwill. Reflects the elimination of Vulcan’s historical goodwill and the preliminary estimate of the excess of the purchase price paid over the fair value of Vulcan’s identifiable assets acquired and liabilities assumed.

(q) Accounts Payable and Retained Earnings. Represents the accrual for estimated nonrecurring acquisition transaction costs of $65,000,000 (excluding any cash required to pay for fractional shares in the offer and the second-step merger, which we expect will be a de minimis amount, and any litigation or refinancing expenses) for the combined companies to be incurred after December 31, 2011.

(r) Long-Term Debt. Represents the adjustment to write up Vulcan’s long-term debt to fair value.

(s) Shareholders’ Equity. The pro forma balance sheet reflects the elimination of Vulcan’s historical equity balances, including the components of accumulated other comprehensive loss. The pro forma balance sheet also reflects the issuance of approximately 64.9 million new Martin Marietta common shares issued ($649,272 of common stock at $0.01 par value and $5,574,648,662 of additional paid-in capital).

Note 4. Nonrecurring Transactions

For the year ended December 31, 2011, Vulcan received an insurance recovery of $46,404,000 related to litigation, which was recorded as income prior to any impact on income taxes. While this amount has been included in the pro forma results of operations, Martin Marietta believes the magnitude of this legal recovery is nonrecurring in nature.

Note 5. Alternate Deal Structure

Martin Marietta is not currently considering any alternative structures, other than a transaction through a newly-formed holding company. While a holding-company structure would not constitute a change of control of Vulcan’s senior unsecured notes, it could, in certain circumstances as described in this prospectus/offer to exchange, require Martin Marietta and/or the combined company to offer to repurchase $550,000,000 of Martin Marietta’s senior unsecured notes. If required, the offer would be for cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest.

Although no assurance can be given as to the terms or availability of refinancing capital, and no new financing commitments have been entered into as of the date of this prospectus/offer to exchange in respect of any repurchase or refinancing, Martin Marietta currently expects that any repurchase or refinancing of its senior unsecured notes, if required, could be funded through a combination of cash on hand and borrowings under new and/or existing financing arrangements. Assuming for illustrative purposes that a repurchase offer was required and accepted by all holders of the $550,000,000 of senior unsecured notes, and further assuming that 100% of the funds to repurchase such senior unsecured notes was financed through new borrowings, the impact on the pro forma financial statements would be as follows:

•

For purposes of the pro forma statement of earnings, the repurchase is assumed to occur as of January 1, 2011. The combined company would have incurred a loss of $9,331,000 on the repurchase. The loss is based on the repurchase price of $555,500,000 versus the carrying amount of the debt at January 1, 2011, $546,169,000. However, pro forma rules state that material nonrecurring charges or credits which result directly from the transaction are not included as pro forma adjustments. Therefore, the nonrecurring loss of $9,331,000 would not be reflected in the pro forma statement of earnings. Martin Marietta determined that the estimated interest rate on any refinanced debt would not be materially different from the interest rates on the repurchased debt; therefore, no adjustment to interest expense is deemed necessary.

•

The pro forma balance sheet would reflect an increase in long-term debt of $9,109,000, resulting from refinancing the debt. This amount represents the incremental debt calculated as the difference between the repurchase price of $555,500,000 and the carrying value of the repurchased debt at December 31, 2011, $546,391,000. Additionally, retained earnings would be reduced by $9,109,000 for the loss on the repurchase, which is assumed to be as of December 31, 2011 for the pro forma balance sheet.

FORWARD-LOOKING STATEMENTS

Certain items contained in this prospectus/offer to exchange may constitute “forward-looking statements.” Statements that include words such as “anticipate,” “expect,” “should be,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance are often used to identify forward-looking statements. All statements in this prospectus/offer to exchange, other than those relating to historical information or current conditions, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Martin Marietta’s control, which could cause actual results to differ materially from such statements. Risks and uncertainties relating to the proposed transaction with Vulcan include, but are not limited to: Vulcan’s willingness to accept Martin Marietta’s proposal and enter into a definitive transaction agreement reasonably satisfactory to the parties; Martin Marietta’s ability to obtain shareholder, antitrust and other approvals on the proposed terms and schedule; uncertainty as to the actual premium that will be realized by Vulcan shareholders in connection with the proposed transaction; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; Martin Marietta’s ability to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; Martin Marietta’s ability to promptly and effectively integrate the businesses of Vulcan and Martin Marietta; the combined company’s ability to pay dividends in the amounts anticipated; a downgrade of the credit rating of Vulcan’s indebtedness, which could give rise to an obligation to redeem Vulcan’s existing indebtedness; the potential implications of alternative transaction structures with respect to Vulcan, Martin Marietta and/or the combined company, including potentially requiring an offer to repurchase certain of Martin Marietta’s existing debt; the implications of the proposed transaction on certain of Martin Marietta’s and Vulcan’s employee benefit plans; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional risks and uncertainties include, but are not limited to: the performance of the United States economy; decline in aggregates pricing; the inability of the U.S. Congress to pass a successor federal highway bill; the discontinuance of the federal gasoline tax or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets that Martin Marietta and Vulcan serve; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by Martin Marietta and Vulcan; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply Martin Marietta’s and Vulcan’s long haul distribution markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by Martin Marietta’s dolomitic lime products; inflation and its effect on both production and interest costs; Martin Marietta’s ability to successfully integrate acquisitions and business combinations quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with Martin Marietta’s leverage ratio debt covenants; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase Martin Marietta’s and/or Vulcan’s tax rate; violation of Martin Marietta’s debt covenant if price and/or volumes return to previous levels of instability; a potential downgrade in the rating of Martin Marietta’s or Vulcan’s indebtedness; downward pressure on Martin Marietta’s or Vulcan’s common stock price and its impact on goodwill impairment evaluations; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; healthcare costs; the amount of long-term debt and interest expense; changes in interest rates; volatility in pension plan asset values which may require cash contributions to pension plans; the impact of environmental clean-up costs and liabilities relating to previously divested businesses; the ability to secure and permit aggregates reserves in strategically located areas; exposure to residential construction markets; and the impact on the combined company (after giving effect to the proposed transaction with Vulcan) of any of the foregoing risks, as well as other risk factors listed from time to time in Martin Marietta’s and Vulcan’s filings with the SEC.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus/offer to exchange and elsewhere, including the Risk Factors of the most recent report on Form 10-K, and any other documents, of Martin Marietta and Vulcan filed with the SEC. Any forward-looking statements made in this prospectus/offer to exchange are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

LEGAL MATTERS

Before this registration statement becomes effective, Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, will provide an opinion regarding the validity of the shares of Martin Marietta common stock to be issued pursuant to the offer. Richard A. Vinroot, Esq., a shareholder of Robinson, Bradshaw & Hinson, P.A., is a director of Martin Marietta. Certain members of Robinson, Bradshaw & Hinson, P.A. beneficially owned less than 1% of the outstanding shares of common stock of Martin Marietta as of the date of this prospectus/offer to exchange. Robinson, Bradshaw & Hinson, P.A. has provided certain legal services to Martin Marietta during 2010 and 2011. The amount of fees paid to Robinson, Bradshaw & Hinson, P.A. for such services in 2010 was approximately $84,000 and in 2011 was approximately $83,000, representing less than 0.2% of the firm’s gross revenues for each of 2010 and 2011. Mr. Vinroot did not work on any of the legal matters for Martin Marietta. As described in the section entitled “The Exchange Offer—Material Federal Income Tax Consequences,” it will be a condition to the consummation of the second-step merger, if any, that Martin Marietta receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP stating that, for U.S. federal income tax purposes, the offer and the second-step merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus/offer to exchange and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Vulcan appearing in its Annual Report (Form 10-K) for the year ended December 31, 2011 (including schedules appearing therein), and Vulcan’s effectiveness of internal control over financial reporting as of December 31, 2011 included therein, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Pursuant to Rule 439 under the Securities Act, Martin Marietta requires the consent of Vulcan’s independent auditors to incorporate by reference their audit reports included in Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2011 in this prospectus/offer to exchange. Martin Marietta requested and has, as of the date hereof, not received, such consent of Vulcan’s independent auditors. We have requested dispensation pursuant to Rule 437 under the Securities Act from this requirement. If Martin Marietta receives the consent of Vulcan’s independent auditors, Martin Marietta will promptly file it as an exhibit to Martin Marietta’s registration statement of which this prospectus/offer to exchange forms a part. Because Martin Marietta has not been able to obtain Vulcan’s independent auditors’ consent, you may not be able to assert a claim against Vulcan’s independent auditors under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Vulcan’s independent auditors or any omissions to state a material fact required to be stated therein.

SOLICITATION OF PROXIES

As discussed in this prospectus/offer to exchange, Martin Marietta has filed a preliminary proxy statement (and an amendment thereto) and intends to file a definitive proxy statement with the SEC for use in connection with the solicitation of proxies from Vulcan shareholders in respect of the election of certain persons nominated by Martin Marietta to be elected to serve as directors on the board of directors of Vulcan. Martin Marietta advises Vulcan shareholders to read such definitive proxy statement when it becomes available, because it will contain important information regarding the proxy solicitation. Vulcan shareholders may, when such documents become available, obtain a free copy of the proxy statement and other documents that Martin Marietta files with the SEC at its web site at http://www.sec.gov. In addition, each of these documents, when prepared or available, may be obtained free of charge from Martin Marietta by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

MISCELLANEOUS

The offer is being made solely by this prospectus/offer to exchange and the accompanying letter of transmittal, and any amendments or supplements thereto, and is being made to all holders of shares of Vulcan common stock. Martin Marietta is not aware of any State within the United States where the making of the offer or the tender of shares of Vulcan common stock in connection therewith would not be in compliance with the laws of such State. If Martin Marietta becomes aware of any State in which the making of the offer or the tender of shares of Vulcan common stock in connection therewith would not be in compliance with applicable law, Martin Marietta will make a good faith effort to comply with any such law. If, after such good faith effort, Martin Marietta cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Vulcan common stock in such State. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Martin Marietta by the dealer managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

Martin Marietta and Vulcan separately file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street NE

Room 1024

Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services.

Martin Marietta has filed a registration statement on Form S-4 to register with the SEC the offering and sale of shares of Martin Marietta common stock to be issued in the offer and the second-step merger. This prospectus/offer to exchange is a part of that registration statement. We may also file amendments to the registration statement. In addition, on December 12, 2011, we filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer, and we have and in the future may also file amendments to the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

The SEC allows Martin Marietta to incorporate information into this prospectus/offer to exchange “by reference,” which means that Martin Marietta can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/offer to exchange, except for any information superseded by information contained directly in this prospectus/offer to exchange. This prospectus/offer to exchange incorporates by reference the documents set forth below that Martin Marietta and Vulcan have previously filed with the SEC. These documents contain important information about Martin Marietta and Vulcan and their financial condition, business and results.

Martin Marietta Filings (File No. 1-12744):	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2011, as filed on February 29, 2012

The description of the common stock as contained in Item 1 of Martin Marietta’s Registration Statements on Form 8-A, filed on January 13, 1994 and October 19, 2006, respectively, including all amendments and reports filed for the purpose of updating such description.

The description of Martin Marietta’s rights plan as contained in Item 1 of Martin Marietta’s Registration Statement on Form 8-A, filed on October 19, 2006, including all amendments and reports filed for the purpose of updating such description.

Current Reports on Form 8-K	Filed on February 7, 2012 (other than any portion of any documents not deemed to be filed)

Proxy Statement on Schedule 14A	Filed on April 8, 2011

Tender Offer Statement on Schedule TO	Filed on December 12, 2011, as it may be amended from time to time

Vulcan Filings (File No. 1-33841):	Period
Annual Report on Form 10-K (except for the report of Vulcan’s independent public accountants contained therein which is not incorporated herein by reference because the consent of Vulcan’s independent public accountants has not yet been obtained nor has exemptive relief under Rule 437, promulgated under the Securities Act, been granted to Martin Marietta by the SEC)	Fiscal year ended December 31, 2011, as filed on February 29, 2012

Current Reports on Form 8-K	Filed on January 18, 2012, January 31, 2012, February 15, 2012, February 16, 2012, March 15, 2012 (other than any portion of any documents not deemed to be filed)

Proxy Statement on Schedule 14A	Filed March 31, 2011

Solicitation/Recommendation on Schedule 14D-9	Filed on December 22, 2011, as it may be amended from time to time

Martin Marietta also hereby incorporates by reference any additional documents that it or Vulcan may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus/offer to exchange to the termination of the offering. Nothing in this prospectus/offer to exchange shall be deemed to incorporate information furnished but not filed with the SEC.

Shareholders may obtain any of these documents without charge upon written or oral request to the information agent at Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, toll-free at (877) 757-5404 (shareholders) or at (800) 662-5200 (banks and brokerage firms), or from the SEC at the SEC’s website at http://www.sec.gov.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM MARTIN MARIETTA, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN MAY 11, 2012, OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE EXPIRATION DATE OF MARTIN MARIETTA’S OFFER. If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE IN MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES OF VULCAN COMMON STOCK INTO MARTIN MARIETTA’S OFFER. MARTIN MARIETTA HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE. THIS PROSPECTUS/OFFER TO EXCHANGE IS DATED MARCH 19, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/OFFER TO EXCHANGE TO SHAREHOLDERS NOR THE ISSUANCE OF SHARES OF MARTIN MARIETTA COMMON STOCK IN MARTIN MARIETTA’S OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF MARTIN MARIETTA

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Martin Marietta are set forth below. References in this Schedule I to “Martin Marietta” mean Martin Marietta Materials, Inc. Unless otherwise indicated below, the current business address of each director and officer is c/o Martin Marietta Materials, Inc., 2710 Wycliff Road, Raleigh, North Carolina 27607. Unless otherwise indicated below, the current business telephone of each director and officer is (919) 781-4550. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Martin Marietta. Each director and officer is a United States citizen. Except as described in this Schedule I, none of the directors and officers of Martin Marietta listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS

Name	Age	Present Principal Occupation and Five-Year Employment History
Stephen P. Zelnak, Jr.	66	Stephen P. Zelnak, Jr. has been a member of our board since 1993. Mr. Zelnak has served as non-Executive Chairman since May 27, 2010. He served as Executive Chairman from January 1, 2010 to May 27, 2010. He previously served as Chief Executive Officer of Martin Marietta since 1993 and as President of Martin Marietta from 1993 to 2006. Mr. Zelnak joined Martin Marietta in 1981 and he had been responsible for the Aggregates operations since 1982. Mr. Zelnak is also a Director of Beazer Homes USA, Inc. Mr. Zelnak is also Chairman and majority owner of ZP Enterprises, a private investment firm engaged in the purchase of small manufacturing companies. Mr. Zelnak has served as Chairman of the North Carolina Chamber, North Carolina Community College Foundation, National Stone, Sand and Gravel Association, Peace College Board of Trustees, North Carolina Foundation For Research And Economic Education, North Carolina Aggregates Association and the NC State Physical and Mathematical Sciences Foundation. He currently serves on the Advisory Boards of North Carolina State University and Georgia Institute of Technology.

Sue W. Cole	61	Sue W. Cole has been a member of our board since 2002. Ms. Cole is the managing partner of SAGE Leadership & Strategy, LLC, an advisory firm for businesses, organizations and individuals relating to client research, client delivery strategy, marketing and strategic planning, and leadership transition. Ms. Cole was previously a principal of Granville Capital Inc., a registered investment advisor, from 2006 to 2011. Ms. Cole has more than 37 years experience in financial services and investment management. Before joining Granville Capital, she served as Regional Chief Executive Officer of the Mid-Atlantic Region of U.S. Trust Company, N.A., an integrated wealth management firm, from 2003 to 2006, and as Chief Executive Officer for U.S. Trust Company of North Carolina and North Carolina Trust Company. Previously she was Head of Corporate Lending for the Greensboro, North Carolina Region of NCNB. Ms. Cole also previously served as a Director of UNIFI, Inc., and has been active in the community and charitable

Name	Age	Present Principal Occupation and Five-Year Employment History
		organizations including serving on the Investment Committees of UNC-Greensboro, the Cone Health Foundation, and the Weaver Foundation; Chair of the Management Development and Compensation Committee and member of the Executive Committee of the North Carolina Biotechnology Center; member of the Board of Directors of the North Carolina Economic Development Board; and trustee and member of the Board of Governors of the Center for Creative Leadership. Ms. Cole is also Chair of the Board of Directors of Biscuitville, Inc.

David G. Maffucci	61	David G. Maffucci has been a member of our board since 2005. Mr. Maffucci is a Director of Domtar Corporation, the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world, and one of the largest manufacturers and marketers of pulp in North America. He is currently a member of its Audit and Finance Committees. Mr. Maffucci served as Executive Vice President and Chief Financial Officer of Xerium Technologies, Inc., a manufacturer and supplier of consumable products used in paper production, from 2009 to 2010. He served on its Board of Directors from 2008 until 2010, serving on its Audit and Compensation Committees from 2008 to 2009. From 2005 to 2006, Mr. Maffucci served as Executive Vice President of Bowater Incorporated (the predecessor in interest to Resolute Forest Products (NYSE: ABH)) and President of its Newsprint Division. He served as Chief Financial Officer of Bowater Incorporated from 1995 to 2005. Resolute Forest Products produces a wide range of newsprint and commercial printing papers, market pulp and wood products. On March 30, 2010, Xerium Technologies, Inc. filed a voluntary petition for relief under Chapter 11 of the Federal bankruptcy laws as part of a “pre-arranged” restructuring plan with the support of its lenders. On May 25, 2010, Xerium Technologies, Inc. emerged from Chapter 11 protection. Mr. Maffucci previously worked at KPMG.

William E. McDonald	69	William E. McDonald has been a member of our board since 1996. Mr. McDonald served as President and Chief Executive Officer of Sprint Mid-Atlantic Telecom and Sprint Mid-Atlantic Operations from 1993 to 1998, and was President and Chief Executive Officer for the United Telephone-Eastern in Carlisle, PA. Mr. McDonald began working with Sprint in 1968 when he joined Sprint United Telephone-Southeast. He progressed through various management positions until 1980, when he was named Vice President-Revenue Requirements. In 1981, he became Vice President-Operations for Sprint United Telephone-Midwest in Kansas City, MO. Mr. McDonald became President of Uninet in 1982 and in 1984 served as Senior Vice President-Network Development for what is now Sprint Long Distance. He was named President of Sprint United Telephone-Northwest in Hood River, OR, in 1986, before becoming President of Sprint United Telephone-Eastern. Mr. McDonald served as Senior Vice President, Customer Service Operations, Sprint Corporation, a telecommunications company, until his retirement in 2000.

Name	Age	Present Principal Occupation and Five-Year Employment History
Frank H. Menaker, Jr.	71	Frank H. Menaker, Jr. has been a member of our board since 1993. Mr. Menaker is Contract Of Counsel in the DLA Piper international law firm, based in Washington, D.C. Mr. Menaker is also a member of the McCammon Group, a mediation, arbitration, facilitation, training and consulting group providing conflict resolution services throughout the mid-Atlantic region. Mr. Menaker previously served as Senior Vice President and General Counsel of Lockheed Martin Corporation, a defense, aeronautics, and aerospace company, from 1996 until 2005, and previously was General Counsel of Martin Marietta Corporation since 1981. During his tenure, Mr. Menaker helped guide Lockheed Martin Corporation and Martin Marietta Corporation through a period of consolidation in the defense industry, beginning with Martin Marietta Corporation’s successful “Pac Man” defense of Bendix Corporation’s attempted hostile takeover of Martin Marietta Corporation in 1982. He retired from Lockheed Martin Corporation in 2006. Mr. Menaker’s professional activities include previously serving as past chair and fellow of the ABA Public Contract Law Section and as a board member of the Atlantic Legal Foundation. During the past five years, Mr. Menaker served as a Director and as Member of the Audit Committee of North American Galvanizing and Coatings, Inc., which merged with AZZ Incorporated in 2010.

C. Howard Nye	49	C. Howard Nye has been a member of our board since 2010. Mr. Nye has served as President and Chief Executive Officer of Martin Marietta since January 1, 2010. He previously served as President and Chief Operating Officer of Martin Marietta from August 2006 to 2009. From 2003 to 2006, Mr. Nye served as Executive Vice President of Hanson Aggregates North America, a producer of aggregates for the construction industry, and in other managerial roles since 1993. Mr. Nye has also been active in a number of various business, civic, and education organizations, including serving as a member of the Board of Directors for the National Stone, Sand & Gravel Association, the American Road & Transportation Builders Association, and Romeo Guest Associates, Inc. Mr. Nye is also a member of the Duke University Alumni Board, as well as a former gubernatorial appointee to the North Carolina Mining Commission.

Laree E. Perez	58	Laree E. Perez has been a member of our board since 2004. Ms. Perez serves as the Managing Partner in The Medallion Company, LLC, an investment management company, since 2003 and as an independent financial consultant with that company since 2002. Ms. Perez is a Director of GenOn Energy, Inc. (previously named RRI Energy, Inc.), one of the largest power producers in the United States, and is currently a member of its Audit and Risk and Finance Oversight Committees. She previously served as the Chairman of the Audit Committee of GenOn Energy, Inc. from 2002 to 2007. From 1996 to 2002, she was Vice President of Loomis, Sayles & Company, L.P. Ms. Perez was co-founder of Medallion Investment Company, Inc. and served as President and Chief Executive Officer from 1991 until it was acquired by Loomis Sayles in 1996. Ms. Perez recently served as Vice Chairman of the Board of Regents at Baylor University and previously served on the Board of Trustees of New Mexico State University, where she was also Chairman of the Board. Ms. Perez has also served on the Leadership Council and as Chair of the Development Committee for the Mayo Clinic Arizona. Ms. Perez has over 30 years experience in finance and investments.

Name	Age	Present Principal Occupation and Five-Year Employment History
Michael J. Quillen	63	Michael J. Quillen has been a member of our board since 2008. Mr. Quillen has served as Chief Executive Officer and a member of the Board of Directors of Alpha Natural Resources, Inc., a leading Appalachian coal supplier, since its formation in 2004 until its merger with Foundation Coal Holdings, Inc. on July 31, 2009. He continued to serve as Executive Chairman until December 31, 2009. Mr. Quillen now serves as non-Executive Chairman of the combined entity, also named Alpha Natural Resources, Inc. He was named Chairman of the Board of Alpha in 2006. Mr. Quillen served as President of Alpha until 2006. In 2002, Mr. Quillen joined the Alpha management team as President and the sole manager of Alpha’s operating subsidiary, Alpha Natural Resources, LLC, where he had served as Chief Executive Officer since 2003. From 2002 to 2005 he also served in senior executive capacities with other former affiliates of Alpha. From September 1998 to December 2002, Mr. Quillen was Executive Vice President—Operations of AMCI Metals and Coal International Inc., a mining and marketing company (“AMCI”). While at AMCI, he was also responsible for the development of AMCI’s Australian properties. He has held senior executive positions in the coal industry throughout his career, including Vice President-Operations of Pittston, President of Pittston Coal Sales Corp., Vice President of AMVEST Corporation, Vice President-Operations of NERCO Coal Corporation, President and Chief Executive Officer of Addington, Inc. and manager of Mid-Vol Leasing, Inc. Mr. Quillen has over 30 years of experience in the coal industry starting as an engineer.

Dennis L. Rediker	67	Dennis L. Rediker has been a member of our board since 2003. Mr. Rediker serves as the President and Chief Operating Officer of Utility Composite Solutions International (UCSI), a developer and maker of composite materials for utility and municipal lighting applications. From 2009 to 2011, Mr. Rediker served as the President and Chief Operating Officer of B4C, LLC, a developer and maker of composite materials for defense and aerospace applications. He continues as a consultant for B4C, LLC. He previously served as President and Chief Executive Officer of The Standard Register Company, a document services company, from 2000 until his retirement in 2008. Mr. Rediker was also previously the Chief Executive Officer and a Director of English China Clays, plc. During the past five years, Mr. Rediker served as Director of The Standard Register Company. Mr. Rediker is past volunteer Chairman of the Board of Trustees of the National Composites Center, and previously served on the Dayton Development Coalition and on the Board of Managers for the National Museum of the U.S. Air Force Foundation.

Richard A. Vinroot	70	Richard A. Vinroot has been a member of our board since 1996. Mr. Vinroot has been a member of the law firm of Robinson, Bradshaw & Hinson, P.A. in Charlotte, NC since 1969, where he practices in the areas of civil litigation including construction, labor, employment discrimination, securities and commercial contract disputes and controversies. He has appeared and served as lead trial counsel in the successful prosecution, defense and resolution of numerous actions in the federal and state courts during the past several years. Mr. Vinroot has also been active in civic and community activities, including serving on the Board of Trustees of Sugar Creek Charter School and the Board of Trustees of the Charlotte-Mecklenburg County YMCA. From 1991 to 1995, Mr. Vinroot served as Mayor of Charlotte, North Carolina and, from 1983 to 1991, he served on the Charlotte City Council.

EXECUTIVE OFFICERS

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
C. Howard Nye	President and Chief Executive Officer, and Director	49	For biographical information see under “Directors” above.

Anne H. Lloyd	Executive Vice President, Chief Financial Officer and Treasurer	50	Ms. Lloyd joined Martin Marietta in 1998 as Vice President and Controller and was promoted to Chief Accounting Officer in 1999. Before joining Martin Marietta, she was with Ernst & Young, LLP, an international public accounting firm. Ms. Lloyd is a graduate of the University of North Carolina at Chapel Hill. She holds a Bachelor of Science degree in Business Administration and is a Certified Public Accountant. Ms. Lloyd currently serves as Treasurer, member of the Executive Committee and Board Member of the National Stone Sand and Gravel Association (NSSGA). She also serves on the SAFETEA-LU Reauthorization Committee of the NSSGA and the Blue Ribbon Panel of Transportation Experts for the National Surface Transportation Policy and Revenue Study Commission. Ms. Lloyd currently serves as Treasurer, member of the Executive Committee, Personnel and Compensation Committee, Finance Committee and Audit Committee and Board Member of the North Carolina Chamber of Commerce. She is also a Member of the NC Chamber Infrastructure and Economic Development Policy Committee. Ms. Lloyd is a Board Member of Terra Nitrogen Company, L.P. and serves as the chair of its Audit Committee and as a member of its Corporate Governance and Nominating Committee.

Bruce A. Vaio	Executive Vice President and President of West Group	51	Mr. Vaio was President of Redland Stone Products Company from 1996 to 1998, when we purchased it and formed the Company’s Southwest Division. After the Redland Stone purchase, Mr. Vaio served as President of our Southwest Division from 1999 to 2006, until promoted to his current position. Before joining Redland Stone, Mr. Vaio served two years, from 1994 to 1996, as vice president and regional manager of Western Mobile Inc. in Denver, CO. Mr. Vaio holds a Bachelor of Arts degree in Political Science from the University of Denver and a Master of Business Administration degree from the University of Phoenix.

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Roselyn R. Bar	Senior Vice President, General Counsel and Corporate Secretary	53	Ms. Bar joined Martin Marietta in 1994 as assistant general counsel and assistant corporate secretary. Before joining us, she was corporate counsel at Sun America Inc., a financial services company based in Los Angeles, California. Prior to working for Sun America, she was a corporate lawyer at Skadden, Arps, Slate, Meagher and Flom LLP in New York and Los Angeles. Ms. Bar holds a bachelor’s degree from the University of Rochester and a law degree from the Brooklyn Law School. Ms. Bar serves as a member of the Legal Task Force and on the Council of Counsel of the National Stone, Sand & Gravel Association (NSSGA). She is a member of the New York, California, Florida, and American Bar Associations.

Dana F. Guzzo	Senior Vice President, Controller, Chief Accounting Officer and Chief Information Officer	46	Ms. Guzzo joined Martin Marietta in 2004 as Vice President, Financial Systems, Planning & Analysis and was named Vice President, Controller in 2005 and Chief Accounting Officer in 2006. Ms. Guzzo was appointed an executive officer of Martin Marietta as of January 26, 2012. Before joining Martin Marietta, she was with W.R. Grace & Co., a specialty chemicals and materials company, from 1999 to 2004. From 1987 to 1999, Ms. Guzzo was at PricewaterhouseCoopers LLP, an international public accounting firm, where she held various positions with increasing responsibilities. Ms. Guzzo holds a Bachelor of Science degree in Business Administration from Old Dominion University and is a Certified Public Accountant.

Donald A. McCunniff	Senior Vice President, Human Resources	54	Mr. McCunniff joined Martin Marietta in 2011 as Senior Vice President for Human Resources and was appointed an executive officer of Martin Marietta as of January 26, 2012. Before joining us, he was Senior Vice President, Human Resources of CenturyLink, Inc., a telecommunications company, from 2009 to 2010. From 2006 to 2009, Mr. McCunniff was Senior Vice President for Human Resources at Armstrong World Industries, Inc., an international designer and manufacturer of floors, ceilings and cabinets, where he also had additional responsibilities for communications, flight operations and corporate facilities. Prior to Armstrong Mr. McCunniff was at Honeywell International, Inc., an organization recognized for its human resources excellence. He joined Honeywell in 1995 and during his time there held various senior level Human Resources positions. Mr. McCunniff holds a bachelor’s degree in Political Science from North Georgia College and a master’s degree in Public Administration from the University of San Francisco.

SCHEDULE II

SECURITIES TRANSACTIONS IN THE PAST 60 DAYS

None of Martin Marietta or any of the persons identified on Schedule I has engaged in any transaction involving any securities of Vulcan in the past 60 days.

ANNEX A

NEW JERSEY BUSINESS CORPORATION LAW

CHAPTER 10: NEW JERSEY SHAREHOLDER PROTECTION ACT

§ 14A:10A-1. Short title

This act shall be known and may be cited as the “New Jersey Shareholders’ Protection Act.” The requirements of this act shall be in addition to the requirements of applicable law, including Title 14A of the New Jersey Statutes and any additional requirements contained in the certificate of incorporation or bylaws of a resident domestic corporation with respect to business combinations as defined herein.

§ 14A:10A-2. Findings, declarations

The Legislature hereby finds and declares it to be the public policy of this State, the following:

a. Resident domestic corporations, as defined in this act, encompass, represent and affect, through their ongoing business operations, a variety of constituencies, including New Jersey shareholders, employees, customers, suppliers and local communities and their economies whose welfare is vital to the State’s interests.

b. In order to promote such welfare, the regulation of the internal affairs of resident domestic corporations as reflected in the laws of this State governing business corporations should allow for the stable, long-term growth of resident domestic corporations.

c. Takeovers of public corporations financed largely through debt to be repaid in the short term by the sale of substantial assets of the target corporation, in other states, have impaired local employment conditions and disrupted local commercial activity. These takeovers prevent shareholders from realizing the full value of their holdings through forced mergers and other coercive devices. The threat of these takeovers also deprives shareholders of value by forcing the adoption of short-term business strategies as well as defensive tactics which may not be in the public interest.

§ 4A:10A-3. Definitions

As used in this act:

a. “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

b. “Announcement date,” when used in reference to any business combination, means the date of the first public announcement of the final, definitive proposal for that business combination.

c. “Associate,” when used to indicate a relationship with any person, means (1) any corporation or organization of which that person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting stock, (2) any trust or other estate in which that person has a substantial beneficial interest or as to which that person serves as trustee or in a similar fiduciary capacity, or (3) any relative or spouse of that person, or any relative of that spouse, who has the same home as that person.

d. “Beneficial owner,” when used with respect to any stock, means a person:

(1) that, individually or with or through any of its affiliates or associates, beneficially owns that stock, directly or indirectly;

(2) that, individually or with or through any of its affiliates or associates, has (a) the right to acquire that stock (whether that right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the beneficial owner of stock tendered pursuant to a tender or exchange offer made by that person or any of that person’s affiliates or associates until that tendered stock is accepted for purchase or exchange; or (b) the right to vote that stock pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a person shall not be deemed the beneficial owner of any stock under this subparagraph if the agreement, arrangement or understanding to vote that stock (i) arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made in accordance with the applicable rules and regulations under the Exchange Act, and (ii) is not then reportable on a Schedule 13D under the Exchange Act (or any comparable or successor report); or

(3) that has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in subparagraph (b) of paragraph (2) of this subsection), or disposing of that stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, that stock.

e. “Business combination,” when used in reference to any resident domestic corporation and any interested stockholder of that resident domestic corporation, means:

(1) any merger or consolidation of that resident domestic corporation or any subsidiary of that resident domestic corporation with (a) that interested stockholder or (b) any other corporation (whether or not it is an interested stockholder of that resident domestic corporation) which is, or after a merger or consolidation would be, an affiliate or associate of that interested stockholder;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with that interested stockholder or any affiliate or associate of that interested stockholder of assets of that resident domestic corporation or any subsidiary of that resident domestic corporation (a) having an aggregate market value equal to 10% or more of the aggregate market value of all the assets, determined on a consolidated basis, of that resident domestic corporation, (b) having an aggregate market value equal to 10% or more of the aggregate market value of all the outstanding stock of that resident domestic corporation, or (c) representing 10% or more of the earning power or income, determined on a consolidated basis, of that resident domestic corporation;

(3) the issuance or transfer by that resident domestic corporation or any subsidiary of that resident domestic corporation (in one transaction or a series of transactions) of any stock of that resident domestic corporation or any subsidiary of that resident domestic corporation which has an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding stock of that resident domestic corporation to that interested stockholder or any affiliate or associate of that interested stockholder, except pursuant to the exercise of warrants or rights to purchase stock offered, or a dividend or distribution paid or made, pro rata to all stockholders of that resident domestic corporation;

(4) the adoption of any plan or proposal for the liquidation or dissolution of that resident domestic corporation proposed by, on behalf of or pursuant to any agreement, arrangement or understanding (whether or not in writing) with that interested stockholder or any affiliate or associate of that interested stockholder;

(5) any reclassification of securities (including, without limitation, any stock split, stock dividend, or other distribution of stock in respect of stock, or any reverse stock split), or recapitalization of that resident domestic corporation, or any merger or consolidation of that resident domestic corporation with any subsidiary of that resident domestic corporation, or any other transaction (whether or not with, or into, or otherwise involving that interested stockholder), proposed by, on behalf of or pursuant to any agreement, arrangement or understanding (whether or not in writing) with that interested stockholder or any affiliate or associate of that interested stockholder, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into voting stock of that resident domestic corporation or any subsidiary of that resident domestic corporation which is directly or indirectly owned by that interested stockholder or any affiliate or associate of that interested stockholder, except as a result of immaterial changes due to fractional share adjustments; or

(6) any receipt by that interested stockholder or any affiliate or associate of that interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of that resident domestic corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through that corporation; provided, however, that the term “business combination” shall not be deemed to include the receipt of any of the foregoing benefits by that resident domestic corporation or any of that corporation’s affiliates arising from transactions (such as intercompany loans or tax sharing arrangements) between that resident domestic corporation and its affiliates in the ordinary course of business.

f. “Common stock” means any stock other than preferred stock.

g. “Consummation date,” with respect to any business combination, means the date of consummation of that business combination.

h. “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person’s beneficial ownership of 10% or more of the voting power of a corporation’s outstanding voting stock shall create a presumption that that person has control of that corporation. Notwithstanding the foregoing in this subsection, a person shall not be deemed to have control of a corporation if that person holds voting power, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more beneficial owners who do not individually or as a group have control of that corporation.

i. “Exchange Act” means the “Securities Exchange Act of 1934,” 48 Stat. 881 (15 U.S.C. s. 78a et seq.) as the same has been or hereafter may be amended from time to time.

j. “Interested stockholder,” when used in reference to any resident domestic corporation, means any person (other than that resident domestic corporation or any subsidiary of that resident domestic corporation) that:

(1) is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of that resident domestic corporation; or

(2) is an affiliate or associate of that resident domestic corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of that resident domestic corporation. For the purpose of determining whether a person is an interested stockholder pursuant to this subsection, the number of shares of voting stock of that resident domestic corporation deemed to be outstanding shall include shares deemed to be beneficially owned by the person through application of subsection d. of this section but shall not include any other unissued shares of voting stock of that resident domestic corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

k. “Market value,” when used in reference to property of any resident domestic corporation, means:

(1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of that stock on the composite tape for New York Stock Exchange-listed stocks, or, if that stock is not quoted on that composite tape or if that stock is not listed on that exchange, on the principal United States securities exchange registered under the Exchange Act on which that stock is listed, or, if that stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of that stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System, or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of that resident domestic stock as determined by the board of directors of that corporation in good faith; and

(2) in the case of property other than cash or stock, the fair market value of that property on the date in question as determined by the board of directors of that resident domestic corporation in good faith.

l. “Preferred stock” means any class or series of stock of a resident domestic corporation which under the bylaws or certificate of incorporation of that resident domestic corporation is entitled to receive payment of dividends prior to any payment of dividends on some other class or series of stock, or is entitled in the event of any voluntary liquidation, dissolution or winding up of the resident domestic corporation to receive payment or distribution of a preferential amount before any payments or distributions are received by some other class or series of stock.

m. “Resident domestic corporation” means an issuer of voting stock which is organized under the laws of this State and, as of the stock acquisition date in question, has its principal executive offices located in this State or significant business operations located in this State.

n. “Stock” means:

(1) any stock or similar security, any certificate of interest, any participation in any profit sharing agreement, any voting trust certificate, or any certificate of deposit for stock; and

(2) any security convertible, with or without consideration, into stock, or any warrant, call or other option or privilege of buying stock without being bound to do so, or any other security carrying any right to acquire, subscribe to or purchase stock.

o. “Stock acquisition date,” with respect to any person and any resident domestic corporation, means the date that person first becomes an interested stockholder of that resident domestic corporation.

p. “Subsidiary” of any resident domestic corporation means any other corporation of which voting stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by that resident domestic corporation.

q. “Voting stock” means shares of capital stock of a corporation entitled to vote generally in the election of directors.

§ 14A:10A-4. 5-year restriction

Notwithstanding anything to the contrary contained in this act (except section 6 of this act), no resident domestic corporation shall engage in any business combination with any interested stockholder of that resident domestic corporation for a period of five years following that interested stockholder’s stock acquisition date unless that business combination is approved by the board of directors of that resident domestic corporation prior to that interested stockholder’s stock acquisition date.

§ 14A:10A-5. Permissible business combinations

In addition to the restriction contained in section 4 of this act, and except as provided in section 6 of this act, no resident domestic corporation shall engage at any time in any business combination with any interested stockholder of that resident domestic corporation other than a business combination specified in any one of subsection a., b. or c. of this section (the satisfaction of any one subsection being sufficient):

a. a business combination approved by the board of directors of that resident domestic corporation prior to that interested stockholder’s stock acquisition date.

b. a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that interested stockholder at a meeting called for such purpose.

c. a business combination that meets all of the following conditions:

(1) the aggregate amount of the cash and the market value, as of the consummation date, of consideration other than cash to be received per share by holders of outstanding shares of common stock of that resident domestic corporation in that business combination is at least equal to the higher of the following:

(a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by that interested stockholder for any shares of common stock of the same class or series acquired by it (i) within the five-year period immediately prior to the announcement date with respect to that business combination, or (ii) within the five-year period immediately prior to, or in, the transaction in which that interested stockholder became an interested stockholder, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which that highest per share acquisition price was paid through the consummation date at the rate for one-year United States Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of common stock since that earliest date, up to the amount of that interest; and

(b) the market value per share of common stock on the announcement date with respect to that business combination or on that interested stockholder’s stock acquisition date, whichever is higher; plus interest compounded annually from that date through the consummation date at the rate for one-year United States Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of common stock since that date, up to the amount of that interest;

(2) the aggregate amount of the cash and the market value as of the consummation date of consideration other than cash to be received per share by holders of outstanding shares of any class or series of stock, other than common stock, of that resident domestic corporation is at least equal to the highest of the following (whether or not that interested stockholder has previously acquired any shares of that class or series of stock):

(a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by that interested stockholder for any shares of that class or series of stock acquired by it (i) within the five-year period immediately prior to the announcement date with respect to that business combination, or (ii) within the five-year period immediately prior to, or in, the transaction in which that interested stockholder became an interested stockholder, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which that highest per share acquisition price was paid through the consummation date at the rate for one-year United States Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of that class or series of stock since that earliest date, up to the amount of that interest;

(b) the highest preferential amount per share to which the holders of shares of that class or series of stock are entitled in the event of any liquidation, dissolution or winding up of that resident domestic corporation, plus the aggregate amount of any dividends declared or due as to which those holders are entitled prior to payment of dividends on some other class or series of stock (unless the aggregate amount of those dividends is included in that preferential amount); and

(c) the market value per share of that class or series of stock on the announcement date with respect to that business combination or on that interested stockholder’s stock acquisition date, whichever is higher; plus interest compounded annually from that date through the consummation date at the rate for one-year United States Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of that class or series of stock since that date, up to the amount of that interest;

(3) the consideration to be received by holders of a particular class or series of outstanding stock (including common stock) of that resident domestic corporation in that business combination is in cash or in the same form as the interested stockholder has used to acquire the largest number of shares of that class or series of stock previously acquired by it;

(4) the holders of all outstanding shares of stock of that resident domestic corporation not beneficially owned by that interested stockholder immediately prior to the consummation of that business combination are entitled to receive in that business combination cash or other consideration for those shares in compliance with paragraphs (1), (2) and (3) of this subsection; and

(5) after that interested stockholder’s stock acquisition date and prior to the consummation date with respect to that business combination, that interested stockholder has not become the beneficial owner of any additional shares of stock of that resident domestic corporation, except:

(a) as part of the transaction which resulted in that interested stockholder becoming an interested stockholder;

(b) by virtue of proportionate stock splits, stock dividends or other distributions of stock in respect of stock not constituting a business combination under paragraph (5) of subsection e. of section 2 of this act;

(c) through a business combination meeting all of the conditions of paragraph (3) and this paragraph; or

(d) through purchase by that interested stockholder at any price which, if that price had been paid in an otherwise permissible business combination, the announcement date and consummation date of which were the date of that purchase, would have satisfied the requirements of paragraphs (1), (2) and (3) of this subsection.

§ 14A:10A-6. Exemptions

a. Unless the certificate of incorporation provides otherwise, the provisions of this act shall not apply to any business combination of a resident domestic corporation with an interested stockholder if the resident domestic corporation did not have a class of voting stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to section 12(g) of the Exchange Act, 48 Stat. 892 (15 U.S.C. s.781) on that interested stockholder’s stock acquisition date.

b. Unless the certificate of incorporation provides otherwise, the provisions of this act shall not apply to any business combination with an interested stockholder who was an interested stockholder prior to the effective date of this act unless subsequent thereto that interested stockholder increased his or its interested stockholder’s proportion of the voting power of the resident domestic corporation’s outstanding voting stock to a proportion in excess of the proportion of voting power that interested stockholder held prior to the effective date of this act.

c. (Deleted by amendment, P.L.1987, c.380.)

d. The provisions of this act shall not apply to any business combination of a resident domestic corporation with an interested stockholder of that corporation which became an interested stockholder inadvertently, if such interested stockholder (1) as soon as practicable divests itself or himself of a sufficient amount of the voting stock of that resident domestic corporation so that he or it no longer is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of that corporation, or a subsidiary of that resident domestic corporation, and (2) would not at any time within the five-year period preceding the announcement date with respect to that business combination have been an interested stockholder but for that inadvertent acquisition.

e. (Deleted by amendment, P.L.1989, c.106.)

f. The provisions of this act shall not apply to any business combination of a resident domestic corporation with an interested stockholder of that corporation which, prior to August 5, 1986, became the beneficial owner of more than 50% of the voting power of the outstanding voting stock of that resident domestic corporation by reason of a purchase of voting stock directly from that resident domestic corporation in a transaction approved by the board of directors of that resident domestic corporation, provided that, at the time of the approval, none of the directors of the resident domestic corporation was an employee, officer, director, shareholder, affiliate or associate of the interested stockholder.

g. The provisions of this act shall not apply to any business combination of a resident domestic corporation with an interested stockholder of that corporation which became an interested stockholder on or after August 5, 1986 and before January 1, 1987.

The Exchange Agent for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Phone: Toll-free (877) 248-6417

(718) 921-8317

Fax (718) 234-5001

Any questions or requests for assistance may be directed to the information agent or the dealer managers at their respective addresses or telephone numbers set forth below. Additional copies of this prospectus/offer to exchange, the letter of transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below. Holders of shares of Vulcan common stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The information agent for the offer is:

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Shareholders May Call Toll Free: (877) 757-5404

Banks and Brokerage Firms May Call: (800) 662-5200

E-mail: exchangeofferinfo@morrowco.com

The dealer managers for the offer are:

Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC
60 Wall Street	383 Madison Avenue
New York, NY 10005	New York, NY 10179
Toll Free: (877) 492-8974	Toll Free: (877) 371-5947

Until the expiration of the offer, or any subsequent offering period, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus/offer to exchange.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS/OFFER TO EXCHANGE

Item 20.	Indemnification of Directors and Officers.

Martin Marietta is a North Carolina corporation. Martin Marietta’s Restated Articles of Incorporation, as amended, eliminate, to the fullest extent permitted by the North Carolina Business Corporation Act, or the “Business Corporation Act,” the personal liability of each director of Martin Marietta to the corporation and its shareholders for monetary damages for breach of duty as a director. This provision in the Restated Articles of Incorporation, as amended, does not change a director’s duty of care, but it eliminates monetary liability for certain violations of that duty, including violations based on grossly negligent business decisions that may include decisions relating to attempts to change control of Martin Marietta. The provision does not affect the availability of equitable remedies for a breach of the duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty; in certain circumstances, however, equitable remedies may not be available as a practical matter. Under the Business Corporation Act, the limitation of liability provision is ineffective against liabilities for (i) acts or omissions that the director knew or believed at the time of the breach to be clearly in conflict with the best interests of the corporation, (ii) unlawful distributions described in Business Corporation Act Section 55-8-33, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the provision became effective. The provision also in no way affects a director’s liability under the federal securities laws.

Under the Business Corporation Act, Martin Marietta must indemnify its directors and officers who were wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation against any reasonable expenses incurred by him or her in connection with such proceeding. The Business Corporation Act also provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees and agents against liabilities and expenses incurred in a proceeding (including a proceeding brought by or on behalf of the corporation) arising out of a person’s status as such or their activities in such capacity, except that a corporation may not indemnify a person against liabilities or expenses he or she may incur on account of his or her activities which were at the time taken known or believed by the person to be clearly in conflict with the best interests of the corporation. Under this provision of the Business Corporation Act, a corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan. Martin Marietta’s Restated Bylaws provide that Martin Marietta will indemnify any person (1) who at any time serves or has served as an officer, employee or a director of the Martin Marietta, or (2) who, while serving as an officer, employee or a director of Martin Marietta, serves or has served at the request of Martin Marietta as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee, other fiduciary or administrator under an employee benefit plan, against any and all liability and litigation expense, including reasonable attorneys’ fees, to the fullest extent permitted by North Carolina law, provided that any employee shall have a right to indemnification when acting in his or her capacity as an employee only upon satisfaction of the standards of conduct of officers and directors set forth in the Business Corporation Act.

Martin Marietta also maintains a directors and officers insurance policy pursuant to which its directors and officers are insured against liability for actions in their capacity as directors and officers.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Please see the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) To respond to requests for information that is incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on March 19, 2012.

MARTIN MARIETTA MATERIALS, INC.

By:	*
C. Howard Nye
President and Chief Executive Officer

*By:	/s/ ROSELYN R. BAR
Roselyn R. Bar Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities indicated on March 19, 2012:

Signature	Title

* Stephen P. Zelnak, Jr.	Chairman of the Board

* C. Howard Nye	Director, President and Chief Executive Officer

* Anne H. Lloyd	Executive Vice President, Chief Financial Officer and Treasurer

* Dana F. Guzzo	Senior Vice President, Controller, Chief Accounting Officer and Chief Information Officer

* Sue W. Cole	Director

* David G. Maffucci	Director

* William E. McDonald	Director

* Frank H. Menaker, Jr.	Director

* Laree E. Perez	Director

* Michael J. Quillen	Director

* Dennis L. Rediker	Director

* Richard A. Vinroot	Director

*By:	/s/ ROSELYN R. BAR
Roselyn R. Bar Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

3.01	Restated Articles of Incorporation of Martin Marietta, as amended (incorporated by reference to Exhibits 3.1 and 3.2 to the Martin Marietta Current Report on Form 8-K, filed on October 25, 1996) (Commission File No. 1-12744).

3.02	Articles of Amendment with Respect to the Junior Participating Class B Preferred Stock of Martin Marietta, dated as of October 19, 2006 (incorporated by reference to Exhibit 3.1 to the Martin Marietta Current Report on Form 8-K, filed on October 19, 2006) (Commission File No. 1-12744).

3.03	Restated Bylaws of Martin Marietta, as amended (incorporated by reference to Exhibit 3.01 to the Martin Marietta Current Report on Form 8-K, filed on November 10, 2011) (Commission File No. 1-12744).

4.01	Specimen Martin Marietta Common Stock Certificate (incorporated by reference to Exhibit 4.01 to the Martin Marietta Annual Report on Form 10-K for the fiscal year ended December 31, 2003) (Commission File No. 1-12744).

4.02	Articles 2 and 8 of Martin Marietta’s Restated Articles of Incorporation, as amended (incorporated by reference to Exhibits 3.1 and 3.2 to the Martin Marietta Current Report on Form 8-K, filed on October 25, 1996) (Commission File No. 1-12744).

4.03	Article I of Martin Marietta’s Restated Bylaws (incorporated by reference to Exhibit 3.01 to the Martin Marietta Current Report on Form 8-K, filed on November 10, 2011) (Commission File No. 1-12744).

4.04	Rights Agreement, dated as of September 27, 2006, by and between Martin Marietta Materials, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes the Form of Articles of Amendment With Respect to the Junior Participating Class B Preferred Stock of Martin Marietta, as Exhibit A, and the Form of Rights Certificate, as Exhibit B (incorporated by reference to Exhibit 4.1 of Martin Marietta’s Current Report on Form 8-K, filed on September 28, 2006) (Commission File No. 1-12744).

5.01	Opinion of Robinson, Bradshaw & Hinson, P.A. regarding the validity of the common stock being registered.

8.01	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.

12.01	Computation of Ratio of Earnings to Fixed Charges.

21.01	List of Subsidiaries (incorporated by reference to Exhibit 21.01 to Martin Marietta’s Annual Report on Form 10-K for the year ended December 31, 2011).

23.01	Consent of Ernst & Young LLP, an independent registered public accounting firm.

23.02	Consent of Robinson, Bradshaw & Hinson, P.A. (included in the opinion filed as Exhibit 5.01 to this Registration Statement).

23.03	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 8.01 to this Registration Statement).

24.01	Power of Attorney.**

99.01	Form of Letter of Transmittal.**

99.02	Form of Notice of Guaranteed Delivery.**

99.03	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.**

99.04	Form of Letter to Clients.**

99.05	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.**

99.06	Form of Merger Agreement.**

**	Previously filed.